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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EnergySolutions, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock of EnergySolutions, Inc. ("EnergySolutions Common Stock")
	(2)	Aggregate number of securities to which transaction applies: As of December 31, 2012, 91,167,427
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of:
        (1) 91,167,427 shares of EnergySolutions Common Stock multiplied by $3.75 per share;
        (2) 316,000 EnergySolutions performance share units multiplied by $3.75 per unit;
        (3) 1,426,224 EnergySolutions phantom stock units multiplied by $3.75 per unit; and
        (4) 4,496,346 EnergySolutions phantom performance stock units multiplied by $3.75 per unit.
In accordance with Rules 14a-6(i)(1) and 0-11(c) of the Securities and Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2012, the amount of the filing fee was calculated by multiplying the value of the transaction as calculated above by 0.0001364.
	(4)	Proposed maximum aggregate value of transaction: $365,272,488.75
	(5)	Total fee paid: $49,823.17
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
DATED FEBRUARY 8, 2013

[                        ], 2013

Dear Stockholder:

        We cordially invite you to attend a special meeting of stockholders of EnergySolutions, Inc., a Delaware corporation, which we refer to as the Company, to be held on April 5, 2013 at 9:00 a.m., local time, at 525 University Avenue, Suite 1400, Palo Alto, California 94301.

        On January 7, 2013, the Company entered into a merger agreement providing for the acquisition of the Company by Rockwell Holdco, Inc., an entity formed by Energy Capital Partners II, LP and its parallel funds. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

        If the merger contemplated by the merger agreement is completed, you will be entitled to receive $3.75 in cash, without interest, less any required tax withholding, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 20% to the average closing price of our common stock during the 30-day trading period ended on January 4, 2013 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 9% to the closing price of our common stock on January 4, 2013.

        In addition, if the merger contemplated by the merger agreement is completed, named executive officers of the Company are contractually entitled to certain specified compensation described in the accompanying proxy statement in connection with the merger. At the special meeting, we will ask you to approve a proposal to approve, on an advisory (non-binding) basis, that specified compensation, which proposal we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of the Company and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

        If your shares of our common stock are held in "street name" by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock "FOR" the proposal to adopt the merger agreement will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement.

        The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

        If you have any questions or need assistance voting your shares of our common stock, please call Innisfree M&A Incorporated, the Company's proxy solicitor, toll-free at (877) 825-8971.

        Thank you in advance for your cooperation and continued support.

Sincerely,

Steven R. Rogel
 Chairman of the Board of Directors

        The proxy statement is dated [                        ], 2013, and is first being mailed to our stockholders on or about [                        ], 2013.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
DATED FEBRUARY 8, 2013

ENERGYSOLUTIONS, INC.

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 5, 2013

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of EnergySolutions, Inc. will be held at 525 University Avenue, Suite 1400, Palo Alto, California 94301, on April 5, 2013, commencing at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among EnergySolutions, Inc., which we refer to as the Company, Rockwell Holdco, Inc., a Delaware corporation, which we refer to as Parent, and Rockwell Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

  2.
  To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

  3.
  To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, which we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

  4.
  To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

        In accordance with our bylaws, the close of business on [                        ], 2013 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

        Your vote is very important, regardless of the number of shares of Company common stock that you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

        The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        If you plan to attend the special meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the special meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the special meeting. If you are planning to attend the special meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the special meeting so that we can verify your ownership of Company common stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the special meeting, but you will not be able to vote at the special meeting.

        Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement.

By Order of the Board of Directors,

Russ G. Workman
Corporate Secretary

Salt Lake City, Utah
[                        ], 2013

Stockholders who do not expect to attend the special meeting in person, but wish their stock to be voted on matters to be transacted, are urged to sign, date, and mail the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. You also have the option of voting your shares by telephone or on the internet. Voting instructions are printed on your proxy card. If you vote by telephone or internet, you do not need to mail back your proxy. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

i

ii

SUMMARY

        The following summary highlights selected information in this proxy statement, first made available to stockholders on or about [                            ], 2013, and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information," beginning on page 113.

 Parties to the Merger (Page 23)

        EnergySolutions, Inc., or the Company, we or us, is a Delaware corporation headquartered in Salt Lake City, Utah. The Company is a leading provider of a broad range of nuclear services to government and commercial customers who rely on our expertise to address their needs throughout the lifecycle of their nuclear operations. Our principal executive offices are located at 423 West 300 South, Suite 200, Salt Lake City, Utah, and our telephone number is (801) 649-2000.

        Rockwell Holdco, Inc., or Parent, is a Delaware corporation that was formed by Energy Capital Partners II, LP and its parallel funds, which we refer to collectively as Energy Capital Partners, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. Energy Capital Partners, together with its affiliated funds, is a private equity firm with over $7.5 billion of capital commitments under management and is focused on investing in North America's energy infrastructure. Upon completion of the merger, the Company will be a direct, wholly owned subsidiary of Parent.

        Rockwell Acquisition Corp., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will merge with and into the Company and cease to exist.

        In this proxy, we refer to the Agreement and Plan of Merger, dated January 7, 2013, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, the merger of Merger Sub with and into the Company, as the merger, and each of the Company, Parent and Merger Sub as a party.

The Special Meeting (Page 24)

Time, Place and Purpose of the Special Meeting (Page 24)

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on April 5, 2013 at 9:00 a.m., local time, at 525 University Avenue, Suite 1400, Palo Alto, California 94301, or at any postponement or adjournment thereof.

        At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, in an advisory (non-binding) vote, the compensation that may be payable to our named executive officers in connection with the merger, which we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Record Date and Quorum (Page 24)

        We have fixed the close of business on [                            ], 2013 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [                    ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting. The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Vote Required (Page 25)

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting.

        Assuming a quorum is present, approval of the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting.

        As of [                            ], 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [                    ] shares of Company common stock, representing [      ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Proxies and Revocation (Page 27)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our

Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 30)

        The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

        In the merger, each outstanding share of Company common stock (except for shares of Company common stock held in the treasury of the Company immediately prior to the effective time of the merger, shares owned by Parent, Merger Sub, any affiliates of Parent or any subsidiary of the Company and shares owned by stockholders of the Company who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $3.75 in cash, which amount we refer to as the per share merger consideration, without interest, less any required tax withholding.

Reasons for the Merger; Recommendation of the Board of Directors (Page 43)

        After careful consideration of various factors described in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Board of Directors," the board of directors of the Company, which we refer to as the board of directors, unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the stockholders of the Company, unanimously approved the merger agreement and transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval and unanimously recommended that our stockholders vote in favor of the adoption and approval of the merger agreement.

        In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page 60.

        The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

 Opinion of Goldman, Sachs & Co. (Page 45)

        Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Company's board of directors and the transactions committee that, as of January 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated January 7, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company's board of directors and the transactions committee in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $10.7 million, all of which is contingent upon consummation of the merger.

 Financing of the Merger (Page 54)

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of December 31, 2012, would be approximately $365 million;

  •
  refinance or repay outstanding indebtedness that will come due as a result of the merger, which, as of January 31, 2013, would have been approximately $827 million assuming the Company and Parent are not successful in their efforts to obtain a consent and waiver under, and amendment of the terms of, the Credit Agreement, dated as of August 13, 2010, by and among the Company, EnergySolutions, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. acting as administrative agent, as amended by that certain Amendment No. 1, dated August 23, 2010, which we refer to as the credit agreement, such that it will not come due as a result of the merger, which consents, waivers and amendments we refer to as the loan amendments and which are described in this proxy statement under the heading "Financing of the Merger—Loan Amendments" on page 57, and would have been approximately $300 million assuming the Company's and Parent's efforts to enact the loan amendments are successful;

  •
  finance any of the Company's or Parent's efforts to repurchase our 10.75% Senior Notes due 2018 by one or more tender offers and/or seek consent solicitations to amend the Indenture, dated as of August 13, 2010, among the Company, EnergySolutions, LLC, the Guarantors thereto and Wells Fargo Bank, N.A., as Trustee, which we refer to as the indenture; and

  •
  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

  •
  equity financing of up to $600 million to be provided or secured by Energy Capital Partners, or other parties to whom they assign a portion of their respective commitments; and

  •
  either (x) a $685 million senior secured credit facility or (y) the loan amendments.

        Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee, which we refer to as the Parent termination fee, of $27.2 million as described under "The Merger Agreement—Termination Fees" beginning on page 95. The obligation of Parent to pay the Parent termination fee is guaranteed by the guarantor referred to below.

        As an alternative to the funding under the debt commitment letter, Parent and we are seeking to enact the loan amendments as described under the heading "Financing of the Merger—Loan Amendments" beginning on page 57.

Equity Financing (Page 55)

        Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Energy Capital Partners II, LP, Energy Capital Partners II-A, LP, Energy Capital Partners II-B, LP, Energy Capital Partners II-C (Direct IP), LP and Energy Capital Partners II-D, LP, which we refer to collectively as the investors, dated January 7, 2013, under which the investors have committed to make or secure capital contributions to Parent at or before the closing of the merger in an aggregate amount up to $600 million. We refer to this financing as the equity financing and to the commitment of the investors under the equity commitment letter as the equity financing commitment. Subject to certain limitations, the investors may assign all or a portion of the equity commitment to other investors.

        The investors' obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement and either (i) the substantially contemporaneous funding of the debt financing under the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement or (ii) the substantially contemporaneous effectiveness of the loan amendments.

Debt Financing (Page 56)

        In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated January 7, 2013, as supplemented by joinder letters each dated January 29, 2013, which we refer to collectively as the debt commitment letter, from Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Credit Suisse AG, Cayman Islands Branch, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, the commitment parties have committed to provide an aggregate of $685 million in debt financing to Merger Sub. We refer to this financing as the debt financing, and to the commitment of the commitment parties under the debt commitment letter as the debt financing commitment, and we refer to the debt financing commitment together with the equity financing commitment as the financing commitments. The commitment parties under the debt commitment letter have agreed to hold their respective commitments available until the earliest of (i) the consummation of the merger, (ii) October 7, 2013 and (iii) the abandonment or termination of the merger agreement as reasonably determined by Parent.

        A portion of the proceeds of the facilities made available pursuant to the debt commitment letter may be used to refinance the credit agreement. As an alternative to the funding under the debt commitment letter, Parent and we are seeking to enact the loan amendments as described in greater detail below.

        The availability of the facilities contemplated by the debt commitment letter is subject to certain conditions but is not subject to due diligence or a "market out" condition, which would allow the commitment parties not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded as and when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated or the loan amendments are not successfully enacted.

Loan Amendments (Page 57)

        We and Parent are in discussions with our lenders under the credit agreement, as well as with JPMorgan Chase Bank, N.A., as administrative agent under the credit agreement, regarding the loan amendments. The loan amendments have not been entered into as of the date of this proxy statement, and there can be no assurance that the loan amendments will be entered into. The loan amendments are being pursued as an alternative to, rather than in addition to, the debt financing, and if the loan amendments are entered into, the debt financing would not be consummated and the merger would be funded through the equity financing and the loan amendments.

Limited Guarantee (Page 59)

        Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by Energy Capital Partners II-A, LP, which we refer to as the guarantor, in favor of the Company, dated January 7, 2013, the guarantor has agreed to guarantee (A) the obligation of Parent under the merger agreement to pay any Parent termination fee payable by Parent to the Company or the actual damages caused by an intentional breach by Parent of the merger agreement, which are subject to a cap of $75 million, plus interest and attorneys' fees in certain cases, (B) the costs and expenses incurred in connection with any suit to enforce payment, plus interest in certain circumstances, (C) Parent's obligation to pay certain taxes and fees in the event the merger is consummated and (D) any expenses incurred by Parent or Merger Sub, in each case, if, as and when due. See "The Merger Agreement—Termination Fees" beginning on page 95.

        The guarantor's obligations under the limited guarantee, other than obligations with respect to the costs and expenses incurred in connection with any suit to enforce payment, are subject to a cap of $75 million, plus costs, expenses (including reasonable attorneys' fees) and interest in the event that the Company commences a suit that results in a judgment against Parent for payment of either the Parent termination fee or damages arising from Parent's intentional breach of any of Parent's material representations, warranties, agreements or covenants.

Interests of Certain Persons in the Merger (Page 60)

        When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include acceleration of certain equity awards, potential payments and benefits on a qualifying termination of employment and the payment of retention awards for continued service.

Material U.S. Federal Income Tax Consequences of the Merger (Page 66)

        The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger (and a non-U.S. holder that is subject to U.S. income tax on its gain from the merger) will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and such holder's adjusted tax basis in such shares. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 66 for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals and Notices (Page 68)

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, has expired or been terminated.

        Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on January 22, 2013 and each requested early termination of the waiting period. The request for early termination of the waiting period was granted on and became effective February 1, 2013.

        Additionally, under the merger agreement, the merger cannot be completed until the United Kingdom Nuclear Decommissioning Authority, which we refer to as the NDA, gives its prior written consent to the indirect change of control of EnergySolutions EU Limited. The Company submitted the formal consent application to the NDA on January 21, 2013. The NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement.

        Also, under the merger agreement and under the Atomic Energy Act, as amended, which we refer to as the AEA, the merger cannot be completed until the Nuclear Regulatory Commission, which we refer to as the NRC, and any State from whom the Company or its subsidiaries holds a radiological license or permit issued pursuant thereto, which States have entered into an agreement with the NRC pursuant to Section 274 of the AEA, and which States we refer to as the Agreement States, in each case give their prior written consent to the indirect transfer of control of our NRC and State radiological licenses and permits. All required applications were filed requesting such consent to the indirect transfer of control of the Company's NRC and Agreement State licenses and radiological permits from the NRC and the States of Connecticut, Ohio, South Carolina, Tennessee and Utah. On February 6, 2013, the State of Tennessee issued its consent regarding several licenses held by the Company. However, further consents are still required from the NRC and each of the Agreement States, including Tennessee.

        Finally, if the parties make a filing with the Committee on Foreign Investment in the United States, which we refer to as CFIUS, pursuant to the Defense Protection Act of 1950, which we refer to as Exon-Florio, under the merger agreement, the merger cannot be completed until CFIUS has notified Parent in writing that it has determined not to investigate the transactions contemplated by the merger agreement or, if it has undertaken such an investigation, that it has determined not to take any action or the President of the United States has determined not to take any action. The parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement.

The Merger Agreement (Proposal No. 1) (Page 71)

Treatment of Company Common Stock, Options, Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units (Page 73)

        At the effective time of the merger:

  •
  Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than the excluded shares, will be converted into the right to receive the per share merger consideration, without interest, less any required tax withholding;

  •
  Each Company option that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive, with respect to each share previously subject to such option, the excess, if any, of the per share merger consideration over the exercise price per share of such option, without interest, less any required tax withholding. If the exercise price per share of any Company option is equal to or greater than the per share merger consideration, such company option will be cancelled without any cash payment;

  •
  Each share of Company restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested (with the exception of Company restricted stock that is earned based on the achievement of performance goals, which will instead become earned and vested in accordance with the terms of the applicable award agreement) and converted into the right to receive the per share merger consideration, without interest, less any required tax withholding; and

  •
  Each Company performance share unit and Company phantom share award that is outstanding immediately prior to the effective time of the merger will become fully vested, with the exception of any such awards that are earned based on the achievement of performance goals, which we refer to as phantom performance share units. Phantom performance share units will instead become earned and vested and payable in accordance with the terms of the applicable award agreements, and will be converted into the right at the effective time of the merger to receive, with respect to each share previously subject to such vested unit or award, the per share merger consideration, without interest, less any required tax withholding.

Solicitation of Acquisition Proposals (Page 84)

        From and after the end of the period beginning upon the execution of the merger agreement and continuing until 11:59 p.m. New York City time on February 6, 2013, which we refer to as the "go shop" period, until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, we will not, and we will cause our subsidiaries and our representatives not to, and we will use our reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to:

  •
  initiate, solicit, propose, encourage or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information about us or our subsidiaries to any person relating to, or otherwise cooperate with, any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

  •
  approve, publicly endorse or recommend or enter into any acquisition proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any acquisition proposal;

  •
  publicly propose, agree or publicly announce an intention to take any of the foregoing actions;

  •
  take any action to make the provisions of any takeover statute inapplicable to any transaction contemplated by an acquisition proposal; or

  •
  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement that we have entered into in respect or in contemplation of an acquisition proposal (unless our board of directors determines in good faith, after consultation with its outside legal counsel, that it is necessary to take any such actions described in this or the above bulleted item in order to comply with our board of directors' fiduciary duties to our stockholders under applicable law and solely to the extent necessary to allow the other party to submit any non-public acquisition proposal to our board of directors in compliance with our non-solicitation obligations under the merger agreement).

        Immediately following the "go shop" period, we will, and we will cause our subsidiaries and representatives to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons with respect to an acquisition proposal and to request the immediate return or destruction of all confidential information previously furnished. However, from the end of the "go shop" period, we would have been permitted to continue to engage in solicitation activities and negotiations for 10 days with respect to a bona fide acquisition proposal submitted by a person prior to the conclusion of the "go shop" period that our board of directors determined in good faith to constitute, or to be reasonably likely to lead to, a superior proposal. No such proposals were submitted during the "go shop" period.

        At any time after the expiration of the "go-shop" period and before our stockholders adopt the merger agreement, if (i) any person makes a bona fide written acquisition proposal that did not result from a breach of our obligations under the preceding paragraphs, (ii) such person executes a confidentiality agreement on terms no less favorable to us than the terms of our confidentiality agreement with Energy Capital Partners II, LLC and (iii) (A) our board of directors determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, (B) our board of directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, (C) we or our board of directors gives Parent prior notice of such determinations and (D) all information or data to be provided to such person has either been previously provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person, then we may provide non-public information concerning us and our subsidiaries and engage or participate in any discussions or negotiations with such persons with respect to such bona fide written acquisition proposal, so long as we comply with certain terms of the merger agreement.

        At any time before the merger agreement is adopted by our stockholders, if our board of directors determines in good faith and after consultation with its financial advisor and outside legal counsel, after giving effect to all adjustments offered by Parent and Merger Sub to the per share merger consideration, that an acquisition proposal it has received is a superior proposal and that it is necessary to take action in order to comply with its fiduciary duties under applicable law, then we may take actions including to effect a Company adverse recommendation change or terminate the merger agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Energy Capital Partners Management II, LP or its designee. See "The Merger Agreement—Termination Fees" beginning on page 95. Also, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a Company adverse recommendation change in response to an intervening event if it determines in good faith, after consultation with outside counsel, that it is necessary to take action in order to comply with its fiduciary duties under applicable law.

Conditions to the Merger (Page 91)

        The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, the expiration or termination of the waiting period under the

HSR Act and the receipt of regulatory approvals from the NRC, the Agreement States and the NDA, the absence of any restraining orders, injunctions or other legal restraints prohibiting the merger, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement and, if the parties have made a filing with CFIUS pursuant to Exon-Florio, the determination of CFIUS or the President of the United States not to take any action. The parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement. As described above, early termination of the waiting period under the HSR Act was granted and became effective on February 1, 2013 and the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence that has had, individually or in the aggregate, a Company material adverse effect, as described under "The Merger Agreement—Representations and Warranties" beginning on page 78.

Termination (Page 93)

        We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

        Subject to certain exceptions, either Parent or we may also terminate the merger agreement at any time prior to the effective time of the merger if:

  •
  the Merger has not been consummated by 11:59 p.m., New York City time, on October 7, 2013, subject to extension of up to three months in certain circumstances, and which date, as may be extended, we refer to as the end date;

  •
  any order or other action of any governmental entity having competent jurisdiction is entered permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and nonappealable; or

  •
  the affirmative vote of the holders of outstanding Company common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company common stock to adopt the merger agreement and approve the transactions contemplated by the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon.

        Subject to certain exceptions, we may also terminate the merger agreement if:

  •
  Parent or Merger Sub breach or fail to perform any representations, warranties, covenants or agreements set forth in the merger agreement such that our closing conditions related to such representations, warranties, covenants or agreements would not be satisfied, and such breach or failure to perform cannot be cured on or before the end date or is not cured by Parent within 30 days after Parent received written notice of such breach from us;

  •
  the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred; or

  •
  at any time before our stockholders adopt the merger agreement, (i) our board of directors determines to enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84 (provided that we pay to Energy Capital Partners Management II, LP or its designee the termination fee of $13.6 million described under "The Merger Agreement—Termination Fees" beginning on page 95).

        Subject to certain exceptions, Parent may also terminate the merger agreement if:

  •
  we breach or fail to perform any representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions of Parent and Merger Sub related to such representations, warranties, covenants or agreements would not be satisfied, and our breach or failure to perform cannot be cured on or before the end date or is not cured by us within 30 days after we received written notice of such breach from Parent or Merger Sub;

  •
  our board of directors or any committee thereof effects a Company adverse recommendation change as described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84;

  •
  our board of directors does not hold the stockholders meeting or use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement in material breach of its obligation to do so under the merger agreement;

  •
  our board of directors fails to publicly reaffirm its recommendation to vote in favor of the merger within 10 days of Parent's written request for such affirmation (or if the end date is less than 10 days from the receipt of such request from Parent, by the close of business on the business day preceding the end date);

  •
  we enter into an agreement with respect to any alternative acquisition proposal, which we refer to as an alternative acquisition agreement; or

  •
  we materially breach the non-solicitation, notice or other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84.

Termination Fees (Page 95)

        If the merger agreement is terminated in certain circumstances described under "The Merger Agreement—Termination Fees" beginning on page 95:

  •
  the Company may be obligated to pay a termination fee to Energy Capital Partners Management II, LP or its designee of $13.6 million.

  •
  Parent may be obligated to pay the Company the Parent termination fee of $27.2 million. The guarantor has agreed to guarantee the obligation of Parent to pay the Parent termination fee if payable by Parent pursuant to the merger agreement.

  •
  in certain circumstances described under "The Merger Agreement—Expenses" beginning on page 97, the Company may be required to reimburse Energy Capital Partners Management II, LP or its designee for Parent's actual expenses incurred in connection with the merger agreement. However, we will deduct the amount of such reimbursement from any termination fee we are subsequently required to pay.

Remedies (Page 98)

        The parties are entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. However, the merger agreement sets forth certain conditions to our ability to obtain specific performance to cause (i) the equity financing for the merger to be funded and (ii) Parent and Merger Sub to use reasonable best efforts to enforce the terms of the debt commitment letter.

        If Parent or Merger Sub, on the one hand, or we, on the other hand, intentionally breach the merger agreement prior to the termination of the merger agreement, the breaching party will be liable to the other parties for actual damages up to the capped damages of $75 million, plus interest and attorneys' fees in certain cases if all of the conditions to the closing of the merger described under "The Merger Agreement—Conditions to the Merger" on page 91 have been satisfied, other than those conditions that by their nature are to be satisfied by actions taken at the closing.

        The parties to the merger agreement may simultaneously pursue a grant of specific performance, payment of damages incurred as a result of intentional breach and the payment of the respective termination fee or Parent termination fee by the other party. However, no party will be permitted or entitled to receive more than one of the following remedies: (i) a grant of specific performance, (ii) payment of the respective termination fee or Parent termination fee by the other party and (iii) a recovery of damages for intentional breach in an amount not to exceed the capped damages of $75 million, plus interest and attorneys' fees in certain cases.

Market Price Data and Dividend Information (Page 101)

        The closing price of Company common stock on the New York Stock Exchange, which we refer to as the NYSE, on January 4, 2013, the last trading day prior to the public announcement of the merger agreement, was $3.44 per share of Company common stock. On [                              ], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was [                ] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation (Proposal No. 3) (Page 105)

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to our named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this proxy statement entitled "The Merger—Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger" beginning on page 63. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to EnergySolutions, Inc.'s named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled 'The Merger—Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger' including the associated narrative discussion, are hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, our stockholders may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on us. Accordingly, because we are contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto and any future amendments thereto, regardless of the outcome of the advisory vote. Additional information about this advisory vote is provided in the section of this proxy statement entitled "EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation (Proposal No. 3)" beginning on page 105.

        The board of directors unanimously recommends that you vote "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

 Appraisal Rights (Page 106)

        Under Delaware law, holders of our common stock who follow certain specified procedures and who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, the text of which can be found in Annex C of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Delisting and Deregistration of Company Common Stock (Page 110)

        If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of Company common stock, but we may be subject to certain continued reporting requirements with respect to our 10.75% Senior Notes due 2018.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information," beginning on page 113.

Q.
What is the proposed transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock, but we may be subject to certain continued reporting requirements with respect to our 10.75% Senior Notes due 2018.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the per share merger consideration of $3.75 in cash, without interest, less any required tax withholding, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. You will not own any shares of the capital stock in the surviving corporation.

Q.
How does the per share merger consideration of $3.75 in cash compare to the market price of Company common stock prior to announcement of the merger?

A.
The per share merger consideration of $3.75 in cash represents a premium of approximately 20% to the average closing share price of Company common stock during the 30-day trading period ended on January 4, 2013, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 9% to the closing share price of Company common stock on January 4, 2013.

Q.
After the merger is completed, how will I receive the cash for my shares?

A.
Promptly after the merger is completed, the paying agent appointed by Parent and approved by the Company will mail written instructions on how to exchange your Company common stock certificates for the per share merger consideration, without interest, less any required tax withholding. You will receive cash for your shares from the paying agent after you comply with these instructions, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares.

Q.
What will be the consequences of the merger to the Company's directors and officers?

A.
A number of the Company's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company stockholders generally. These interests include acceleration of certain equity awards, potential payments and benefits on a qualifying termination of employment and the payment of retention awards for continued service.

  For a description of these interests, see "The Merger—Interests of Certain Persons in the Merger" beginning on page 60.

Q.
Who will be the directors of the Company if the merger is completed?

A.
If the merger is completed, the Company's board of directors following the completion of the merger will be composed of the directors of Merger Sub at the effective time of the merger and all directors of the Company immediately prior to the completion of the merger will cease to be Company directors as of the time of the completion of the merger.

Q:
Who will be the executive officers of the Company if the merger is completed?

A:
The officers of the Company immediately following the completion of the merger will remain the same as the officers of the Company immediately prior to the completion of the merger.

Q:
How will I receive the cash if I have lost my stock certificate?

A:
If your stock certificate is lost, stolen or destroyed, you must deliver an affidavit and may be required by Parent to post a bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the per share merger consideration, without interest, less any required tax withholding.

Q.
How does the board of directors recommend that I vote?

A.
The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Q.
When do you expect the merger to be completed?

A.
We are working toward completing the merger as quickly as possible, and we anticipate that the merger will be completed between the second and third quarters of 2013, subject to the satisfaction or waiver of all closing conditions. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval for the merger agreement and the closing conditions under the merger agreement must be satisfied or waived. See "The Merger Agreement—Conditions to the Merger" beginning on page 91 of this proxy statement.

Q.
What governmental and regulatory approvals are required?

A.
Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated. Also, under the merger agreement, the merger cannot be completed until the NDA gives its prior written consent to the indirect change of control of EnergySolutions EU Limited. Early termination of the waiting period under the HSR Act was granted on and became effective February 1, 2013, and the NDA, in a letter dated January 24, 2013, gave its consent to the change of control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement.

  Under the merger agreement and under the Atomic Energy Act, as amended, which we refer to as the AEA, the merger cannot be completed until the Nuclear Regulatory Commission, which we refer to as the NRC, and any State from whom the Company or its subsidiaries holds a radiological license or permit issued pursuant thereto, which States have entered into an agreement with the NRC pursuant to Section 274 of the AEA, and which States we refer to as the Agreement States, in each case give their prior written consent to the indirect transfer of control of our NRC and State radiological licenses and permits. All required applications were filed requesting such consent to the indirect transfer of control of the Company's NRC and Agreement State licenses and radiological permits from the NRC and the States of Connecticut, Ohio, South Carolina, Tennessee and Utah. On February 6, 2013, the State of Tennessee issued its consent regarding several licenses held by the Company. However, further consents are still required from the NRC and each of the Agreement States, including Tennessee.

  Also, if the parties to the merger agreement make a filing with CFIUS, the merger cannot be completed until CFIUS notifies Parent that it will not take action or the President of the United States has determined not to take any action. However, the parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement.

Q.
What happens if the merger is not completed?

A.
If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and the Company's common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Energy Capital Partners Management II, LP (or its designee), or may be entitled to receive from Parent, a fee or expense reimbursement with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 95 and under "The Merger Agreement—Expenses" beginning on page 97.

Q.
Is the merger expected to be taxable to me?

A.
Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders (and certain non-U.S. holders) for U.S. federal income tax purposes. If you are a U.S. holder (or a non-U.S. holder whose gain from the merger is subject to U.S. income tax) and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 66 for a more detailed discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of the record date, which entitles you to receive notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.
When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on April 5, 2013 at 9:00 a.m., local time, at 525 University Avenue, Suite 1400, Palo Alto, CA 94301.

Q.
What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger, which we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Q.
What vote is required for the Company's stockholders to approve the proposal to adopt the merger agreement?

A.
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

Q.
What vote is required for the Company's stockholders to approve the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation?

A.
Assuming a quorum is present, the adoption of the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. Abstaining will have the same effect as a vote "AGAINST" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Q.
What will happen if the Company's stockholders do not approve the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation?

A.
The vote on the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation is a vote separate and apart from the vote to approve the merger agreement. You may vote for this proposal and against adoption of the merger agreement, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on the Company.

Q.
What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. Abstaining will have the same effect as a vote "AGAINST" the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.
Who can vote at the special meeting?

A.
All of our holders of Company common stock of record as of the close of business on [                            ], 2013, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date. If you are a beneficial owner of Company common stock, in order to vote those shares at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.
Who is entitled to attend the special meeting?

A.
Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of our common stock as of the record date. Please note that, if your shares are held by a bank or broker, even if you bring your statement evidencing your beneficial ownership as of the record date, you will not be able to vote your shares at the special meeting unless you provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. All stockholders should also bring photo identification.

Q.
What is a quorum?

A.
The holders of a majority of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote thereat, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Q.
How do I vote?

A.
If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the below choices are available to you. Please note that if you are a beneficial owner and wish to vote those shares in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

  If you are a stockholder of record, you may vote those shares with respect to which you are the stockholder of record at the special meeting in any of the following ways:

  •
  In Person: You may vote in person at the special meeting if you satisfy the admission requirements to the special meeting, as described in the Notice of Special Meeting of the Stockholders to be held on April 5, 2013. Even if you plan to attend the special meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the special meeting.

  •
  By Internet: You may submit a proxy electronically on the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a days and will close at 11:59 p.m. Eastern Daylight Time on April 4, 2013.

  •
  By Telephone: If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on April 4, 2013.

  •
  By Mail: If you request paper copies of the proxy materials by mail, you may indicate your vote by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to commencement of the special meeting.

  A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the telephone or on the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If you own shares of Company common stock that are registered directly in your name with our transfer agent, ComputerShare Limited, you are considered, with respect to those shares of Company common stock, as the "stockholder of record." This proxy statement and your proxy card have been sent directly to you by the Company.

  If you own shares of Company common stock that are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of those shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote those shares of Company common stock by following their instructions for voting.

Q.
If my shares of Company common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote "AGAINST" the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the other proposals.

Q.
How can I change or revoke my vote?

A.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or by attending the special meeting and voting in person.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of Company common stock is called a "proxy card." We have designated David J. Lockwood and Russ G. Workman, and each of them, with full power of substitution, as proxies for the special meeting.

Q.
If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you also hold shares directly as a record holder, in "street name," or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

  These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.
What happens if I sell my shares of Company common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.
What do I need to do now?

A.
We urge you to carefully read this proxy statement in its entirety, including its annexes, and to consider how the merger would affect you. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
Should I send in my stock certificates now?

A.
No. You will be sent a letter of transmittal promptly, and in any event within five business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.
Will a proxy solicitor be used?

A.
The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of approximately $20,000 in addition to customary charges for each call made to or received from stockholders of the Company. The Company will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses.

  If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue—20th floor
New York, NY 10022

Banks and Brokers Call: (212) 750-5833
Stockholders Call Toll Free: (877) 825-8971

  Energy Capital Partners is utilizing Mackenzie Partners, Inc. to advise on proxy solicitation matters and may participate in soliciting proxies for the special meeting from our stockholders and will bear the entire cost of their solicitations, except to the extent that the Company is required to reimburse such costs to Energy Capital Partners Management II, LP or its designee in the circumstances specified in this proxy statement beginning on page 97 under the heading "The Merger Agreement—Expenses."

Q.
Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 825-8971.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

        The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement;

  •
  the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger;

  •
  the failure to obtain the necessary financing arrangements set forth in the debt commitment letter or the loan amendments, or the equity commitment letter;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

  •
  the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; and

  •
  the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as the same may be amended from time to time. Our SEC filings are available publicly on the SEC's website at www.sec.gov, on our website at www.energysolutions.com or upon request from our Investor Relations Department at ir@energysolutions.com. We disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

 PARTIES TO THE MERGER

The Company

EnergySolutions, Inc.
423 West 300 South, Suite 200
Salt Lake City, Utah 84101
(801) 649-2000

        The Company is a Delaware corporation with its headquarters in Salt Lake City, Utah. The Company is a leading provider of a broad range of nuclear services to government and commercial customers who rely on our expertise to address their needs throughout the lifecycle of their nuclear operations. For more information about the Company, please visit our website at http://www.energysolutions.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also "Where You Can Find More Information," beginning on page 113. Our common stock is publicly traded on the NYSE under the symbol "ES."

Parent

Rockwell Holdco, Inc.
51 John F. Kennedy Parkway, Suite 200
Short Hills, NJ 07078
(973) 671-6100

        Rockwell Holdco, Inc., or Parent, is a Delaware corporation that was formed by Energy Capital Partners II, LP and its parallel funds, which we refer to collectively as Energy Capital Partners, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

        Energy Capital Partners, together with its affiliated funds, is a private equity firm with over $7.5 billion of capital commitments under management and is focused on investing in North America's energy infrastructure. Upon completion of the merger, the Company will be a direct, wholly owned subsidiary of Parent.

Merger Sub

Rockwell Acquisition Corp.
51 John F. Kennedy Parkway, Suite 200
Short Hills, NJ 07078
(973) 671-6100

        Rockwell Acquisition Corp., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will merge with and into the Company and cease to exist.

 THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on April 5, 2013 at 9:00 a.m., local time, at 525 University Avenue, Suite 1400, Palo Alto, California 94301, or at any postponement or adjournment thereof. At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, in an advisory (non-binding) vote, the compensation that may be payable to our named executive officers in connection with the merger, which we refer to as the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully in its entirety.

Record Date and Quorum

        We have fixed the close of business on [                        ], 2013 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [                        ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

        The holders of a majority of the voting power of the issued and outstanding shares of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of Company common stock for which a stockholder directs an "abstention" from voting, as well as "broker non-votes" (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

        Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid government-issued photo identification, such as a driver's license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid government-issued photo identification. In addition, if you are a beneficial owner of Company common stock, in order to vote those shares at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid government-issued photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

        Assuming a quorum is present, approval of the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation requires the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of Company common stock entitled to vote thereon, present and voting, in person or represented by proxy on the matter at the special meeting. For the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        If your shares of Company common stock are registered directly in your name with our transfer agent, ComputerShare Limited, you are considered, with respect to those shares of Company common stock, the "stockholder of record." This proxy statement and proxy card have been sent directly to you by the Company.

        If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement or the EnergySolutions Advisory (Non-Binding) Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. Broker non-votes will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum exists. However, because the approval of the merger agreement requires the approval of a majority of all outstanding shares, a broker non-vote will have the same effect as a vote "AGAINST" that proposal.

        If you are a stockholder of record, you may vote those shares at the special meeting in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there;

  •
  by proxy—stockholders of record may vote by proxy:

  •
  over the Internet—the website for Internet voting is on your proxy card;

  •
  by using a toll-free telephone number noted on your proxy card; or

  •
  by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote those shares in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

        A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. After the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, the Company's proxy solicitor, toll-free at (877) 825-8971.

        It is important that you vote your shares of Company common stock promptly. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the Special Meeting may revoke their proxies by voting in person.

        As of [                        ], 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [                        ] shares of Company common stock, representing [            ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

Proxies and Revocation

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, but will not have an effect on approval of the proposal to adjourn the special meeting or the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary at 423 West 300 South, Suite 200, Salt Lake City, Utah 84101 by the time the special meeting begins, or by attending the special meeting and voting in person. If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, please follow the instructions you receive from you bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies as described in this proxy statement under the heading "Authority to Adjourn the Special Meeting (Proposal No. 2)," if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting that was adjourned or postponed.

 Anticipated Date of Completion of the Merger

        We are working toward completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including regulatory approvals and the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed between the second and third quarters of 2013.

Rights of Stockholders Who Seek Appraisal

        Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive a payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page 106 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

        The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of approximately $20,000 in addition to customary charges for each call made to or received from stockholders of the Company. The Company will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. Energy Capital Partners is utilizing Mackenzie Partners, Inc. to advise on proxy solicitation matters and may participate in soliciting proxies for the special meeting from our stockholders and will bear the entire cost of their solicitations, except to the extent that the Company is required to reimburse such costs to Energy Capital Partners Management II, LP or its designee in the circumstances specified in this proxy statement beginning on page 97 under the heading "The Merger Agreement—Expenses." The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Directors, officers and employees of ours and Energy Capital Partners may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

        The SEC rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single proxy statement to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. If you prefer to receive separate copies of a proxy statement, either now or in the future, you can request a separate copy of the proxy statement by calling us at (801) 649-2000 or by writing to us at any time at the following address: EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, Attn: Corporate Secretary. Additionally, stockholders sharing an address can request delivery of a single copy of the proxy statement if they are receiving multiple copies of the proxy statement by calling us at (801) 649-2000 or by writing to us at any time at the following address: EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, Attn: Corporate Secretary.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Innisfree M&A Incorporated, the Company's proxy solicitor, toll-free at (877) 825-8971.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

 General

        The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

        In the merger, each outstanding share of Company common stock (except for shares of Company common stock held in the treasury of the Company immediately prior to the effective time of the merger, shares owned by Parent, Merger Sub, any affiliates of Parent or any subsidiary of the Company and shares owned by stockholders of the Company who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $3.75 in cash, which amount we refer to as the per share merger consideration, without interest, less any required tax withholding.

Background of the Merger

        As part of their ongoing management and oversight of our business, the board of directors and senior management regularly review and discuss the Company's business, strategic direction, performance, risks, opportunities, long range plans, capitalization and debt leverage with a view toward actions that will increase stockholder value. In the course of these discussions, the board and senior management have also discussed and reviewed various strategic alternatives, including our prospects as an independent company, possible reorganizations of our corporate group, strategic partnerships and joint ventures with third parties, equity investments by strategic partners in the Company, refinancing or reducing our debt, asset sales to improve our balance sheet and reduce our leverage ratio and potential acquisitions or business combinations that could complement and enhance the Company's competitive strengths and strategic positions.

        On February 4, 2011, Party A and Party B, both private equity groups, jointly contacted our board of directors and management regarding a potential acquisition of the Company. In response, on February 16, 2011, our board of directors formed a special committee to evaluate offers for strategic proposals with the Company. This special committee consisted of directors Steven R. Rogel, J. Barnie Beasley, Jr. and David J. Lockwood (who at that point was not our CEO). On March 16, 2011, we and Party A entered into a non-disclosure agreement to allow our management to share non-public information with them to explore possible strategic alternatives for the Company. On March 29, 2011, representatives of Party A and Party B jointly met with our management and the special committee to discuss a potential acquisition of the Company. On April 4, 2011, Party A and Party B jointly approached our board of directors with a non-binding preliminary indication of interest regarding a potential acquisition of the Company at between $7.50 and $9.00 per share, subject to satisfactory completion of due diligence. On this date, our common stock closed at a per-share price of $5.48. In response, our special committee determined to engage a financial advisor in connection with this indication of interest and the Company's strategic review process. After interviewing three investment banking firms, the special committee engaged Goldman, Sachs & Co., who we refer to as Goldman Sachs, as financial advisors, due to its knowledge of the industry and proposed team. The special committee also hired Skadden, Arps, Slate, Meagher & Flom LLP, who we refer to as Skadden Arps, as legal advisors, to advise in connection with this proposal and the Company's strategic review process.

        On April 18, 2011, at a meeting of the special committee, Goldman Sachs preliminarily reviewed the Company's strategic alternatives, including the proposal from Party A and Party B.

        On April 26, 2011, our board of directors held a meeting. At the meeting, our special committee updated the board of directors regarding the indication of interest that the Company had received and notified the board of directors that the special committee had decided to engage Goldman Sachs as a financial advisor in connection with the indication of interest and the Company's strategic review process. Following this engagement, representatives of Goldman Sachs and Party A had discussions regarding timing and process on several occasions.

        On May 25, 2011, our board of directors held a meeting. At the meeting, Goldman Sachs presented to our board of directors an update regarding our management's strategic plan and the Company's strategic alternatives. Also on this date, Skadden Arps made a presentation to the board of directors at the request of our special committee, including a review of fiduciary duties and the role of the special committee.

        On June 21, 2011, at a meeting of our board of directors, Goldman Sachs reviewed its preliminary financial analysis of the Company.

        On July 18, 2011, representatives of Party A and Party B met with our management and representatives of Goldman Sachs regarding a potential acquisition of the Company. Party A and Party B expressed their continued interest and requested further information.

        On July 19, 2011, our board of directors held a meeting. At the meeting, the special committee updated our board of directors on the status of the preliminary non-binding indication of interest from Party A and Party B and the meeting between them and our management.

        On July 29, 2011, our board of directors held a meeting. At the meeting, the board of directors, on the recommendation of our special committee, authorized Goldman Sachs to contact Party C, Party D, and Party E, each private equity groups, and Party F, a strategic party. Throughout the process described in this section, the strategic parties we identified and contacted consisted of persons in the nuclear services industry with the financial resources to engage in a potential strategic transaction, and the private equity groups we identified and contacted consisted of groups we believed were interested in and/or with experience in the energy sector and had the financial resources to engage in a potential strategic transaction. Promptly following this meeting, representatives of Goldman Sachs contacted each of Party C, Party D, Party E and Party F to discuss a potential acquisition of the Company.

        On August 5, 2011, we entered into non-disclosure agreements with both Party E and Party D in connection with their respective evaluations of a possible strategic transaction with us. On August 9, 2011, we entered into non-disclosure agreements with both Party C and Party F in connection with their respective evaluations of a possible strategic transaction with us.

        On August 8, 2011, our special committee held a meeting. At the meeting, our management and representatives of Goldman Sachs updated the special committee on the status of our strategic review process and contacts with potential bidders.

        On August 12, 2011, we received a revised, non-binding proposal from Party A to acquire the Company for $7.50 to $8.00 per share, which we understand reflected Party A's view of the Company in light of Party A's ongoing review of our business and the state of the financing market at the time, and which proposal was subject to Party A's satisfactory completion of due diligence. On this date, our common stock closed at a per-share price of $3.38.

        On August 23, 2011, our management and representatives of Goldman Sachs met with representatives of Party C and Party D, and on August 25, 2011, with representatives of Party E, regarding a potential acquisition of the Company.

        On August 29, 2011, our special committee held a meeting. At the meeting, our management and representatives of Goldman Sachs updated the special committee on the status of our strategic review process and contacts with potential bidders.

        On September 8, 2011, our management and representatives of Goldman Sachs met with representatives of Party F regarding a potential acquisition of the Company.

        At the Company's request, Goldman Sachs had asked the four additional potential bidders, Party C, Party D, Party E and Party F, to submit their first round proposals by September 14, 2011, but by September 20, 2011 all four parties notified Goldman Sachs that they had decided not to pursue an acquisition of the Company.

        On September 20 and 21, 2011, our board of directors held meetings. At the meetings, our board of directors authorized Goldman Sachs to contact two additional potential bidders, Energy Capital Partners and Party G, both private equity groups. The special committee and Goldman Sachs also presented to the board of directors on the status of the strategic process. Our board of directors also discussed strategic alternatives other than a sale of the Company. Representatives of Goldman Sachs contacted Party G on September 23, 2011 and Energy Capital Partners on September 26, 2011.

        On October 4, 2011, we and Party G, a private equity group, entered into a non-disclosure agreement in connection with their evaluation of a possible strategic transaction with us.

        On October 14, 2011, we and Energy Capital Partners II, LLC entered into a non-disclosure agreement in connection with its evaluation of a possible strategic transaction with us.

        On October 20, 2011, Party G notified Goldman Sachs that it had decided not to pursue a potential acquisition of the Company after reviewing some initial information regarding the Company due to concerns about the Zion project. Also on October 20, 2011, representatives of Goldman Sachs and our management met with representatives of Energy Capital Partners regarding a potential acquisition of the Company.

        On November 4, 2011, Energy Capital Partners submitted a preliminary non-binding proposal to acquire the Company for $5.10 to $5.60 per share, which was based on the limited information provided to, and the limited due diligence performed by, Energy Capital Partners at that time. The proposal was subject to approval by Energy Capital Partners' investment committee, satisfactory completion of its due diligence and negotiation of acquisition terms. On this date, our common stock closed at a per-share price of $3.69.

        On November 11, 2011, Goldman Sachs notified Energy Capital Partners that, based on its November 4 non-binding proposal, Energy Capital Partners would be invited to pursue further due diligence on the Company. On November 11, 2011, our management received letters from representatives of Party H, a strategic party, and its financial advisor with regard to a non-binding proposal by Party H to invest $100 million in the Company, to be allocated in an unspecified amount between shares of our common stock as well as warrants having an unspecified strike price significantly in excess of the market price. Party H would also issue to the Company a 50% ownership interest in a subsidiary of Party H. Party H's proposal was made with a view toward establishing a joint venture in Europe to target the local nuclear decommissioning market and was subject to negotiation of transaction structure and pricing terms. Between November 11, 2011 and December 27, 2011, representatives of the Company and Goldman Sachs held discussions with Party H to discuss deal terms.

        On November 14, 2011 representatives of Goldman Sachs notified members of our special committee that Party A had indicated to Goldman Sachs that in light of their concerns about the profitability of the Zion project, Party A would not pursue an acquisition of the Company unless another person could be found to acquire the Zion project.

        On November 21, 2011, in order to address the concerns raised by Party A and facilitate a potential proposal by Party A, our special committee contacted representatives of Party I, a strategic party, to regarding whether Party I would be interested in partnering with Party A on an acquisition of the Company.

        From late November 2011 through March 2012, Energy Capital Partners received business unit presentations, participated in on-site visits with the Company, and held frequent discussions with management.

        On November 30, 2011, our special committee held a meeting. At the meeting, representatives of Goldman Sachs updated the special committee on the status of our strategic review process and contacts with potential bidders. Also on November 30, 2011, our board of directors held a meeting. At the meeting, representatives of Goldman Sachs updated the board of directors on the status of our strategic review process and contacts with potential bidders.

        On December 7 and 8, 2011, representatives of Energy Capital Partners met with our management and representatives of Goldman Sachs regarding due diligence about the Company.

        In December 2011, representatives of Party J, a private equity group, contacted representatives of Goldman Sachs regarding a potential acquisition of the Company.

        On December 23, 2011, the special committee authorized Goldman Sachs to contact Party J regarding a potential strategic transaction with the Company. On January 11, 2012, we and Party J entered into a non-disclosure agreement in connection with their evaluation of a possible strategic transaction with us.

        On December 27, 2011, our management summarized in a memorandum to our board of directors the proposal from Party H, which was to invest a total of $100 million in cash in the Company, consisting of $50 million to purchase shares of our common stock at approximately $3.125 per share, and $50 million to acquire warrants to purchase shares of our common stock, in an amount sufficient to acquire control of the Company and having a strike price of approximately $7.00 per share and an issue price of approximately $0.63 per warrant. Party H would also issue to the Company a 50% ownership interest in a subsidiary of Party H. The proposal was subject to ongoing discussion of a number of business, legal, and regulatory concerns and conditions. On this date, our common stock closed at a per-share price of $3.09.

        On January 5 and 6, 2012, our management and representatives of Goldman Sachs met with representatives of Energy Capital Partners regarding due diligence about the Company.

        In January 2012, representatives of Party I contacted our management to convey that they would not be interested in partnering with Party A to acquire the Company due to concerns about potential liabilities in connection with the Zion project. Subsequently, Party A conveyed to representatives of Goldman Sachs that they were not prepared to proceed without a partner and accordingly would stop discussions with the Company until and unless a partner who would take on the Zion project materialized.

        On January 10, 2012, our special committee held a meeting. At the meeting, our management and representatives of Goldman Sachs updated the special committee on the status of our strategic review process and contacts with potential bidders. The special committee believed that Party H's original proposal could result in significant dilution to our stockholders, and directed management to approach Party H about a potential acquisition of the entire Company. After being contacted by representatives of the Company, Party H indicated that it was not interested in a potential acquisition of the entire Company. In January 2012, representatives of Party H approached our management to discuss its proposal for a transaction, and shortly thereafter, our management contacted Party H to decline Party H's proposal because of concerns raised by Party H's proposed transaction structure.

        On January 23, 2012, our board of directors held a meeting. At the meeting, our special committee and representatives of Goldman Sachs updated the board of directors regarding the status of our strategic review process. Representatives of Goldman Sachs informed our board of directors that Party A had effectively withdrawn from the strategic transaction process and could no longer be expected to make a proposal, but that Energy Capital Partners had remained interested and had devoted substantial resources to exploring a potential acquisition of the Company. As of January 23, 2012, only Energy Capital Partners and Party J appeared interested in pursuing a potential acquisition of the Company.

        On January 25, 2012, we received an unsolicited call from Party K, a strategic party, regarding a potential strategic transaction. We and Party K entered into a non-disclosure agreement, dated February 17, 2012, in connection with its evaluation of a possible strategic transaction with us.

        On January 30, 2012, our management and representatives of Goldman Sachs met with representatives of Party J via telephone regarding a potential acquisition of the Company.

        On February 22 and 23, our management met with representatives of Energy Capital Partners and Goldman Sachs regarding due diligence about the Company.

        On February 23 and March 13, 2012, our management met with representatives of Party J and Goldman Sachs regarding a potential acquisition of the Company.

        On February 29, 2012, our board of directors held a meeting. At the meeting, representatives of Goldman Sachs updated the board of directors on the Company's strategic process, including the extent to which the bidders had received information regarding the Zion project.

        On March 5, 2012, Party K, acting through its financial advisor, notified Goldman Sachs that they had determined not to pursue a strategic transaction with us.

        On March 23, 2012, our special committee held a meeting. At the meeting, representatives of Goldman Sachs provided the special committee with an update on the strategic transaction process, including that Party J had several follow-up questions regarding the Zion project and indicated that it was struggling to become comfortable with related risks and issues which might lead them to withdraw from the process. Subsequently, Party J told representatives of Goldman Sachs that they had determined not to pursue an acquisition of the Company.

        On April 3, 2012, Energy Capital Partners contacted us to notify us that, following its due diligence investigation and in light of its concerns about the potential long-term liabilities of the Zion project in particular, they were not authorized to make any offer for the Company at any price at that time. However, Energy Capital Partners conveyed to Goldman Sachs that its current view of the Company's value was between $3.50 and $4.00 per share, assuming that the Zion project would break even. On this date, our common stock closed at a per-share price of $4.79.

        On April 12, 2012, our special committee held a meeting. At the meeting, representatives of Goldman Sachs discussed Energy Capital Partners' withdrawal from the process and Energy Capital Partners' expressed reasons for doing so, including operating costs, potential overruns and the amount of money in the nuclear decommissioning trusts associated with the Zion project. In the view of the special committee, the process thus far had failed to produce any actionable proposals, and on the recommendation of the special committee, our board of directors terminated the strategic review process.

        On April 23, 2012, one of the participants in the then-terminated strategic review process, Party E, expressed interest in re-engaging in discussions regarding a potential acquisition of the Company, but this did not lead to an actionable proposal.

        On May 22, 2012, our board of directors held a meeting. At the meeting, in a non-executive session without management or management directors present, Goldman Sachs reviewed with our board of directors the results of the then-terminated strategic review process, including the expressed reasons why potentially interested parties had not made actionable proposals to us. Goldman Sachs noted that many of the bidders expressed concerns about the potential liabilities and risks associated with the Zion project, and following diligence on Zion had withdrawn from the process.

        On May 31, 2012, representatives of Party L, a strategic party, sent to our management a preliminary non-binding indication of interest in a potential strategic transaction involving the Company's business in the United Kingdom and Europe as well as our government group without an indication of price.

        On June 11, 2012, the Company announced the resignation of its president and chief executive officer, including in his capacity as a director of the Company, and of its chief financial officer. The Company entered into separation agreements with each of these individuals setting forth the terms of their separation from the Company. Also on that date, the board of directors appointed the Company's current president and chief executive officer and executive vice president and chief financial officer. The Company entered into employment agreements with the new management team setting forth the terms of their employment by the Company. In a publicly broadcast question and answer session, the new management team announced that they were reducing the Company's guidance for the 2012 fiscal year from an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) range of $150 million to $160 million down to a range of $130 million to $140 million, and expressed their understanding of and expectation for future profit margins at the Zion project. On this date, our common stock closed at a per-share price of $1.62.

        In June 2012, the Company directed Goldman Sachs to solicit indications of interest for a potential sale of the Company's business in the United Kingdom and Europe and its government group. This process continued through September 18, 2012, in the case of our business in the United Kingdom and Europe, and November 21, 2012, in the case of our government business, as detailed below, and our management provided extensive due diligence to potential bidders, but ultimately this process did not produce any actionable proposals. In addition to the potential bidders specifically referenced below, at the direction of our board of directors, representatives of Goldman Sachs solicited interest from four strategic parties with respect to the Company's business in the United Kingdom and Europe, and eight strategic parties with respect to the Company's government group. However, none of those discussions progressed beyond that initial approach due to lack of interest on the part of the potential bidders.

        On June 15, 2012, Standard and Poor's downgraded our credit rating from BB- to B.

        On June 19, 2012, representatives of Party L contacted our management about a potential strategic transaction involving the Company's business in the United Kingdom and Europe as well as our government group. On July 10, 2012, we and Party L entered into a non-disclosure agreement in connection with their evaluation of a possible strategic transaction with us.

        On June 22, 2012, our board of directors held a meeting. At the meeting, our management discussed with the board of directors the status of the strategic process related to a possible sale of our business in the United Kingdom and Europe or our government group. On July 5, 2012, representatives of Goldman Sachs contacted Party M, a strategic party, regarding a possible acquisition of the Company's government group as well as our business in the United Kingdom and Europe. We and Party M entered into a non-disclosure agreement on July 18, 2012 in connection with their evaluation of a possible strategic transaction with us.

        In July of 2012, at the direction of our board of directors, representatives of Goldman Sachs contacted Party N and Party O, both strategic parties, regarding a potential acquisition of our government group and of our business in the United Kingdom and Europe. We entered into non-disclosure agreements with each of Party N, Party O and Party L in connection with their evaluation of a possible strategic transaction with us, and our management met with each of them regarding a potential acquisition of our government group as well as our business in the United Kingdom and Europe. On July 11, 2012 our management and representatives of Goldman Sachs met with representatives of Party L regarding a potential acquisition of our government group and of our business in the United Kingdom and Europe. On July 16, 2012, our management met with representatives of Party N and Goldman Sachs regarding a potential acquisition of our government group and of our business in the United Kingdom and Europe, and although there were initially some follow-up due diligence contacts, Party N did not submit an indication of interest and withdrew from the process.

        On July 9, 2012, in connection with discussions about partnering with the Company on the Zion project, the Company and Party P entered into a non-disclosure agreement.

        On July 17, 2012, we publicly announced that we were considering the sale of our business in the United Kingdom and Europe. On this date, our common stock closed at a per-share price of $1.73.

        On July 18, 2012, at the direction of our board of directors, representatives of Goldman Sachs contacted Party I about a potential acquisition of our government group. Also on July 18, 2012, representatives of Party M met with our management regarding a potential acquisition of our government group. Party M did not, however, submit an indication of interest. We and Party I entered into a non-disclosure agreement on July 31, 2012 in connection with their evaluation of a possible strategic transaction with us.

        On July 20, representatives of the Company met with Party P to discuss potentially partnering with the Company in connection with the Zion project.

        On July 20, 2012, our board of directors held a meeting. At the meeting, our management updated our board of directors on the status of the strategic process for the potential sale of our business in the United Kingdom and Europe, including possible bidders and the timeline. On July 25, 2012, Party R, a strategic party, contacted the Company's management about a potential acquisition of our government group.

        On July 26, representatives of the Company met with Party K to discuss potentially partnering with the Company in connection with the Zion project.

        On July 31, 2012 our management and representatives of Goldman Sachs met with representatives of Party O regarding a potential acquisition of our government group and of our business in the United Kingdom and Europe.

        In August 2012, representatives of the Company met twice with Party M and once with Party Q to discuss potentially partnering with the Company in connection with the Zion project.

        On August 1, 2012, in connection with discussions about partnering with the Company on the Zion project, the Company and Party R entered into a non-disclosure agreement.

        On August 3, 2012, our board of directors held a meeting. At the meeting, representatives of Goldman Sachs updated the board of directors on the status of the strategic process for a potential sale of our business in the United Kingdom and Europe, including possible bidders and the timeline and non-disclosure agreements then in place, as well as the status of the strategic process for our government group and recent activities.

        On August 6, 2012, in connection with discussions about partnering with the Company on the Zion project, the Company and Party S entered into a non-disclosure agreement. On August 8, representatives of the Company met with Party S to discuss potentially partnering with the Company in connection with the Zion project.

        On August 9, 2012, at the direction of our board of directors, representatives of Goldman Sachs contacted Party T, a strategic party, to discuss a possible acquisition of the Company's government group. We and Party T entered into a non-disclosure agreement dated September 6, 2012 in connection with their evaluation of a possible strategic transaction with us.

        On August 9, representatives of the Company met with Party I to discuss potentially partnering with the Company in connection with the Zion project.

        On August 14, 2012, Party O submitted a non-binding preliminary indication of interest of $76 million for the Company's business in the United Kingdom and Europe. Also on this date, our management and representatives of Goldman Sachs met with representatives of Party I regarding a potential acquisition of our government group. Although we had set August 14, 2012 as the deadline for submission of indications of interest with respect to our business in the United Kingdom and Europe, the other parties who were participating in that process did not submit a non-binding preliminary indication of interest at that time.

        On August 16, 2012, representatives of Party R met with our management and representatives of Goldman Sachs regarding a potential acquisition of our government group. However, Party R did not make any actionable proposal to the Company.

        On August 21, 2012, Party M submitted a non-binding preliminary indication of interest, without a price attached to the proposal, with respect to our business in the United Kingdom and Europe, our government group and the Zion project. However, following review and consideration of this proposal, our board of directors determined not to proceed with this proposal because it did not compare favorably with the other non-binding preliminary indications of interest that we had received at the time.

        On August 23, 2012, at the direction of our board of directors and following Party U's expression of interest to our management in early August, representatives of Goldman Sachs contacted Party U, a private equity group, about a potential acquisition of our government group. We and Party U entered into a non-disclosure agreement dated August 28, 2012 in connection with their evaluation of a possible strategic transaction with us.

        On August 24, 2012, our management updated our board of directors on the status of our strategic process for the potential sale of our business in the United Kingdom and Europe, including possible bidders and the timing of potential proposals, and the potential sale of our government group.

        On August 28, 2012, Party O submitted a revised proposal of $55 million for the Company's business in the United Kingdom and Europe. Because our board of directors believed this proposal reflected inadequate value for the Company's business in the United Kingdom and Europe, Goldman Sachs conveyed to Party O that the Company would not be interested in a transaction at this price, but would be interested at a higher price. However, Party O was unable to make an actionable proposal at a price that our board of directors believed was worth pursuing for the transaction.

        On August 30, representatives of the Company met with Party K to discuss potentially partnering with the Company in connection with the Zion project.

        On September 4, 2012, representatives of Party U met with the Company's management and representatives of Goldman Sachs regarding a potential acquisition of the Company's government group.

        On September 11, 2012, representatives of Party O contacted Goldman Sachs to convey that they would not be interested in an acquisition of the Company's government group.

        On September 16, 2012, Party L submitted a non-binding preliminary indication of interest of $55 million for the Company's business in the United Kingdom and Europe. Since, in the view of our board of directors, this indication of interest reflected inadequate value for the Company's business in the United Kingdom and Europe, Goldman Sachs conveyed to Party L that the Company would not be interested in a transaction at this price, but would be interested at a higher price. However, Party L was unable to make an actionable proposal at a price that our board of directors believed was worth pursuing for the transaction. In addition, Party L declined to make a proposal for our government group. Also, on September 17, 2012, Party U submitted a non-binding preliminary indication of interest of $80 million to $105 million for the Company's government group, and Party I submitted a non-binding preliminary indication of interest of $75 million for acquisition of the Company's government group.

        On September 18 and 19, 2012, our board of directors held meetings. At the meetings, representatives of Goldman Sachs updated the board of directors regarding the processes to sell the Company's government group and business in the United Kingdom and Europe. Also, our management provided a financial update, including a discussion of the effects of any sale of our business in the United Kingdom and Europe or any sale of our government group on our obligations with respect to our outstanding debt's covenants. On this date, our common stock closed at a per-share price of $2.89.

        On September 20, 2012, representatives of Party K contacted our management regarding a proposal to acquire the Zion project.

        On September 25, 2012, Energy Capital Partners, who had seen our July 17, 2012 public announcement that we were considering the sale of our business in the United Kingdom and Europe, contacted representatives from Goldman Sachs to request a meeting with our management to discuss potential strategic transactions.

        On September 25, 2012, representatives of the Company met with Party R to discuss potentially partnering with the Company in connection with the Zion project. However, discussions with Party P did not result in any actionable proposals.

        By late September, 2012, Party I, Party M, Party P, Party R and Party S had informed our management they were not interested in pursuing a potential partnership with respect to the Zion project.

        On September 26, 2012, representatives of Party T met with our management and representatives of Goldman Sachs regarding a possible acquisition of our government group. However, Party T declined to submit a proposal for such an acquisition.

        On October 2, 2012, our management met with representatives of Energy Capital Partners and resumed discussions with Energy Capital Partners regarding a potential acquisition of the Company.

        On or around October 4, 2012, Party A requested that we provide Party A with permission to contact Party I in connection with partnering on a potential acquisition of the Company, because Party A was not interested in exploring a potential acquisition of the Company unless a third party could be found to acquire the Zion project. On October 4, 2012, Party I declined to move forward with a transaction with the Company following its due diligence, expressing concern about the transferability of certain of our agreements with respect to our operations at the Hanford nuclear reservation. On October 5, 2012, we authorized Party A to contact Party I. On October 5 and 6, 2011, representatives of our management and Goldman Sachs met with representatives of Party A regarding a potential acquisition of the Company.

        On October 5, 2012, in connection with discussions about partnering with the Company in connection with the Zion project, the Company and Party Q entered into a nondisclosure agreement, after which representatives of the Company met again with Party Q to discuss potentially partnering in connection with the Zion project. However, Party Q informed our management they were not interested in pursuing a potential partnership with respect to the Zion project.

        On October 9, 2012, we granted Party U a 60-day exclusivity period to pursue a potential acquisition of the Company's government group; however, this did not prohibit us from exploring a sale of the Company.

        On October 18, 2012, our management met with representatives of Energy Capital Partners to discuss potential strategic transactions. Energy Capital Partners indicated that it was interested in acquiring the entire Company.

        On October 19, 2012, Moody's downgraded our credit rating from B3 to Caa.

        On October 19, 2012 our management and representatives of Goldman Sachs met with representatives of Party U regarding a potential acquisition of our government group.

        During October of 2012, representatives of Goldman Sachs contacted Party I regarding a potential acquisition of the Zion project. On October 5, 2012, the Company permitted Party I to contact Party A regarding partnering on a potential acquisition of the Company. Subsequently, representatives of Goldman Sachs contacted representatives of Party A regarding a potential acquisition of the Company in partnership with Party I. However, representatives of Party A notified representatives of the Goldman Sachs that Party A was not interested in pursuing a transaction with the Company. Also during October of 2012, representatives of Party I notified representatives of the Goldman Sachs that Party I was not interested in pursuing a transaction with the Company due to concerns about liabilities in connection with the Zion project.

        In November 2012, Party K informed our management that it was not interested in pursuing a potential partnership with respect to the Zion project.

        On November 2, 2012, the Company authorized Party K to contact certain counterparties regarding a potential acquisition of the Zion project.

        On November 8, 2012, the Company's management announced the Company's results for the third quarter of 2012 and reaffirmed its guidance of $130 million to $140 million in adjusted EBITDA for 2012. On this date, our common stock closed at a per-share price of $3.13.

        On November 12, 2012, the Company made a proposal regarding the Zion project to Party K in response to Party K's prior proposal. However, Party K declined to proceed with a transaction with the Company due to internal issues of Party K.

        On several occasions in mid-November 2012, our management met with representatives of Energy Capital Partners regarding due diligence about the Company.

        On November 21, 2012, Party R notified representatives of Goldman Sachs that it would allow exclusivity to expire with respect to the acquisition of our government group and declined to pursue an acquisition of the government group. Party R conveyed to us its concern about our government group's growth potential in the near future. During November, at the direction of our board of directors, representatives of Goldman Sachs discussed a potential acquisition of the Company as a whole with representatives of Party R. After internal discussions, representatives of Party R notified Goldman Sachs that they would not be interested.

        On December 4, 2012, the Company received a non-binding indication of interest for a purchase of the Company from Energy Capital Partners at a price of $3.75 per share, which included a requirement from Energy Capital Partners that the Company enter into an agreement to negotiate on an exclusive basis for a period of 45 days. On this date, our common stock closed at a per-share price of $3.29.

        On December 5, 2012, Goldman Sachs presented to our board of directors an overview of the Company's strategic evaluation process to date, including a discussion of Energy Capital Partners' December 4, 2012 non-binding proposal to purchase the Company. Our board of directors at this meeting determined that because the strategic process to date had not resulted in any actionable proposals for the sale of the Company, of our business in the United Kingdom and Europe or of our government group, and because Energy Capital Partners would not expend the significant resources necessary to perform due diligence and negotiate a definitive agreement absent exclusivity, the board of directors would authorize and direct the Company to enter into the exclusivity agreement. On December 5, 2012, our board of directors also directed our CEO, Mr. Lockwood, and other members of management to refrain from discussions with Energy Capital Partners regarding compensation and/or the rollover of equity, until our board of directors grants them permission to do so. On December 11,

2012, we granted Energy Capital Partners exclusivity for 45 days to negotiate a potential acquisition of the Company as a whole. On this date, our common stock closed at a per-share price of $3.10.

        In December 2012 and January 2013, Energy Capital Partners received business unit presentations, participated in on-site visits with the Company and held frequent discussions with our management. On December 18, 2012, representatives of Energy Capital Partners and our management participated in meetings with potential financing sources of Energy Capital Partners and presented to Energy Capital Partners and its potential financing sources management's projections described as Case 1 under "The Merger—Certain Company Forecasts" beginning on page 52 of this proxy statement.

        On December 20, 2012, Latham & Watkins LLP, legal counsel to Energy Capital Partners, who we refer to as Latham & Watkins, delivered an initial draft of a proposed merger agreement to Skadden Arps. Between that date and January 7, 2012, Latham & Watkins and Skadden Arps had numerous discussions to negotiate the terms of the merger agreement.

        On December 21, 2012, the board of directors held a meeting to discuss the transaction process with Energy Capital Partners. Goldman Sachs provided an update on the current status of discussions with Energy Capital Partners, discussing Energy Capital Partners' progress in its due diligence review and discussions with Energy Capital Partners' financing sources. Our management then presented its financial projections described as Case 1 under "The Merger—Certain Company Forecasts" beginning on page 52 of this proxy statement to the board of directors and described in detail the assumptions underlying those projections. At this meeting, representatives of Skadden Arps led the board of directors in a discussion of the board of directors' fiduciary duties in connection with the negotiation of a definitive agreement with Energy Capital Partners, and establishing a transactions committee to review and negotiate terms of a potential sale. The board of directors then established a transactions committee to oversee the negotiations with Energy Capital Partners and to provide a recommendation to our board of directors regarding the proposed transaction. The Transactions Committee consisted of directors Messrs. J.I. ("Chip") Everest II, J. Barnie Beasley Jr., Robert A. Whitman, David B. Winder and Steven R. Rogel.

        On December 24, 2012, Skadden Arps delivered a revised draft of a proposed merger agreement to Latham & Watkins.

        On December 29, 2012, Latham & Watkins delivered a revised draft of a proposed merger agreement to Skadden Arps.

        On January 2, 2013, our board of directors' compensation committee recommended to our board of directors that the terms of the potential transaction with Energy Capital Partners include a provision allowing the compensation committee discretion to grant an amount of compensation conditioned upon successfully completing that transaction.

        On January 3, 2013, Skadden Arps delivered a revised draft of a proposed merger agreement to Latham & Watkins.

        On January 3, 2013, the transactions committee held a meeting to review the terms of Energy Capital Partners' proposal. Representatives of Goldman Sachs reviewed its financial analysis of Energy Capital Partners' proposal. Our management led a discussion of the key assumptions and variables affecting its financial projections. Representatives of Skadden Arps provided information on the merger agreement's terms. The transactions committee then discussed Energy Capital Partners' proposal. The transaction committee directed management to change its projections to reflect the transaction committee's views on certain key assumptions. These projections are described as Case 2 under "The Merger—Certain Company Forecasts" beginning on page 52 of this proxy statement.

        On January 5, 2013, Latham & Watkins delivered a revised draft of a proposed merger agreement to Skadden Arps.

        Shortly after the January 5 board meeting, at the direction of our board of directors, representatives of Goldman Sachs contacted Energy Capital Partners to inform them that the independent directors of the board had requested that Energy Capital Partners increase its proposed purchase price to at least $4.00 per share. Energy Capital Partners responded that it could not support a price above the previously indicated $3.75 price per share.

        On January 5, 2013, the transactions committee held another meeting. A representative of Skadden Arps reviewed the fiduciary duties of the members of the transactions committee in connection with the proposed transaction with Energy Capital Partners and reviewed the material terms of the proposed merger agreement. Representatives of Goldman Sachs discussed the financial terms of the proposed transaction with Energy Capital Partners and reviewed Goldman Sachs' preliminary financial analysis of the proposed transaction. At this meeting the independent directors of the transactions committee held an executive session, without management present, at which they also discussed, among other topics, the reasons for supporting entry into the proposed merger with Energy Capital Partners and approved resolutions recommending that the board of directors approve entry into the merger agreement and the merger.

        On January 6, 2013, the board of directors held a meeting to discuss the status of the proposed transaction with Energy Capital Partners. Skadden Arps reviewed the board's fiduciary duties in connection with the consideration of the proposed transaction and reviewed the proposed resolutions to be considered by the board. Representatives of Goldman Sachs reviewed their financial analyses of the proposed transaction. Mr. Rogel, on behalf of the transactions committee, described to the other members of the board of directors the recommendation of the transactions committee and the reasons behind its decision to recommend that the board of directors approve the proposed transaction with Energy Capital Partners. The board then considered and discussed various factors that favored approval of the proposed merger, including factors summarized in "—Reasons for the Merger; Recommendation of the Board of Directors" below. The independent directors also held an executive session, without management present, to discuss the proposed transaction and the process by which the transaction was developed.

        Prior to January 6, 2013, our board of directors had directed our management not to discuss their own employment and compensation matters with Energy Capital Partners. On January 6, 2013, representatives of Latham & Watkins asked representatives of Skadden Arps to request that our board of directors allow Energy Capital Partners to discuss certain employment and compensation matters with our management. At the direction of our board of directors, this request to allow employment and compensation discussions was denied by Skadden Arps.

        On January 6 and 7, 2013, Skadden Arps delivered several revised drafts of the proposed merger agreement to Latham & Watkins.

        On January 7, 2013, the board of directors held a meeting. Representatives of Goldman Sachs then presented Goldman Sachs' financial analyses of the $3.75 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement to the Company's board of directors and orally rendered its opinion, which was confirmed by delivery of a written opinion dated January 7, 2013, to the effect that, as of January 7, 2013, and based on and subject to factors and assumptions set forth therein, the $3.75 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Parent and its affiliates) of the shares of Company common stock. After further discussion, the board of directors, having determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of the stockholders of the Company, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and recommended that stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

        Following the approval of the merger agreement by our board of directors, the Company, Parent and Merger Sub executed and delivered the merger agreement on January 7, 2013. The Company issued a press release announcing the execution of the merger agreement on that day before the open of trading in the Company's common stock. From the date of the original indication of interest on April 4, 2011 through the signing of the merger agreement, the Company's common stock closed at prices ranging from $1.51 to $5.77 per share. On January 4, 2013, the last trading day before announcement of the transaction, our common stock closed at a per-share price of $3.44.

        Except for the non-disclosure agreements we entered into with Party P and Party Q, each non-disclosure agreement we entered into as described above in this section contained a standstill provision, which we refer to as a standstill, preventing, for a period of 12 months, the potential bidder from taking action to seek control of the Company including by making a proposal to acquire the Company. Except for the non-disclosure agreements we entered into with Party P and Party Q, each non-disclosure agreement also contained a provision making clear that we reserved the right, in our sole discretion, to conduct any process we deemed appropriate with respect to any proposed transaction involving the Company. The provisions combined were designed to provide our board of directors with control over the process of soliciting acquisition proposals for the Company and to maximize the value of such proposals in such process. In addition, except for the non-disclosure agreements we entered into with Party P and Party Q, which did not contain a standstill, each non-disclosure agreement contained a provision stating that a potential bidder was not permitted to ask for a waiver of the standstill, which we refer to as a no-ask, no-waiver provision, for 12 months, except that for Party E, Party F, Party G and Party T, this period lasted for 24 months. The no-ask, no waiver provision was intended to prevent a situation where a potential bidder might avoid complying with the processes determined by our board of directors by seeking a waiver and forcing a premature public disclosure of the Company's strategic review process. In addition, the merger agreement with Energy Capital Partners explicitly provides that we may waive all standstill provisions solely in order to allow a counterparty to make a non-public proposal during the "go shop" period to acquire the company. This provision allowed Goldman Sachs to solicit competing proposals from all parties subject to such standstill provisions and allowed all such parties to make competing proposals without violation of the standstill provisions. Following the execution of the merger agreement, Party E, Party F, Party G, Party O, Party S, Party T and Party U would have otherwise been contractually prohibited from requesting a waiver from the standstill in order to present a proposal to acquire the Company that might constitute a superior proposal under the merger agreement. During the "go shop" period from January 7 to February 6, 2013, in order to seek interest in alternative proposals, Goldman Sachs contacted a number of parties on the Company's behalf as described in the below paragraph, including each of the parties then subject to a no-ask, no-waiver provision.

        As permitted by the terms of the merger agreement, the Company, with the assistance of Goldman Sachs, commenced an additional solicitation process to seek alternative proposals during the "go shop" period from January 7 to February 6, 2013. During the "go shop" period, two private equity groups contacted representatives of Goldman Sachs, and, at the direction of the board of directors, Goldman Sachs contacted 22 parties, consisting of Party A, Party C, Party D, Party E, Party F, Party G, Party I, Party J, Party L, Party M, Party O, Party P, Party Q, Party S, Party T, Party U, two strategic parties who had been contacted in connection with the potential sale of our United Kingdom and European business and two strategic parties who had been contacted in connection with a potential sale of both our United Kingdom and European business and our government group, and one party that we had not previously contacted. In total, of the 24 parties who were contacted by or who contacted representatives of Goldman Sachs during the "go shop" period, 15 were strategic parties and 9 were private equity groups. One private equity group entered into a non-disclosure agreement in connection with its evaluation of a possible strategic transaction with us, but each party contacted, including the private equity group that entered into a non-disclosure agreement with us during the "go shop" period, notified the Company that it would not be interested in pursuing a strategic transaction with the Company, leaving the Company with no actionable proposals other than the proposed transaction with Energy Capital Partners at the conclusion of a process spanning more than 22 months.

Reasons for the Merger; Recommendation of the Board of Directors

        Our board of directors, which we refer to as the board of directors, at a meeting held on January 7, 2013, unanimously determined that the proposed merger was advisable, fair to, and in the best interests of, the stockholders of the Company, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to our stockholders for adoption and approval, and unanimously recommended that our stockholders vote in favor of the adoption and approval of the merger agreement.

        In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

  •
  that the proposed price of $3.75 per share to be paid in the proposed merger represented a significant premium to the recent trading price of the Company's common stock;

  •
  the opinion delivered by Goldman Sachs to the Company's board of directors and the transactions committee that, as of January 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

  •
  the fact that the consideration to be paid in the proposed merger was all cash with financing commitments;

  •
  the relative certainty of completion of the proposed merger;

  •
  the financial condition and prospects of the Company;

  •
  the leverage and credit constraints currently imposed on the Company and associated impact on our customers' views of transacting business with us and our growth opportunities;

  •
  the belief that the debt commitment letter represents a strong commitment on the part of the commitment parties thereto with few conditions that would permit the commitment parties to terminate their respective commitments, together with the Company's ability, under certain circumstances pursuant to the merger agreement, to enforce specifically the terms of the merger agreement, including obligations to pursue enforcement of debt financing commitments;

  •
  the belief that the equity commitment letter represents a strong commitment on the part of guarantor and the other affiliates of Energy Capital Partners party thereto with few conditions that would permit them to terminate their respective commitments, together with the Company's ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of the obligations of the parties thereto;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances where the conditions to consummation of the merger have been satisfied, Parent will pay us the Parent termination fee, without our having to establish any damages, and the guarantor's guarantee of such payment obligation pursuant to the limited guarantee;

  •
  the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the financings on the terms and conditions described in the applicable commitment letter, including using their reasonable best efforts to enforce their rights under the agreements relating to the financing in the event that any of the financing sources decline to provide any portion of the financing;

  •
  the current economic conditions and market uncertainties and increased competition in recent years from a number of players in the nuclear services industry;

  •
  the fact that the Company had engaged in an extensive process regarding a sale of all or part of the Company since April 2011, with no other actionable proposals being made in that period;

  •
  the degree of dilution of the Company common stock that would have been required for the Company to deleverage its balance sheet on its own through a recapitalization or similar transaction;

  •
  the fact that the end date under the merger agreement allows for sufficient time to complete the merger;

  •
  our board of directors' review of the potential costs associated with executing the merger agreement, including change in control severance and related costs, as well as estimated advisor fees, which our board of directors concluded were reasonable and would not affect the advice from, or the work performed by, senior management of the Company or the Company's financial advisor in connection with the evaluation of the merger and the merger agreement by our board of directors;

  •
  the potential that the Company's restricted cash in projects, including the Zion project, would or would not ultimately be returned to the Company, the financial and operating commitments of the Company to such projects and the profitability of such projects;

  •
  the terms of the proposed merger, including the existence of a "fiduciary out" and our board of directors' ability to accept a superior proposal subject to a termination fee;

  •
  the existence of a "go-shop" period which allowed the Company to seek, and interested parties to submit, acquisition proposals during the 30-day period following execution of the merger agreement; and

  •
  the availability of appraisal rights for holders of Company common stock who do not vote in favor of the proposed merger.

        The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

  •
  the fact that the Company's stockholders would lose the ability to participate in future growth of the Company;

  •
  the risk that the proposed merger might not be completed, including due to failure to obtain the required regulatory approvals before the date on which Parent may terminate the transaction or failure of the loan amendments to be entered into and failure of the debt financing to be consummated;

  •
  the fact that a taxable transaction was contemplated;

  •
  the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company's employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

  •
  the restrictions on the Company's conduct of business between signing and closing;

  •
  the payment of a termination fee and/or expense reimbursement upon certain circumstances (including upon the Company's termination of the merger agreement and acceptance of a superior proposal).

        The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

        In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page 60.

        The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the EnergySolutions Advisory (Non-Binding) Proposal on Specified Compensation.

 Opinion of Goldman, Sachs & Co.

        Goldman Sachs delivered its opinion to the Company's board of directors and the transactions committee that, as of January 7, 2013 and based upon and subject to the factors and assumptions set forth therein, the $3.75 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated January 7, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company's board of directors and the transactions committee in connection with their consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2011;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

  •
  certain other communications from the Company to its stockholders;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs' use by the Company (described as Case 2 under "The Merger—Certain Company Forecasts" beginning on page 52 of this proxy statement, and which we refer to in this section as the Forecasts).

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the engineering and construction industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of the opinion, of the $3.75 per share in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $3.75 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company's board of directors and the transactions committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 4, 2013, the last trading day prior to the date on which the Company's board of directors and the transactions committee adopted the merger agreement, and is not necessarily indicative of current market conditions.

        Implied Premium Based on Historical Stock Price Performance Analysis.    Goldman Sachs reviewed the historical trading prices for shares of Company common stock for the one-year period ended January 4, 2013. In addition, Goldman Sachs analyzed the $3.75 per share in cash proposed to be paid to the holders of the shares of Company common stock pursuant to the merger agreement in relation to the closing price for shares of Company common stock as of January 4, 2013, and to the average closing prices of shares of Company common stock for the four-week period, 30-day period, 90-day period, 180-day period and 52-week period ended January 4, 2013, respectively.

        This analysis indicated that the $3.75 per share in cash to be paid to the Company stockholders pursuant to the merger agreement represented:

  •
  a premium of 9.01% to the closing price of $3.44 per share of Company common stock as of January 4, 2013;

  •
  a premium of 19.75% to the average price of $3.13 per share of Company common stock for the four-week period ended on January 4, 2013;

  •
  a premium of 19.59% to the average price of $3.14 per share of Company common stock for the 30-day period ended on January 4, 2013;

  •
  a premium of 23.46% to the average price of $3.04 per share of Company common stock for the 90-day period ended on January 4, 2013;

  •
  a premium of 43.05% to the average price of $2.62 per share of Company common stock for the 180-day period ended on January 4, 2013; and

  •
  a premium of 18.63% to the average price of $3.16 per share of Company common stock for the 52-week period ended on January 4, 2013.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the engineering and construction industry:

  •
  AMEC PLC

  •
  Areva S.A.

  •
  The Babcock & Wilcox Company

  •
  Clean Harbors, Inc.

  •
  Fluor Corporation

  •
  Jacobs Engineering Group, Inc.

  •
  The Shaw Group, Inc.

  •
  URS Corporation

  •
  US Ecology, Inc.

        Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

        Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, estimates from the Institutional Brokers' Estimate System, which we refer to in this section as IBES, and other Wall Street equity research analysts' reports (with all research estimates converted to be as of the latest twelve months ended or the end of December of each applicable calendar year, as appropriate) and market information as of January 4, 2013. The multiples and ratios of the Company and each of the selected companies were based on information obtained from IBES estimates and the most recent publicly available information. With respect to each of the selected companies and the Company, Goldman Sachs calculated the applicable company's adjusted enterprise value, which is the adjusted market capitalization of the applicable company (based on the closing price of shares of the applicable company's common stock as of January 4, 2013 and the number of shares of common stock outstanding of the applicable company on a fully diluted basis, excluding restricted shares) plus the book value of debt less cash and cash equivalents, as a multiple of the applicable company's estimated calendar years 2012, 2013 and 2014 revenues, respectively, and compared those to the adjusted enterprise value of the Company (based on the closing price of shares of Company common stock as of January 4, 2013 and 90,297,754 shares of Company common stock on a fully diluted basis, excluding restricted shares) as a multiple of the Company's estimated calendar years 2012, 2013 and 2014 revenues, respectively. The results of these analyses are summarized as follows:

Selected Companies
Adjusted enterprise value as a multiple of revenues:	Range	Median	Mean	EnergySolutions
CY2012E	0.3x - 3.1x	0.7x	1.0x	0.6x
CY2013E	0.3x - 2.9x	0.7x	0.9x	0.6x
CY2014E	0.3x - 0.9x	0.5x	0.6x	0.7x

        Goldman Sachs also calculated the selected companies' adjusted enterprise value as a multiple of estimated earnings before interest, taxes and depreciation and amortization (adjusted for certain restructuring charges, equity-based compensation, accretion and nuclear decommissioning trust income) (which we refer to in this section as Adjusted EBITDA), for calendar years 2012, 2013 and 2014, respectively, and compared those to the adjusted enterprise value to estimated Adjusted EBITDA multiples of the Company for the same time periods, respectively. The results of these analyses are summarized as follows:

Selected Companies
Adjusted enterprise value as a multiple of Adjusted EBITDA:	Range	Median	Mean	EnergySolutions
CY2012E	5.6x - 9.6x	8.4x	7.9x	7.3x
CY2013E	5.2x - 8.4x	6.6x	6.8x	6.2x
CY2014E	5.2x - 7.3x	6.2x	6.2x	6.1x

        Goldman Sachs also calculated the selected companies' estimated price-to-earnings ratios, calculated as the closing price of shares of the applicable company's common stock as of January 4, 2013 divided by its estimated earnings per share, for calendar years 2012, 2013 and 2014, respectively, and compared those to the price-to-estimated-earnings ratios for the Company. The results of these analyses are summarized as follows:

Selected Companies
Price-to-earnings ratio:	Range	Median	Mean	EnergySolutions
CY2012E	9.6x - 28.4x	16.4x	18.0x	12.7x
CY2013E	8.9x - 21.7x	14.4x	14.8x	10.8x
CY2014E	8.5x - 16.2x	12.0x	12.5x	10.8x

        The multiples and ratios of each of the selected companies are as follows:

	Adjusted enterprise value as a multiple of revenues			Adjusted enterprise value as a multiple of adjusted EBITDA			Price-to-earnings ratio
Selected Companies	2012	2013	2014	2012	2013	2014	2012	2013	2014
AMEC PLC	0.7x	0.7x	0.6x	8.4x	7.7x	7.0x	13.1x	11.1x	10.2x
Areva S.A.	1.0x	0.9x	0.9x	8.6x	7.2x	5.8x	26.9x	15.7x	10.2x
The Babcock & Wilcox Company	0.9x	0.8x	0.8x	8.1x	6.4x	6.1x	15.6x	12.1x	11.3x
Clean Harbors, Inc.	1.7x	1.0x	0.9x	9.6x	6.0x	6.3x	28.4x	19.4x	16.2x
Fluor Corporation	0.3x	0.3x	0.3x	6.4x	6.0x	5.5x	16.4x	14.4x	13.2x
Jacobs Engineering Group, Inc.	0.5x	0.4x	0.4x	7.3x	6.6x	6.3x	14.6x	13.0x	12.0x
The Shaw Group, Inc.	0.5x	0.5x	0.4x	8.7x	8.4x	7.3x	19.3x	21.7x	15.9x
URS Corporation	0.5x	0.4x	0.4x	5.6x	5.2x	5.2x	9.6x	8.9x	8.5x
US Ecology, Inc.	3.1x	2.9x	N/A	8.7x	7.9x	N/A	18.2x	16.6x	15.0x

        Implied Multiples Analysis.    Based on information obtained from the Company's SEC filings, the Forecasts and IBES projections, Goldman Sachs performed certain analyses and calculated certain financial multiples for the Company based on the $3.75 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement. Goldman Sachs first calculated the implied market capitalization of the Company by multiplying the $3.75 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement by the assumed number of total shares of Company common stock outstanding on a fully diluted basis, comprised of 91,167,427 shares of Company common stock (including 90,297,754 shares of unrestricted stock and 869,673 shares of restricted stock), 316,000 performance share units, 1,426,224 phantom stock units and 4,496,346 phantom performance stock units. Goldman Sachs then calculated the implied enterprise value of the Company by adding the implied market capitalization to the assumed amount of the Company's debt of $827 million (assuming $527 million in term loan outstanding and $300 million in bonds outstanding as of December 31, 2012 per the Forecasts) minus the assumed amount of cash and cash equivalents of $125.7 million. Goldman Sachs then divided such implied enterprise value by the Company's estimated Adjusted EBITDA for each of calendar years 2012 and 2013, respectively (by using both the Forecasts and IBES projections). The following table presents the results of Goldman Sachs' analysis:

Implied enterprise value as a multiple of Adjusted EBITDA:	Forecasts	IBES projections
2012E	7.9x	7.7x
2013E	7.3x	6.6x

        Goldman Sachs also calculated the implied price to estimated earnings ratios of the Company based on the $3.75 per share in cash to be paid to holders of shares of Company common stock by dividing the implied market capitalization of the Company (calculated as described above) by the estimated earnings of the Company for each of calendar years 2012 and 2013, respectively (by using both the Forecasts and IBES projections). The following table presents the results of Goldman Sachs' analysis:

Implied equity consideration as a multiple of earnings:	Forecasts	IBES projections
2012E	27.1x	15.3x
2013E	17.9x	12.8x

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Company's cash flows set forth in the Forecasts to determine a range of the Company's implied present values per share. Goldman Sachs also calculated illustrative terminal values for the Company in the year 2020 by applying illustrative forward enterprise value to Adjusted EBITDA multiples ranging from 5.5x to 7.5x to an estimated steady-state Adjusted EBITDA of $181.9 million in fiscal year 2021 per the Forecasts. These illustrative forward enterprise value to Adjusted EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current forward enterprise value to Adjusted EBITDA multiples for the Company and selected companies which exhibited similar business characteristics to the Company. Goldman Sachs then discounted the Company's estimated unlevered, after-tax free cash flows that the Company could generate for each of the calendar years 2013 through 2020 and illustrative terminal values to illustrative present values as of December 31, 2012 by using discount rates ranging from 8.5% to 10.5%, representing estimates of the Company's weighted average cost of capital, and then subtracted the assumed amount of the Company's net debt to calculate the present values of illustrative equity values of the Company as of December 31, 2012. Goldman Sachs then divided such present values of illustrative equity values by the number of shares of Company common stock on a fully diluted basis (including 91,167,427 shares of Company common stock, 316,000 performance share units, 1,426,224 phantom stock units and 4,496,346 phantom performance stock units as of December 31, 2012 per the Forecasts) to calculate the illustrative per-share equity values. The following table presents the results of this analysis:

Illustrative per-share value indications
EnergySolutions	$1.58 - $4.57

        Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future EBITDA and its assumed enterprise value to EBITDA multiples.

        Goldman Sachs first calculated the implied future enterprise values of the Company for each of the calendar years 2013 through 2017 by applying an illustrative forward enterprise value to Adjusted EBITDA multiple of 6.0x to the Company's estimated Adjusted EBITDA per the Forecasts for each of the calendar years 2014 through 2018. Goldman Sachs then subtracted the assumed amount of net debt of $701.3 million (based on the face value of debt outstanding net of unrestricted cash only) as of December 31, 2012 per the Forecasts from these implied enterprise values to calculate the implied future equity values for calendar years 2013 through 2017, respectively. Goldman Sachs then discounted these implied future equity values back to December 31, 2012 by using an illustrative discount rate of 14.6%, which reflected an estimate of the Company's cost of equity. Goldman Sachs then divided these present values of the Company's implied future equity values by the assumed number of total shares of Company common stock as of December 31, 2012 (including 91,167,427 shares of Company common stock, 316,000 performance share units, 1,426,224 phantom stock units and 4,496,346 phantom performance stock units) to calculate the implied present per-share values. This analysis resulted in a range of implied present values of $1.57 to $1.95 per share of Company common stock. Based on the same methodologies, Goldman Sachs then calculated implied present per-share values of Company common stock by using an illustrative forward enterprise value to Adjusted EBITDA multiple of 7.0x. These illustrative forward enterprise value to Adjusted EBITDA multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience taking into account current and historical trading data and the current forward enterprise value to Adjusted EBITDA multiples for the Company and selected companies which exhibited similar business characteristics to the Company. This analysis resulted in a range of implied present values of $2.53 to $3.32 per share of Company common stock.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Company's board of directors and the transactions committee as to the fairness from a financial point of view of the $3.75 per share in cash to be paid to holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration to be paid pursuant to the merger agreement was determined through arm's-length negotiations between the Company and Parent and was approved by the Company's board of directors and the transactions committee. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Company's board of directors or the transactions committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Company's board of directors was one of many factors taken into consideration by the Company's board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

        Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, including Energy Capital Partners, affiliates of Parent, and their affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs acted as financial advisor to the Company's board of directors and the transactions committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time. Goldman Sachs also has provided certain investment banking services to Energy Capital Partners and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a participant in the revolving credit facility (aggregate principal amount $550 million) of Summit Midstream Partners, LLC, an affiliate of Energy Capital Partners, in May 2012; as joint bookrunner with respect to the refinancing of the senior secured bank loan (aggregate principal amount $985 million) of EquiPower Resources, an affiliate of Energy Capital Partners, in July 2012; and as joint bookrunner with respect to an initial public offering of 14,375,000 common units representing limited partner interests of Summit Midstream Partners, LP, an affiliate of Energy Capital Partners, in October 2012. During the two year period ended January 7, 2013 the Investment Banking Division of Goldman Sachs has received compensation for services provided to the Energy Capital Partners and its affiliates of approximately $4.8 million. Goldman Sachs may also in the future provide investment banking services to the Company, Parent and their respective affiliates and Energy Capital Partners and its affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Energy Capital Partners and its affiliates from time to time and may have invested in limited partnership units of affiliates of ECP from time to time and may do so in the future.

        The Company's board of directors and the transactions committee selected Goldman Sachs as their financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 26, 2011, as amended as of January 7, 2013, the Company engaged Goldman Sachs to act as financial advisor to the Company's board of directors and transactions committee in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $10.7 million, all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Forecasts

        The internal financial analyses and projections for the Company comprised two cases, Case 1 and Case 2. The following summarizes Case 1 and Case 2 that were prepared by management on the basis and for the limited and specific context described below.

        Case 1 was prepared by management with a view to showing Energy Capital Partners and Energy Capital Partners' financing sources the potential performance of the Company as a private company with a de-levered capital structure based on a particular set of assumptions. After our management presented Case 1 to our transactions committee, our transactions committee directed management to change its projections to reflect the transaction committee's views on certain key assumptions. Case 2 was prepared by management in response to this direction by the transaction committee and was provided to Goldman Sachs. The following table summarizes the core differences in business assumptions between Case 1 and Case 2.

	Case 1	Case 2
Probability of success of our re-bid for the Magnox project	100%	50%
Reduction in Zion project total project profitability (inclusive of disposal business at Clive)	No reduction	50% reduction
Certain international business development efforts	Successful	Not successful

        These projections do not represent the only financial projections prepared by our management during our 22-month sale process; rather, they represent the projections most recently presented to Energy Capital Partners and its financing sources, on the one hand and to our board of directors and transactions committee, on the other hand.

        The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other financial performance of the type disclosed below. The Company has included in this proxy statement Case 1 and Case 2 only because such projections and forecasts were provided by the Company to Goldman Sachs and, with respect to Case 1, Energy Capital Partners and Energy Capital Partners' financing sources.

        These financial projections and forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, the IFRS or U.S. GAAP and do not, and were not intended to, act as public guidance regarding the Company's future financial performance. Ernst & Young LLP, the Company's independent registered public accounting firm, has not examined or compiled or performed any procedures on any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The report of Ernst & Young LLP, included elsewhere or incorporated by reference in this proxy statement, relates to the historical financial information of the Company. It does not extend to the financial projections and should not be read to do so. The inclusion of this information in this proxy statement should not be regarded as an indication that the Company or any recipient of this information considered, now considers or will consider this information to be necessarily predictive of future results. The Company does not intend to update or otherwise revise the financial projections to correct any errors existing in such projections when made, to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.

        Although presented with numerical specificity, the financial projections and forecasts included in this proxy statement are based on numerous estimates, assumptions and judgments (in addition to those described above) that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies related to factors, such as the profitability of the Zion project and related project cost management and nuclear decommissioning trust fund investment earnings performance; our inability to find a partner for the Zion project and access related restricted cash; our ability to obtain and comply with federal, state and local government permits and approvals; the politically sensitive environment in which we operate, the risks associated with radioactive materials and the public perception of those risks; the effects of environmental, health and safety laws and regulations governing, among other things, discharges to air and water, the handling, storage and disposal of hazardous or radioactive materials and wastes, the remediation of contamination associated with releases of hazardous substances and human health and safety; the availability and allocation of government funds to performance of existing government contracts in our industry and any future government contracts; our deferred tax assets for net operating loss carry-forwards and research and development tax credits; the continued operation of, and adequate capacity at, our Clive, Utah disposal facility; factors associated with our international operations; our ongoing business relationships with significant government and commercial customers; our license stewardship arrangement with Exelon; our ability to obtain the financial support, including letters of credit and bonding, necessary for us to win certain types of new work; industry performance; general business, economic, market and financial conditions; and the other factors listed in this proxy statement under the section entitled "Cautionary Note Regarding Forward-Looking Statements," which are difficult to predict and most of which are beyond the control of the Company. These or other factors may cause the financial projections or the underlying assumptions and estimates to be inaccurate. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections also do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of the financial projections and forecasts in this proxy statement shall not be deemed an admission or representation by the Company that such information is material. The inclusion of the projections should not be regarded as an indication that the Company considered or now considers them to be a reliable prediction of future results and you should not rely on them as such. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those reflected in the projections. You should read the section entitled "Cautionary Note Regarding Forward-Looking Statements" for additional information regarding the risks inherent in forward-looking information such as the financial projections.

        Certain of the financial projections set forth herein may be considered non-U.S. GAAP financial measures. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-U.S. GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

        The below dollar amounts are in millions of U.S. dollars, rounded to the nearest one million dollars.

  Case 1

	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$1,854	$1,796	$1,857	$798	$822	$814	$820	$835	$858
Adjusted EBITDA	$135	$156	$172	$179	$188	$191	$200	$212	$228

  Case 2

	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$1,854	$1,796	$1,802	$685	$691	$683	$688	$704	$727
Adjusted EBITDA	$135	$146	$153	$157	$155	$161	$170	$182	$198

Financing of the Merger

        We anticipate that the total funds needed to complete the merger, including the funds needed to:

  •
  pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the number of shares (and our other equity-based interests) outstanding as of December 31, 2012, would be approximately $365 million;

  •
  refinance or repay outstanding indebtedness that will come due as a result of the merger, which, as of January 31, 2013, would have been approximately $827 million assuming the Company and Parent are not successful in their efforts to obtain a consent and waiver under, and amendment of the terms of, the Credit Agreement, dated as of August 13, 2010, by and among the Company, EnergySolutions, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. acting as administrative agent, as amended by that certain Amendment No. 1, dated August 23, 2010, which we refer to as the credit agreement, such that it will not come due as a result of the merger, which consents, waivers and amendments we refer to as the loan amendments, and would have been approximately $300 million assuming the Company's and Parent's efforts to enact the loan amendments are successful;

  •
  finance any of the Company's or Parent's efforts to repurchase our 10.75% Senior Notes due 2018 by one or more tender offers and/or seek consent solicitations to amend the Indenture, dated as of August 13, 2010, among the Company, EnergySolutions, LLC, the Guarantors thereto and Wells Fargo Bank, N.A, as Trustee, which we refer to as the indenture; and

  •
  pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

  •
  equity financing of up to $600 million to be provided or secured by Energy Capital Partners, or other parties to whom they assign a portion of their respective commitments; and

  •
  (x) a $685 million senior secured credit facility (consisting of a $600 million term loan facility and an $85 million revolving and letter of credit facility) or (y) the loan amendments.

        Parent has obtained the equity commitment letter and the debt commitment letter described herein, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee, which we refer to as the Parent termination fee, of $27.2 million as described under "The Merger Agreement—Termination Fees" beginning on page 95. The obligation of Parent to pay the Parent termination fee is guaranteed by the guarantor referred to below.

Equity Financing

        Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Energy Capital Partners II, LP, the guarantor, Energy Capital Partners II-B, LP, Energy Capital Partners II-C (Direct IP), LP and Energy Capital Partners II-D, LP, which we refer to collectively as the investors, dated January 7, 2013, under which the investors have committed to make or secure capital contributions to Parent at or before the closing of the merger in an aggregate amount up to $600 million. We refer to this financing as the equity financing and to the commitment of the investors under the equity commitment letter as the equity financing commitment. Subject to certain limitations, the investors may assign all or a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the investors' commitment to make or secure capital contributions pursuant to the equity commitment letter.

        The investors' obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the merger agreement and either (i) the substantially contemporaneous funding of the debt financing under the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement or (ii) the effectiveness of the loan amendments.

        The obligation of the investors to fund their equity commitments will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms (ii) the consummation of the merger (but only if the merger shall have been consummated in accordance with the merger agreement), (iii) the date that the Company or any of its affiliates asserts a claim against any affiliate of the investors in connection with the merger agreement, the equity commitment letter or the limited guarantee, other than a lawsuit or other proceeding against an investor under the equity commitment letter or against Parent seeking specific performance of their obligations under the respective agreements in accordance with the terms thereof and (iv) payment in full by the guarantor of its obligations under the limited guarantee.

Debt Financing

        In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated January 7, 2013, as supplemented by joinder letters each dated January 29, 2013, which we refer to collectively as the debt commitment letter, from Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Credit Suisse AG, Cayman Islands Branch, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, the commitment parties have committed to provide an aggregate of $685 million in debt financing to Merger Sub, consisting of (i) a tranche B term loan facility in an aggregate principal amount of $600 million and (ii) a revolving credit facility in an aggregate principal amount of $85 million, all of which will be available for the issuance of letters of credit and of which up to $10 million will be available as a swingline subfacility. We refer to this financing as the debt financing, and to the commitment of the commitment parties under the debt commitment letter as the debt financing commitment, and we refer to the debt financing commitment together with the equity financing commitment as the financing commitments.

        The availability of the facilities contemplated by the debt commitment letter is subject to certain closing conditions, including, without limitation:

  •
  since September 30, 2011 through and including the closing date of the facilities, no Company material adverse effect (which term is defined in the debt commitment letter in a manner consistent with the definition of "Company material adverse effect" in the merger agreement) shall have occurred;

  •
  the negotiation, execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter, and consistent with certain specified documentation standards and principles;

  •
  the merger shall be consummated substantially concurrently with the initial funding of the debt facilities, in accordance with the merger agreement (without giving effect to any amendment, consent or waiver thereunder that is material and adverse to the commitment parties without the prior consent of the commitment parties (it being understood that (i) any reduction of the purchase price of less than 10% is not material and adverse to the lenders but will reduce the amount of the debt financing and the equity financing on a pro rata basis and (ii) any increase in the purchase price is not material and adverse to the lenders if such increase is funded solely by an increase in equity financing));

  •
  receipt of the proceeds of the equity financing under the equity commitment letter, and the consummation of the refinancing of the Company's indebtedness under the credit agreement;

  •
  payment of applicable costs, fees and expenses and other compensation, as contemplated by the debt commitment letter and the related fee letter;

  •
  delivery of certain Company financial statements, including pro forma financial statements, and forecasts;

  •
  the arrangers having been afforded a marketing period of at least 20 consecutive days for the syndication of the debt facilities beginning on the date of the delivery to the arrangers of a confidential information memorandum regarding the debt facilities; provided that if such marketing period has not ended prior to August 16, 2013 then it will not commence until September 3, 2013;

  •
  the accuracy of the representations made by the Company with respect to the Company and its subsidiaries in the merger agreement that are material to the interests of the commitment parties (to the extent Parent has a right to terminate its obligations under the merger agreement as a result of a breach of such representations); and

  •
  the accuracy of certain specified representations and warranties in the loan documents.

        The availability of the facilities contemplated by the debt commitment letter is subject to certain additional conditions but is not subject to due diligence or a "market out" condition, which would allow the commitment parties not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that one or more of the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated or the loan amendments are not successfully enacted.

        As an alternative to the funding under the debt commitment letter, Parent and we are seeking to enact the loan amendments as described in greater detail herein.

        The commitment parties under the debt commitment letter have agreed to hold their respective commitments available until the earliest of (i) the consummation of the merger (with or without the funding of the debt facilities), (ii) October 7, 2013 and (iii) the abandonment or termination of the merger agreement as reasonably determined by Parent.

        Subject to the terms and conditions of the merger agreement, Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the debt financing on the terms and conditions described in the debt commitment letter. Without the prior written consent of the Company, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the debt commitment letter or the equity commitment letter, if such amendment, modification or waiver would (x) reduce the aggregate amount of the financing, (y) impose new or additional conditions, or otherwise amend, modify or expand any of the conditions to the receipt of the financing, (z) amend or modify any other terms of the financing in a manner that would adversely impact or delay in any material respect (i) the ability of Parent or Merger Sub to consummate the merger or (ii) the ability of Parent or Merger Sub to obtain the financing in a timely manner.

Loan Amendments

        We and Parent are in discussions with our lenders under the credit agreement, as well as with JPMorgan Chase Bank, N.A., as administrative agent under the credit agreement, regarding the loan amendments. The loan amendments have not been entered into as of the date of this proxy statement, and there can be no assurance that the loan amendments will be entered into. The loan amendments are being pursued as an alternative to, rather than in addition to, the debt financing, and if the loan amendments are entered into, the debt financing would not be consummated and the merger would be funded through the equity financing and the loan amendments.

        If the merger agreement is terminated, the consent fee referenced below will ultimately be borne by Energy Capital Partners and its affiliates and not by our stockholders, subject to the Company's obligation under the merger agreement to reimburse Energy Capital Partners Management II, LP or its designee for certain of its expenses in certain circumstances described beginning on page 97 of this proxy statement under the heading "The Merger Agreement—Expenses," which reimbursement, if any, will be deducted from any termination fee payable by the Company to Energy Capital Partners Management II, LP or its designee.

        The loan amendments have not been entered into, and we provide no assurance that they may or will be entered into. We have proposed to our lenders under the credit agreement, who we refer to in this section as the lenders, as well as JPMorgan Chase Bank, N.A., as administrative agent under the credit agreement, who we refer to in this section as the administrative agent, that the loan amendments be entered into on the following terms and conditions:

  •
  that the lenders and the administrative agent:

  •
  consent to the consummation of the merger and the transactions contemplated by the merger agreement, including that the merger will not constitute a change of control under the credit agreement and related documents;

  •
  provide a waiver of the change of control provisions and certain other covenants and provisions under the credit agreement, including the senior secured revolving credit facility and senior secured term loan made available to us pursuant to the credit agreement;

  •
  consent to any repayment of our 10.75% Senior Notes due 2018, provided that any payments are funded from equity contributions made to us by Energy Capital Partners or its affiliates;

  •
  provide the ability to extend the maturity date of our senior secured revolving credit facility, subject to certain conditions; and

  •
  consent to a 1% prepayment premium if any senior secured term loans are refinanced prior to the date that is one year following the execution date of the loan amendments;

  •
  that the definition of change of control and reporting requirements under the credit agreement be amended;

  •
  that upon the closing of the merger, that the applicable margin for our senior secured term loan made pursuant to the credit agreement be increased;

  •
  that we will pay a consent fee, a portion of which is payable upon execution of the loan amendments, and the remainder of which will become payable upon the closing of the merger;

  •
  that no later than a certain number of days after the closing of the merger, that we reduce our total debt with respect to our senior secured term loans under the credit agreement and our 10.75% Senior Notes due 2018, after giving effect to the merger, to $675 million or less; and

  •
  that the loan amendments would take effect upon the consummation of the merger.

10.75% Senior Notes due 2018

        Under the terms of the indenture, we are required to make a one or more change of control offers to purchase our outstanding 10.75% Senior Notes due 2018 within 30 days of the completion of the merger. We may also make consent solicitations to amend our indenture.

Limited Guarantee

        Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by Energy Capital Partners II-A, LP, which we refer to as the guarantor, in favor of the Company, dated January 7, 2013, the guarantor has agreed to guarantee (A) the obligation of Parent under the merger agreement to pay any Parent termination fee payable by Parent to the Company or the actual damages caused by an intentional breach by Parent of the merger agreement, which are subject to a cap of $75 million, plus costs, expenses (including reasonable attorneys' fees) and interest in the event that the Company commences a suit that results in a judgment against Parent or Merger Sub for payment of either the Parent termination fee by Parent or damages arising from Parent or Merger Sub's intentional breach of any of Parent or Merger Sub's material representations, warranties, agreements or covenants, (B) the costs and expenses incurred in connection with any suit to enforce payment, plus interest in certain circumstances, (C) Parent's obligation to pay certain taxes and fees in the event the merger is consummated and (D) any expenses incurred by Parent or Merger Sub, in each case, if, as and when due. See "The Merger Agreement—Termination Fees" beginning on page 95.

        The guarantor's obligations under the limited guarantee, other than obligations with respect to the costs and expenses incurred in connection with any suit to enforce payment, are subject to a cap of $75 million, plus costs, expenses (including reasonable attorneys' fees) and interest in the event that the Company commences a suit that results in a judgment against Parent or Merger Sub for payment of either the Parent termination fee by Parent or damages arising from Parent or Merger Sub's intentional breach of any of Parent or Merger Sub's material representations, warranties, agreements or covenants.

        Subject to certain exceptions, the limited guarantee will terminate upon the earliest of (A) the effective time of the merger, (B) the date that is 30 days following the date the merger agreement validly terminated, unless prior to such date the Company shall have commenced proceedings to enforce the limited guarantee, in which case the limited guarantee shall terminate upon and in accordance with the final completion of all proceedings to enforce the limited guarantee and after payment in full of amounts due in accordance with such proceedings and (C) such time as all of the obligations guaranteed by the limited guarantee, subject to the cap of $75 million, plus costs, expenses (including reasonable attorneys' fees) and interest in the event that the Company commences a suit that results in a judgment against Parent or Merger Sub for payment of either the Parent termination fee by Parent or damages arising from Parent or Merger Sub's intentional breach of any of Parent or Merger Sub's material representations, warranties, agreements or covenants, have been fully paid in cash and performed in accordance with the terms of the merger agreement.

Closing and Effective Time of Merger

        Unless the parties otherwise agree in writing, the closing of the merger will take place on the later of (i) the fourth business day following the date on which the last of the conditions to closing of the merger (described under "The Merger Agreement—Conditions to the Merger" beginning on page 91) has been satisfied or waived (other than those conditions that by their terms are not capable of being satisfied until the closing of the merger), (ii) the third business day following the final day of the marketing period (as described under "The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period" beginning on page 72), or an earlier date if specified by Parent on no less than three business days' prior notice to us, and (iii) 11 business days after the closing conditions with respect to stockholder approval of the merger, antitrust approval under the HSR Act, consent from the NRC, the Agreement States and the NDA to the transfer of control of the Company and, if the parties have made a filing with CFIUS pursuant to Exon-Florio, the determination of CFIUS or the President of the United States not to take any action, or (iv) such other time and/or date as the parties may otherwise agree. The parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement. Early termination of the waiting period under the HSR Act was granted and became effective February 1, 2013, and the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement. Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed between the second and third quarters of 2013. The effective time of the merger will occur concurrently with the closing of the merger.

Payment of Merger Consideration and Surrender of Stock Certificates

        Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within five business days, after the completion of the merger.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If you have lost a stock certificate, or if it has been stolen or destroyed, then to receive your per share merger consideration with respect to the shares of Company common stock represented by that stock certificate you will have to make an affidavit of the loss, theft or destruction of that stock certificate and, if required by Parent, post a bond as indemnity against any claim that may later be made with respect to such stock certificate. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

        When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits on a pre-tax basis to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and a sale of the Company.

Treatment of Outstanding Equity Awards

        Pursuant to the Company's incentive plans and programs, certain Company equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to accelerated vesting, as described in more detail in the section entitled "The Merger Agreement—Treatment of Company Common Stock, Options, Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units" on page 73 of this proxy statement.

        The following table shows, for each person who has been an executive officer or director since January 1, 2012, as applicable, as of January 31, 2013, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares subject to restricted stock, performance share units, phantom share awards and phantom performance share units held by him or her that would be subject to accelerated vesting upon completion of the merger, (vi) the value of the payment that he or she will receive for such restricted stock, performance share units, phantom share awards and phantom performance share units, (vii) the total payments he or she will receive for all unvested equity awards and (viii) the total consideration he or she will receive for all outstanding equity awards. Please note that William R. Benz and David Angerbauer were executive officers during that time period but have now terminated employment and no longer hold equity awards.

Name	Number of Shares Subject to Vested Options (#)	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units (#)		Value of Payment for Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units ($)		Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Executive Officers
David Lockwood	-0-	-0-	-0-	-0-	2,506,228	(1)	9,398,355	(2)	9,398,355	9,398,355
Greg Wood	-0-	-0-	-0-	-0-	1,002,491	(3)	3,759,341	(4)	3,759,341	3,759,341
John Christian	67,667	-0-	128,555	-0-	430,509	(5)	1,614,409	(6)	1,614,409	1,614,409
Mark Morant	112,834	-0-	132,777	-0-	455,288	(7)	1,707,330	(8)	1,707,330	1,707,330
Alan Parker	128,000	-0-	163,383	-0-	435,296	(9)	1,632,360	(10)	1,632,360	1,632,360
Val J. Christensen (former executive officer)	214,000	-0-	697,500	-0-	673,498	(11)	2,525,618	(12)	2,525,618	2,525,618
All other executive officers as a group (2 individuals)	-0-	-0-	-0-	-0-	121,193	(13)	454,474	(14)	454,474	454,474
Non-Employee Directors
James B. Beasley, Jr.	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Pascal Colombani	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
J.I. Everest II	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Steven Rogel	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Clare Spottiswoode	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
Robert Whitman	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-
David Winder	-0-	-0-	-0-	-0-	-0-		-0-		-0-	-0-

(1)
Relates to phantom performance share units.

(2)
Relates to phantom performance share units.

(3)
Relates to phantom performance share units.

(4)
Relates to phantom performance share units.

(5)
77,045 shares relate to restricted stock awards; 24,255 shares relate to performance share units; and 329,209 shares relate to phantom performance share units.

(6)
$288,919 relates to restricted stock awards; $90,956 relates to performance share units; and $1,234,534 relates to phantom performance share units.

(7)
95,569 shares relate to restricted stock awards; 30,510 shares relate to performance share units; and 329,209 shares relate to phantom performance share units.

(8)
$358,384 relates to restricted stock awards; $114,413 relates to performance share units; and $1,234,534 relates to phantom performance share units.

(9)
81,832 shares relate to restricted stock awards; 24,255 shares relate to performance share units; and 329,209 shares relate to phantom performance share units.

(10)
$306,870 relates to restricted stock awards; $90,956 relates to performance share units; and $1,234,534 relates to phantom performance share units.

(11)
447,498 shares relate to restricted stock awards; 226,000 shares relate to performance share units.

(12)
$1,678,118 relates to restricted stock awards; $847,500 relates to performance share units.

(13)
Relates to phantom share awards.

(14)
Relates to phantom share awards.

Severance Agreements

        Each named executive officer is party to a severance agreement with the Company which provides that if his employment is terminated within two years following a change in control by the Company without "cause" or by the executive for "good reason," (each as defined in the severance agreement) then, subject to the execution of a release and compliance with certain confidentiality, non-solicitation and non-disclosure requirements, he will be entitled to the following severance payments and benefits:

  •
  a pro rata bonus payment for the year of termination at target level;

  •
  monthly severance payments equal to the sum of the executive's monthly base salary and one-twelfth his target bonus for 18 months (24 months in the case of Mr. Lockwood and Mr. Wood);

  •
  an amount equal to the cost of maintaining medical, dental, disability and life insurance coverage for the executive, his spouse and eligible dependents for the severance period, or, if earlier, until the executive has become eligible for comparable benefits from a new employer;

  •
  professional outplacement services for up to one year following the date of termination, up to a maximum of $50,000; and

  •
  for Mr. Morant only, reimbursement for the cost of relocating back to the United Kingdom if relocation occurs within two years following termination.

        In the event the total severance payments due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the severance payments will be cut back to the amount that would result in no such tax being imposed, if such reduction would result in a greater after-tax benefit to the executive officer. The payments below do not reflect the value of any such potential cutback.

        Executive officers other than the named executive officers are covered by a general Company severance practice, pursuant to which the Company has historically paid two weeks of severance pay for the first year of service, plus one week of severance pay for each year of service thereafter.

        The aggregate value of the payments and benefits to which each executive officer could become entitled pursuant to the severance agreements (or severance policy, as the case may be), assuming for this purpose that the merger is consummated on July 31, 2013 and termination of employment occurs on such date, is as follows:

Executive Officer	Value of Severance Agreement Payments and Benefits ($)
David Lockwood	3,528,444
Greg Wood	2,384,065
John Christian	1,592,542
Mark Morant	1,905,862
Alan Parker	1,625,402
All other executive officers as a group	24,846

Retention Agreements

        In addition to any other payments or benefits which may be due to the executive officer, each executive officer is party to a retention agreement with the Company which provides that he will be paid a lump sum cash retention payment on the effective date of the merger, or, if applicable, the effective date of another transaction arising from the "go-shop" period, so long as (i) he is still employed by the Company on such effective date or has been terminated by the Company without "cause" (for the named executive officers, as defined in such individual's severance agreement) prior to such date; (ii) the price per share received by stockholders of the Company in the transaction is $3.75 or greater; and (iii) such effective date is no later than December 31, 2013.

        The amount of payments to which each executive officer could become entitled pursuant to the retention agreements is as follows:

Executive Officer	Value of Retention Agreement Payments ($)
David Lockwood	3,300,000
Greg Wood	1,200,000
John Christian	100,000
Mark Morant	100,000
Alan Parker	100,000
All other executive officers as a group	200,000

Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on July 31, 2013 and assuming each named executive officer experiences a qualifying termination of employment as of that date. Please see the section entitled "Interests of Certain Persons in the Merger" for further information about the applicable compensation and benefits.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
David Lockwood	6,735,616	9,398,355	92,828	16,226,799
Greg Wood	3,490,411	3,759,341	93,624	7,343,376
John Christian	1,603,212	1,483,755	89,330	3,176,297
Mark Morant	1,603,212	1,559,441	402,650	3,244,304
Alan Parker	1,633,485	1,470,326	91,917	3,195,728

(1)
Cash.

The following table shows, for each named executive officer, the amount of each component part of the cash payments. These amounts are double-trigger in nature except for the retention payments, which are single trigger in nature.

Named Executive Officer	Salary Continuation ($)	Pro Rata Bonus ($)	Retention Payments ($)	Total ($)
David Lockwood	3,000,000	435,616	3,300,000	6,735,616
Greg Wood	2,000,000	290,411	1,200,000	3,490,411
John Christian	1,282,500	220,712	100,000	1,603,212
Mark Morant	1,282,500	220,712	100,000	1,603,212
Alan Parker	1,308,328	225,157	100,000	1,633,485
(2)
Equity.

  Represents the value of the aggregate consideration to be paid with respect to the named executive officers' equity awards, as described in greater detail above in the section entitled "Treatment of Outstanding Equity Awards" and based on the assumptions in that section (but taking into account additional vesting that will have occurred as of the assumed merger date). These amounts are single-trigger in nature with the exception of phantom performance share units, the earning, vesting and payment of which are not accelerated by the merger but instead require a subsequent qualifying termination of employment without cause or for good reason.

(3)
Perquisites/Benefits.

Represents the value of the payments with respect to welfare benefit coverage and the maximum value of outplacement services and relocation (for Mr. Morant), each as described above under "Severance Agreements." These amounts are double-trigger in nature.

Executive Officer	Welfare Benefit Payments ($)	Outplacement Services ($)	Relocation ($)	Total ($)
David Lockwood	42,828	50,000	0	92,828
Greg Wood	43,624	50,000	0	93,624
John Christian	39,330	50,000	0	89,330
Mark Morant	31,650	50,000	321,000	402,650
Alan Parker	41,917	50,000	0	91,917

(4)
Total.

The following table shows, for each named executive officer, the amounts which are single trigger (i.e., conditioned solely on the occurrence of a change in control) or double trigger (i.e., requiring the occurrence of an additional event, in this case a qualifying termination of employment) as described in more detail above.

Executive Officer	Single Trigger ($)	Double Trigger ($)
David Lockwood	3,300,000	12,926,799
Greg Wood	1,200,000	6,143,376
John Christian	349,221	2,827,076
Mark Morant	424,908	2,819,396
Alan Parker	335,792	2,859,936

Arrangements with the Surviving Corporation

        Parent has previously indicated its belief that the continued involvement of the Company's management team is integral to the surviving corporation's future success. As of the date of this proxy statement, no members of our current management have entered into any definitive agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation, Parent or any of its affiliates.

        Pursuant to the merger agreement, for a one-year period commencing at the effective time of the merger, Parent has agreed to provide or cause the surviving corporation to provide to each individual who continues to be employed from and after the effective time of the merger, who we refer to as collectively as the continuing employees, a base salary or wage rate at least equal to their base salary or wage rate in effect as of immediately prior to the effective time of the merger, and compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to such employees immediately prior to the effective time. Parent agreed to honor the terms and conditions of employment and continue benefits as set forth within any collective bargaining agreement with respect to those continuing employees whose terms and conditions of employment are governed by a collective bargaining agreement, subject to any powers to amend, terminate or renegotiate a collective bargaining agreement. In addition, Parent agreed to provide or cause the surviving corporation to provide to continuing employees who experience a termination of employment during the one-year period commencing at the effective time of the merger severance benefits that are no less than the severance benefits that would have been provided to such employees upon such a termination of employment immediately prior to the effective time of the merger. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading "The Merger Agreement—Employee Benefit Matters" beginning on page 90.

        In addition, pursuant to the merger agreement, Parent and the surviving corporation will indemnify, defend, and hold harmless (and will advance expenses to) our present and former officers, directors and employees to the fullest extent required by our charter and bylaws and any indemnification agreements as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger for not less than six years after the effective time of the merger, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any such current and former officers, directors and employees. In addition, the Company will, or if the Company is unable to do so prior to the effective time, Parent will, or will cause the surviving corporation to, obtain and fully pay the premium for the non-cancellable extension of our current directors' and officers' liability insurance and fiduciary liability insurance policies covering each person currently covered by our directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from an insurance carrier with the same or a better credit rating as the Company's current insurance carrier. However, Parent and the surviving corporation will not be required to pay an annual premium for any such insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement. A more complete description of the indemnification and insurance rights provided to the Company's directors and officers under the merger agreement is under the heading "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" on page 99.

        Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) and certain non-U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, U.S. expatriates, stockholders subject to the alternative minimum tax, stockholders who actually or constructively own 5% or more of the outstanding shares of Company common stock, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, stock units or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws, or any U.S. federal taxes other than income taxes.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        As used herein, a "non-U.S. holder" means a beneficial owner of Company common stock that is (A) neither a U.S. holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes and (B) an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), a trust, or an estate.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner's tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

Federal Income Tax Consequences for U.S. Holders

        The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder's holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. There are limitations on the deductibility of capital losses.

Federal Income Tax Consequences for Non-U.S. Holders

        Cash received in the merger by a non-U.S. holder or his or her agent generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

  •
  the non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the non-U.S. holder generally will be subject to U.S. income tax on the gain derived from the merger at a rate of 30%; or

  •
  the Company was a "United States real property holding corporation" for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger.

        For purposes of the third bullet point above, we do not believe we are, or have been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes. If a non-United States real property certificate is not delivered by us in a timely manner, the paying agent shall be instructed to deduct or withhold from the merger consideration payable to each non-U.S. holder all such amounts required to be withheld under applicable tax law.

        Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

        Backup withholding of tax (currently at a rate of 28%) may apply to cash payments to which a holder is entitled under the merger agreement. Backup withholding will not apply, however, to (A) a U.S. holder that provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or (B) a non-U.S. holder that establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the Internal Revenue Service.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder's particular circumstances and the application of state, local and foreign tax laws.

 Regulatory Approvals and Notices

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, has expired or been terminated.

        Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on January 22, 2013, and each requested early termination of the waiting period. The request for early termination of the waiting period was granted on and became effective February 1, 2013.

        At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        Additionally, under the merger agreement, the merger cannot be completed until the United Kingdom Nuclear Decommissioning Authority, which we refer to as the NDA, gives its prior written consent to the indirect change of control of EnergySolutions EU Limited. As required by the Magnox Parent Body Agreement, the Company informed the NDA of the potential transaction prior to entering into the merger agreement on January 7, 2013. Following a meeting with the NDA to discuss the transaction on January 9, 2013, the Company submitted a draft application to the NDA for its prior written consent to the proposed change in control of EnergySolutions EU Limited on January 14, 2013 and, following initial feedback from the NDA, submitted the formal consent application on January 21, 2013. The NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement.

        Also, under the merger agreement and under the Atomic Energy Act, as amended, which we refer to as the AEA, the merger cannot be completed until the Nuclear Regulatory Commission, which we refer to as the NRC, and any State from whom the Company or its subsidiaries holds a radiological license or permit issued pursuant thereto, which States have entered into an agreement with the NRC pursuant to Section 274 of the AEA, and which States we refer to as the Agreement States, in each case give their prior written consent to the indirect transfer of control of our NRC and State radiological licenses and permits. All required applications were filed requesting such consent to the indirect transfer of control of the Company's NRC and Agreement State licenses and radiological permits from the NRC and the States of Connecticut, Ohio, South Carolina, Tennessee and Utah. On February 6, 2013, the State of Tennessee issued its consent regarding several licenses held by the Company. However, further consents are still required from the NRC and each of the Agreement States, including Tennessee.

        If the parties make a filing with the Committee on Foreign Investment in the United States, which we refer to as CFIUS, pursuant to the Defense Protection Act of 1950, which we refer to as Exon-Florio, under the merger agreement, the merger cannot be completed until CFIUS has notified Parent in writing that it has determined not to investigate the transactions contemplated by the merger agreement or, if it has undertaken such an investigation, that it has determined not to take any action or the President of the United States has determined not to take any action. The parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement.

        There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, the NRC, the Agreement States, the NDA or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

        Following the January 7, 2013 announcement of the merger agreement, nine purported class action lawsuits were brought against us, the members of our board of directors, Energy Capital Partners II, LLC, Parent and Merger Sub. Five lawsuits were filed in the Delaware Court of Chancery, captioned Printz v. Rogel, et al., C.A. No. 8302-VCG (Jan. 10, 2013); Bushansky v. EnergySolutions, Inc., et al., C.A. No. 8210 (Jan. 11, 2013); Danahare v. EnergySolutions, Inc., et al., C.A. No. 8219 (Jan. 15, 2013); Graham v. EnergySolutions, Inc., et al. (Jan. 15, 2013), and Lebron v. EnergySolutions, Inc., et al., C.A. No. 8223 (Jan. 15, 2013), which we refer to collectively as the Delaware actions. On January 19, 2013, the Court of Chancery entered an order consolidating the Delaware actions as In re EnergySolutions,

Inc. Shareholder Litigation, Consolidated C.A. No. 8203-VCG. On January 28, 2013, the Court of Chancery entered an Order of Class Certification and Case Management which, among other things, certified a non opt-out class of EnergySolutions stockholders consisting of all persons who held shares of stock of EnergySolutions (excluding defendants named in the Delaware actions and their immediate family members, any entity controlled by any of the defendants, and any successors in interest thereto) at any time during the period from and including January 7, 2013, through the date of consummation or termination of the Proposed Transaction.

        The other four lawsuits were filed in the Utah State District Court, Third Judicial District, Salt Lake County, and are titled Mohammed v. EnergySolutions, Inc., et al., No. 130400388 (Jan. 10, 2013); Luck v. EnergySolutions, Inc., et al. No. 130900256 (Jan. 11, 2013); Braiker v. EnergySolutions, Inc., et al., No. 130900573 (Jan. 25, 2013); and Temmler v. EnergySolutions, Inc., et al., No. 130900684 (Jan 31, 2013), which we refer to collectively as the Utah actions. On February 1, 2013, the Company and certain defendants filed a Motion to Dismiss or Stay, or in the Alternative for Extension of Time to Respond to Complaint in the Luck action, seeking to dismiss or stay the action in deference to the Delaware actions.

        Collectively, the Delaware actions and Utah actions generally allege that the individual defendants breached their fiduciary duties in connection with the merger because the merger consideration is unfair, that certain other terms in the merger agreement are unfair, and that certain individual defendants are financially interested in the merger. Some of the actions further allege that Energy Capital Partners II, LLC, Parent and Merger Sub aided and abetted these alleged breaches of fiduciary duty. Among other remedies, the lawsuits seek to enjoin the merger, or in the event that an injunction is not awarded, unspecified money damages, costs and attorneys' fees. We believe that each of the Delaware actions and Utah actions is without merit, and we intend to vigorously defend against all claims asserted.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information," beginning on page 113.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

        The board of directors of the surviving corporation will be the directors of Merger Sub until the earlier of their resignation or removal or until their successors have been duly elected and qualified. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Subject to Parent's and the surviving corporation's commitments with respect to indemnification of the Company's current and former directors and officers, at the effective time of the merger, (i) the certificate of incorporation of the surviving corporation will be amended and restated to be identical to the certificate of incorporation of the Merger Sub and (ii) the bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the effective time of the merger until amended in accordance with their terms or by applicable laws.

        Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded, but we may be subject to certain continued reporting requirements with respect to our 10.75% Senior Notes due 2018.

Closing and Effective Time of the Merger; Marketing Period

        Unless the parties otherwise agree in writing, the closing of the merger will take place on the later of (i) the fourth business day following the date on which the last of the conditions to closing of the merger (described under "The Merger Agreement—Conditions to the Merger" beginning on page 91) has been satisfied (to the extent permitted by applicable law) or waived (other than those conditions that by their terms are not capable of being satisfied until the closing of the merger), (ii) the third business day following the final day of the marketing period (as described in this section) or such earlier date as may be specified by Parent on no less than three business days' notice to us, (iii) 11 business days after the closing conditions with respect to stockholder approval of the merger, antitrust approval under the HSR Act, consent from the NRC, the Agreement States and the NDA to the transfer of control of the Company and, if the parties have made a filing with CFIUS pursuant to Exon-Florio, the determination of CFIUS or the President of the United States not to take any action, or (iv) such other time and/or date as the parties may otherwise agree. The parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement. Early termination of the waiting period under the HSR Act was granted on and became effective February 1, 2013, and the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement.

        Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed between the second and third quarters of 2013. The effective time of the merger will occur concurrently with the closing of the merger.

        The marketing period is the first period of 20 consecutive calendar days after January 7, 2013, throughout which (a) Parent has the required financial information described below, (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, the expiration of the waiting period under the HSR Act, receipt of consent from the NRC, the Agreement States and the NDA to the transfer of control of the Company, and CFIUS (if applicable) are satisfied and (c) nothing has occurred and no condition exists which would cause any of the conditions to the obligations of Parent and Merger Sub to consummate the merger relating to the accuracy of our representations and warranties and our performance of our obligations under the merger agreement not to be satisfied were they to be applicable at any time during such 20 consecutive calendar day period. However, the parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement, early termination of the waiting period under the HSR Act was granted on and became effective February 1, 2013 and the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement. In addition, the marketing period will not be deemed to have commenced if, before the completion of the marketing period, Ernst & Young LLP withdraws its audit opinion with respect to any of the audited financial statements that are required financial information, in which case the marketing period will be deemed to commence once unqualified audit opinions have been issued for the applicable periods. Furthermore, the marketing period will not be deemed to have commenced if the Company publicly states that it is considering restating or intending to restate any financial statements that are required financial information, in which case the marketing period will be deemed to commence once the intended or contemplated restatement is completed or the Company publicly states that no such restatement is required. Further, if the financial statements included in the required financial information would not be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive calendar day period, such period will be extended for 10 calendar days following the receipt by Parent of updated required financial information that would be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC during the remainder of such 10 calendar day period. However, if we in good faith reasonably believe we have delivered the required financial information, we may deliver to Parent a written notice to that effect, in which case the marketing period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes that we have not completed delivery of the required financial information and, within three business days of our delivery of notice to Parent, delivers to us written notice to that effect stating with specificity which required financial information Parent reasonably believes we have not delivered. In any case, the marketing period will end on the date on which either the debt financing described under "Financing of the Merger—Debt Financing" on page 56 or the loan amendments described under "Financing of the Merger—Loan Amendments" on page 57 are obtained, even if before the expiration of the 20 consecutive calendar day period described above.

        Required financial information consists of, as of any date, (i) consolidated financial statements, financial data and other pertinent information regarding us and our subsidiaries required under the financing commitments and all financial statements, financial data, audit reports and other information of the type required by SEC Regulation S-X (other than Sections 3-10 and 3-16) and SEC Regulation S-K under the Securities Act of 1933 and of the type and form customarily included in a registration statement or an offering memorandum pursuant to Rule 144A under the Securities Act for the offering of debt securities contemplated by the financing commitments or in an offer to purchase for a tender offer for our 10.75% Senior Notes due 2018 and/or a consent solicitation to amend the indenture, (ii) other information as is otherwise necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in clause (i), including "negative assurance" comfort, from the independent auditors of us and our subsidiaries on each date during the relevant period (including drafts of such "comfort" letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings), and (iii) other documents required to satisfy any customary negative assurance opinion and to consummate the debt financing or any alternative financing at the time they are to be consummated.

Treatment of Company Common Stock, Options, Restricted Stock, Performance Share Units, Phantom Share Awards and Phantom Performance Share Units

Common Stock

        At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive the per share merger consideration, without interest, less any required tax withholding. Shares of Company common stock owned by the Company will be cancelled without payment of any consideration. Each share of Company common stock owned by Parent, Merger Sub or their affiliates or by majority-owned subsidiaries of the Company will remain outstanding and be converted into that number of surviving corporation shares that bear the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares held by Parent, Merger Sub or each subsidiary bore to the aggregate number of outstanding shares immediately prior to the effective time. Company common stock owned by stockholders who have properly exercised and perfected their demands for appraisal rights under the DGCL will not be converted into the right to receive the per share merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under "Appraisal Rights" beginning on page 106.

Options

        At the effective time of the merger, each Company option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and terminated and, at the effective time, converted into the right to receive, within five business days following the effective time of the merger, with respect to each share previously subject to such option, the excess, if any, of the per share merger consideration over the exercise price per share of such option, without interest, less any required tax withholding. If the exercise price per share of any Company option is equal to or greater than the per share merger consideration, such Company option will be cancelled without any cash payment. As of the effective time of the merger, all Company options will automatically terminate, and each holder will cease to have any rights with respect to the Company options, except the right to the cash payment described above.

Restricted Stock

        At the effective time of the merger, each share of Company restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested (with the exception of Company restricted stock that is earned based on the achievement of performance goals, which will instead become earned and vested in accordance with the terms of the applicable award agreement) and will be converted into the right to receive, within five business days following the effective time of the merger, the per share merger consideration, without interest, less any required tax withholding. As of the effective time of the merger, all Company restricted stock will automatically terminate, and each holder will cease to have any rights with respect to the Company restricted stock, except the right to the cash payment described above.

Performance Share Units, Phantom Share Awards and Phantom Performance Share Units

        At the effective time of the merger, each Company performance share unit and Company phantom share award that is outstanding immediately prior to the effective time of the merger will become fully vested, with the exception of any phantom performance share units which will, based on Parent's request during the negotiation of the merger, instead become earned and vested in accordance with the terms of the applicable award agreements, and will be cancelled and terminated and converted into the right to receive, within five business days following the effective time of the merger (except as set forth in the following paragraph), with respect to each share previously subject to such vested unit or award, the per share merger consideration, without interest, less any required tax withholding. As of the effective time of the merger, all Company performance share units and Company phantom share awards will no longer be outstanding and will automatically terminate, and each holder of such Company performance share unit and Company phantom share award will cease to have any rights with respect thereto, except the right to the cash payment described above.

        This payment will be made within five business days following the effective time, except that amount payable with respect to performance-based phantom share awards will be payable, with certain exceptions, in accordance with the terms of the applicable award agreements.

Exchange and Payment Procedures

        At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient for the paying agent to make payment of the aggregate merger consideration to the holders of shares of Company common stock in connection with the merger, and if any holder who has properly exercised and perfected its demand for appraisal of such shares pursuant to the DGCL fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall thereupon be deemed to have been converted as of the effective time of the merger into the right to receive the applicable per share merger consideration, without any interest. Promptly following the effective time of the merger and in no event later than five business days following the effective time of the merger, Parent shall cause the paying agent to mail to each holder of record of (i) outstanding certificates that immediately prior to the effective time of the merger represented outstanding shares of Company common stock, and (ii) uncertificated shares represented by book entry, that, in each case, have been converted into the right to receive the applicable per share merger consideration, a letter of transmittal in customary form and instructions for use in effecting the surrender of the certificates or book entry shares in exchange for the per share merger consideration.

        Upon surrender of a certificate for cancellation to the paying agent together with such letter of transmittal, the holder of such certificate will be entitled to receive the per share merger consideration, without interest, less any required tax withholding, within five business days following the later of the effective time of the merger or the paying agent's receipt of such certificate. The surrendered certificate shall be cancelled. No interest will be paid or accrued on any consideration payable to holders of certificates. The paying agent shall accept such certificates upon compliance with such reasonable terms and conditions as the paying agent may impose.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the paying agent to evidence and effect transfer and to evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

        No interest will be paid or accrued on the cash payable as the per share merger consideration upon the surrender of your certificates or book-entry shares. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

        From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is presented to the surviving corporation or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

        Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to former record holders of Company common stock on the 12-month anniversary of the effective time of the merger will be delivered to the surviving corporation upon demand. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration without interest thereon. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate. In addition, if required by Parent, you will have to post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

        Prior to the closing of the merger, unless the loan amendments described at "Financing of the Merger—Loan Amendments" on page 57 are in effect, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to:

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  maintain in full force and effect the financing commitments in accordance with the terms and conditions thereof; provided that Parent may, subject to certain limitations, (A) replace or amend the debt commitment letter in a manner that would not adversely impact or delay in any material respect the ability of Parent to consummate the merger or the financing, and (B) amend the debt commitment letter to add additional commitment parties;

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  negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter (including any flex provisions related thereto);

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  satisfy all conditions applicable to Parent or Merger Sub set forth in the financing commitments, including by consummating the equity financing under the terms of the equity commitment letter;

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  consummate and obtain the debt financing on the terms and conditions (including the flex provisions) set forth in the financing commitments, including using reasonable best efforts to seek to enforce its rights under the debt commitment letter in the event of a breach thereof by the commitment parties; and

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  not permit any amendment or modification to be made to, or consent to any waiver of any condition, provision or remedy under, or replacement of any of the financing commitments or any related fee letters, without the prior written consent of the Company, if such amendment, modification, waiver or replacement:

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  reduces the aggregate amount of the financing;

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  imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the receipt of the financing, in each case in a manner adverse to Parent, Merger Sub and the Company (taken as a whole); or

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  amends or modifies any other terms of the financing commitments in a manner that would adversely impact or delay in any material respect (x) the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement or (y) the ability of Parent or Merger Sub to obtain the financing in a timely manner.

        Until and unless the loan amendments are in effect, Parent will not release or consent to the termination of the obligations of the commitment parties under the debt commitment letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the debt commitment letter, or in connection with obtaining alternative financing or replacing or amending the debt commitment letter to add additional debt financing sources or otherwise in a manner that would not adversely impact or delay in any material respect the ability of Parent to consummate the merger or the financing.

        Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing, including the loan amendments, or the completion of any issuance of securities contemplated by any financing, is not a condition to the closing of the merger, such that if any financing (or any alternative financing) or issuance of securities has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

        If the loan amendments are not in effect and any portion of the debt financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the debt commitment letter, Parent is required to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms not less favorable, in the aggregate, to Parent than those set forth in the debt commitment letter, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event.

        Parent has agreed to give us written notice promptly, and in any event within five business days: (i) of any party's default or breach of any financing commitment of which Parent or Merger Sub becomes aware or any termination thereof; (ii) of the receipt of any written notice or other communication from any party to a financing commitment regarding the existence of a material dispute or disagreement between or among any parties to any financing commitment that could reasonably cause a condition to the financing commitments not to be satisfied; and (iii) if for any reason Parent or Merger Sub has reasonably determined in good faith that it will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the financing commitments (including the flex provisions).

        We have agreed to reasonably cooperate in connection with the loan amendments, the financing, and any tender offer relating to our 10.75% Senior Notes due 2018 and/or consent solicitation to amend the indenture as may be reasonably requested by Parent and that does not unreasonably interfere with our and our subsidiaries' ongoing operations, including by:

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  participating in customary meetings with prospective financing sources and investors;

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  assisting Parent and the commitment parties or other debt financing sources with the preparation of customary offering documents, private placement memoranda, prospectuses, bank information memoranda, authorization letters, ratings agency presentations, confirmations and undertakings, materials for ratings agency and lender presentations relating to the debt financing or any alternative financing arrangements;

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  assisting in the consummation of the debt financing, the loan amendments and any tender offer relating to our 10.75% Senior Notes due 2018 and/or a consent solicitation to amend the indenture, and executing and delivering such documents as may be reasonably requested in connection with such transactions;

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  pledging or granting security interests in our assets pursuant to such agreements as may be reasonably requested;

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  providing Parent and the commitment parties or other debt financing sources with financial and other information regarding us and our subsidiaries reasonably requested by Parent;

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  cooperating with the marketing efforts of Parent and the commitment parties or other debt financing courses for the debt financing or alternative financing and taking all action reasonably requested by Parent, the commitment parties or other debt financing sources in connection with the loan amendments or for the repayment of existing debt;

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  reasonably cooperating with Parent's legal counsel in connection with any required legal opinions and cooperating with any customary and reasonable due diligence investigation;

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  taking such actions reasonably requested by Parent, the commitment parties or other debt financing sources to facilitate the satisfaction of all conditions precedent set forth in the debt commitment letter or any definitive documentation related to the debt financing or any alternative financing;

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  using our reasonable best efforts to obtain accountants' comfort letters and legal opinions as reasonably requested by Parent, including issuing any customary representation letters;

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  establishing deposit and similar accounts to facilitate the flow of funds on the closing of the merger;

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  making a tender offer for our 10.75% Senior Notes due 2018 and/or a consent solicitation to amend the indenture, or cooperating with any such tender offer and/or consent solicitation made by Parent;

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  reasonably cooperating with Parent to obtain title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements with respect to our real property; and

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  if requested by Parent, using our reasonable best efforts to obtain the loan amendments, or if the amendments are not pursued or obtained, a "payoff" letter acknowledging, among other things, the termination of the loan documents, liens, obligations or liabilities under such loan documents and letters of credit and return of letters of credit issued under the existing debt.

Representations and Warranties

        We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

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  due organization, existence, good standing and authority to carry on our businesses;

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  the effectiveness of our and our subsidiaries' and joint ventures' certificates of incorporation, bylaws or similar organizational documents, and the absence of any violations under those documents;

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  our and our subsidiaries' and joint ventures' capitalization and our indebtedness;

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  the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

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  our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

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  the declaration of advisability of the merger agreement and the merger by our board of directors, and the approval of the merger agreement and the merger by our board of directors;

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  the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

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  required governmental consents, approvals, notices and filings;

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  compliance with applicable laws, government orders, licenses, permits and consent decrees;

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  our possession of all material licenses and permits needed to carry on our businesses;

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  our SEC filings since December 31, 2009 and the financial statements included therein;

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  compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, and the listing and corporate governance rules and regulations of the NYSE;

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  the absence of any outstanding or unresolved comments in the comment letters received from the SEC staff with respect to our SEC filings;

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  our disclosure controls and procedures and internal controls over financial reporting;

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  the absence of certain undisclosed liabilities;

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  the absence of a Company material adverse effect (as described below) since September 30, 2011 and the absence of certain other changes or events since December 31, 2011 through the date of the merger agreement;

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  the absence of any undisclosed related party transactions;

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  employee benefit plans;

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  certain employment and labor matters;

  •
  material contracts and the absence of any default under any material contract;

  •
  the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

  •
  environmental matters;

  •
  intellectual property;

  •
  tax matters;

  •
  insurance policies;

  •
  real property;

  •
  that our board of directors has taken all necessary action so that the restrictions of any takeover statutes do not apply to the merger agreement;

  •
  this proxy statement;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  the receipt of an opinion from Goldman Sachs to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the merger consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective affiliates) pursuant to the merger is fair, from a financial point of view, to such holders;

  •
  that the affirmative vote of the holders of a majority of the outstanding Company common stock is the only vote needed to adopt the merger agreement;

  •
  our possession of all necessary NRC and other radiological licenses;

  •
  the inapplicability of certain public utility or public utility service company regulations to us;

  •
  government contracts matters; and

  •
  compliance with restrictions on certain payments by the Company and its subsidiaries, including the federal Foreign Corrupt Practices Act of 1977.

        Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Company material adverse effect," which means an event, change, occurrence, circumstance, development or effect that, individually or in the aggregate:

  •
  has had or would reasonably be expected to have a material adverse effect on our business (including our joint ventures and our United Kingdom subsidiaries), properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of our or our subsidiaries' operations, taken as a whole; or

  •
  prevents, or would reasonably be expected to prevent, the satisfaction by us of the conditions to our and Parent's and Merger Sub's obligations to consummate the merger.

        However, in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur:

  •
  so long as we and our subsidiaries, taken as a whole, are not disproportionately affected relative to other similarly situated participants in the nuclear industry:

  •
  any changes in general economic or political conditions, or in the financial, credit or securities markets in general in the United States or the United Kingdom;

  •
  changes in GAAP, other applicable accounting rules or applicable law or in changes in the interpretation thereof; or

  •
  the engagement of hostilities by or within any country, which have commenced or worsened after the date of the merger agreement;

  •
  the announcement, delivery or performance of the merger agreement, the identity of Parent or Merger Sub, or the announcement, pendency or consummation of the transactions contemplated by the merger agreement;

  •
  the impact of any of the matters in the above bullet on our relationships with customers, suppliers or employees and any suit or legal action arising therefrom;

  •
  the mere fact that we have failed to meet any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending on or after January 7, 2013 (although the underlying events causing such failure may be considered); and

  •
  any change in the trading price or trading volume of our common stock on the NYSE or any change in our credit rating (although the underlying events causing such change may be considered).

        The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

  •
  their due organization, existence, good standing and authority to carry on their businesses;

  •
  their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing their obligations under the merger agreement;

  •
  required governmental consents, approvals, notices and filings;

  •
  the absence of legal proceedings and investigations against Parent and Merger Sub that would adversely affect the ability of Parent and Merger Sub to complete the transactions contemplated by the merger agreement;

  •
  that Merger Sub is owned by Parent and was formed solely for the purpose of engaging the in the merger and has not engaged in any other activities;

  •
  validity and enforceability of the commitment letters;

  •
  the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

  •
  the absence of any default under the commitment letters;

  •
  payment of fees under the commitment letters;

  •
  sufficiency of funding commitments to consummate the merger and the transactions contemplated by the merger agreement;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  delivery of the executed limited guarantee;

  •
  that neither Parent, Merger Sub nor any of their affiliates or associates is or has been at any time during the last three years, an "interested stockholder" of the Company;

  •
  the written information supplied by Parent or Merger Sub or their affiliates for inclusion and incorporation by reference in the this proxy statement;

  •
  sufficiency of funds of the surviving corporation;

  •
  that Parent and Merger Sub are not owned, controlled or dominated by foreign persons or entities in contravention of the standards of the Atomic Energy Act and NRC regulations; and

  •
  that Parent, the guarantor and their subsidiaries do not beneficially own any securities in us or any other rights to any other economic interest in us.

        Many of Parent's representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Parent material adverse effect," meaning any event, change, occurrence, circumstance, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the merger, the financing or the other transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

        Under the merger agreement, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which, with respect to certain actions, cannot be unreasonably withheld, conditioned or delayed), we will, and will cause our subsidiaries and, to the extent we are able, cause Magnox Limited to, carry out our businesses in the ordinary course consistent with past practice and we and our subsidiaries will use our reasonable best efforts to preserve intact our business organizations, to keep available the services of our current officers and employees, to pursue any bid for a government contract to which we or any of our subsidiaries are a party and for which an award has not been issued prior to the date of the merger agreement, to preserve our assets, rights and properties in good repair and condition and preserve our relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with us and our subsidiaries. We also covenant to operate the power facility site in Zion, Illinois in compliance with the contracts governing our operations in Zion and in the ordinary course of business consistent with past practice and to cause EnergySolutions EU Limited to comply with the Magnox Parent Body Agreement.

        Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by us in connection therewith, we will not take, and we will not permit our subsidiaries to take, and will use reasonable best efforts to prevent Magnox Limited from taking, any of the following actions without Parent's written approval (which, with respect to certain actions, cannot be unreasonably withheld, conditioned or delayed):

  •
  amend our certificate of incorporation or by-laws (or the equivalent organizational or governing documents of any of our subsidiaries);

  •
  issue, deliver, sell, pledge, grant or otherwise encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of us or our subsidiaries (except upon the exercise of options or vesting of other equity awards outstanding as of January 7, 2013 or in accordance with the terms of employment agreements or Company benefit plans in effect on January 7, 2013);

  •
  declare, authorize, make or pay any dividends except those paid by a subsidiary to us or to any of our subsidiaries;

  •
  except as required pursuant to existing written agreements or Company benefit plans, or written agreements for newly hired employees entered into in the ordinary course of business or as otherwise required by law:

  •
  materially increase the compensation or benefits payable to our employees, directors, consultants or officers, except that we may grant increases in cash compensation of less than $50,000 individually and $3 million in the aggregate to employees below the level of vice president;

  •
  grant or pay to any current or former employee, director, consultant or officer any severance, change in control or termination pay, except in the ordinary course of business and of less than $150,000 individually and $2.5 million in the aggregate, or as legally required;

  •
  enter into any new employment agreements with any employees or executive officers (except in order to fill a position vacated after the date of the merger agreement on terms no more favorable than previously compensated for such position);

  •
  establish, adopt, modify or terminate any Company benefit plan, collective bargaining agreement or other similar labor agreement or any agreement with a works council, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, consultants or employees or any of their beneficiaries, or increase any benefits provided thereunder;

  •
  accelerate vesting or payment of the compensation, bonus or other benefits;

  •
  grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company benefit plan in excess of $50,000 individually or $1,000,000 in the aggregate; or

  •
  take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or Company benefit plan;

  •
  except as may be required under agreements executed prior to the date of the merger agreement, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of our or our subsidiaries' capital stock or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date of the merger agreement);

  •
  acquire, by merging or consolidating with, purchasing an equity interest in or assets of, any corporation, partnership, association or other business organization or division thereof (including in a tender or exchange offer, business combination, recapitalization, liquidation or similar transaction) or any material amount of assets (other than in the ordinary course of business consistent with past practice);

  •
  adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of us or any of our subsidiaries other than the merger agreement;

  •
  incur any indebtedness, guarantee or repay, redeem or repurchase such indebtedness other than borrowings under the credit agreement or under letters of credit in the ordinary course of business consistent with past practice that do not exceed $5 million;

  •
  enter into any swap or hedging transactions or other derivative agreements;

  •
  make any loans, advances or capital contributions to, or investments in, any other person, other than between us and our subsidiaries or among our wholly owned subsidiaries, and other than in connection with contract or project bids in the ordinary course of business consistent with past practice or pursuant to contracts in effect as of the date of the merger agreement;

  •
  sell, lease, license (other than by non-exclusive license or co-existence agreements in the ordinary course of business), sell and leaseback, abandon, mortgage, or otherwise encumber or subject to any lien, or otherwise dispose in whole or in part of any of our material properties or assets;

  •
  enter into, modify, supplement or amend any lease or sublease of real property;

  •
  materially modify or amend in any material respect, terminate or cancel, or waive, release or assign any material rights or claims with respect to, any material contract or government contract or enter into any contract that if in effect on the date of the merger agreement would have been a material contract or government contract;

  •
  change our financial accounting methods in effect on December 31, 2011, principles or practices, except insofar as may have been required by a change in GAAP or applicable law and has been concurred with by our independent auditors;

  •
  pay, loan or advance (other than in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of our officers, directors or any of their affiliates or associates;

  •
  form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business material to us and our subsidiaries, taken as a whole;

  •
  settle or compromise any material tax liability, amend any material tax return, make any material tax election, file (or not file) any material tax return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for tax purposes or surrender any right to claim a material tax refund;

  •
  settle or compromise any litigation, audit, claim or action other than in the ordinary course of business consistent with past practice that is reflected on our consolidated financial statements;

  •
  cancel any material indebtedness or waive any material claims or rights;

  •
  make or authorize capital expenditures that are not provided for in our existing capital expenditures budget, in excess of $2 million individually or $20 million in the aggregate, in each case over a 12-month period;

  •
  fail to protect or maintain any of our or our subsidiaries' intellectual property that is material to the conduct of their business as currently conducted and planned to be conducted;

  •
  enter into material contracts or transactions with affiliates or associates other than in the ordinary course of business consistent with past practice on terms no less favorable to us or our applicable affiliated entities than the terms governing such transactions with third parties;

  •
  permit any of our or our subsidiaries' material insurance policies to lapse or be cancelled;

  •
  modify, change, or fail to renew any NRC license or other radiological license, except as would not be expected to have a Company material adverse effect;

  •
  permit any change to the organizational structure of any subsidiary or joint venture which holds a United Kingdom nuclear site license;

  •
  pay any fees and expenses in connection with the merger and other transactions contemplated by the merger agreement to our financial advisor in excess of the amounts disclosed in the disclosure schedule to the merger agreement; or

  •
  agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

        From and after the end of the period beginning upon the execution of the merger agreement and continuing until 11:59 p.m. New York City time on February 6, 2013, which we refer to as the "go shop" period, until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, we will not, and we will cause our subsidiaries and our representatives not to, and we will use our reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to:

  •
  initiate, solicit, propose, encourage or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information about us or our subsidiaries to any person relating to, or otherwise cooperate with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

  •
  approve, publicly endorse or recommend or enter into any acquisition proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any acquisition proposal;

  •
  publicly propose, agree or publicly announce an intention to take any of the foregoing actions;

  •
  take any action to make the provisions of any takeover statute inapplicable to any transaction contemplated by an acquisition proposal; or

  •
  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement that we have entered into in respect or in contemplation of an acquisition proposal (unless our board of directors determines in good faith, after consultation with its outside legal counsel, that it is necessary to take any such actions described in this or the above bulleted item in order to comply with our board of directors' fiduciary duties to our stockholders under applicable law and solely to the extent necessary to allow the other party to submit any non-public acquisition proposal to our board of directors in compliance with our non-solicitation obligations under the merger agreement).

        Immediately following the "go shop" period, we will, and will cause our subsidiaries and representatives to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons with respect to an acquisition proposal and to request the immediate return or destruction of all confidential information previously furnished. However, from the end of the "go shop" period, we would have been permitted to continue to engage in solicitation activities and negotiations for 10 days with respect to a bona fide acquisition proposal submitted by a person prior to the conclusion of the "go shop" period that our board of directors determined in good faith to constitute, or to be reasonably likely to lead to, a superior proposal. No such proposals were submitted during the "go shop" period.

        At any time after the expiration of the "go-shop" period and before our stockholders adopt the merger agreement, if (i) any person makes a bona fide written acquisition proposal that did not result from a breach of our obligations under the preceding paragraphs, (ii) such person executes a confidentiality agreement on terms no less favorable to us than the terms of our confidentiality agreement with Energy Capital Partners II, LLC and (iii) (A) our board of directors determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, (B) our board of directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, (C) we or our board of directors gives Parent prior notice of such determinations and (D) all information or data to be provided to such person has either been previously provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person, then we may provide non-public information concerning us and our subsidiaries and engage or participate in any discussions or negotiations with such persons with respect to such bona fide written acquisition proposal, so long as we comply with certain terms of the merger agreement.

        At any time before the merger agreement is adopted by our stockholders, if our board of directors determines in good faith and after consultation with its financial advisor and outside legal counsel, after giving effect to all adjustments offered by Parent and Merger Sub to the per share merger consideration, that an acquisition proposal it has received is a superior proposal and that it is necessary to take action in order to comply with its fiduciary duties under applicable law, then we may take actions including to effect a Company adverse recommendation change or terminate the merger agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Energy Capital Partners Management II, LP or its designee. See "The Merger Agreement—Termination Fees" beginning on page 95.

        Subject to the exceptions described below, at any time after the date of the merger agreement, neither our board of directors nor any committee thereof shall adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit us or any of our subsidiaries to execute or enter into an alternative acquisition agreement or take any of the following actions, any of which we refer to as a Company adverse recommendation change:

  •
  publicly withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), our recommendation that the merger is advisable or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by our board of directors or any such committee thereof of the merger agreement or the merger or other transactions contemplated by the merger agreement;

  •
  adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any acquisition proposal;

  •
  allow our board of directors' recommendation in favor of the merger to be excluded from this proxy statement;

  •
  fail to reject (or, if requested by Parent, fail to publicly recommend against) any acquisition proposal within 10 business days after such acquisition proposal is publicly announced; or

  •
  if a tender or exchange offer relating to our equity securities is commenced by someone unaffiliated with Parent, fail to send to our security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer.

        At any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a Company adverse recommendation change in response to an intervening event if it determines in good faith, after consultation with outside counsel, that it is necessary to take action in order to comply with its fiduciary duties under applicable law.

        However, prior to (i) effecting a Company adverse recommendation change in connection with a superior proposal or intervening event or (ii) terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

  •
  we must provide written notice to Parent and Merger Sub describing the facts underlying our board of directors' determination that an intervening event has occurred and the rationale and basis for such action or the terms and conditions of the superior proposal that is the basis of such action, including the identity of the party making the superior proposal and any financing commitments thereto;

  •
  after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent desires to negotiate) for five business days to revise the terms and conditions of the merger agreement and/or Parent's financing commitments and the guarantee (1) so as to obviate the need for a Company adverse recommendation change as a result of the intervening event or (2) so that such superior proposal ceases to constitute a superior proposal; and

  •
  following the end of the five business day period described above, our board of directors must have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any offer to repurchase our 10.75% Senior Notes due 2018 or consent solicitation to amend the indenture, the loan amendments, changes to the merger agreement, the financing commitments and the guarantee proposed in writing by Parent and Merger Sub in response to our board of directors' notification of its change of recommendation or otherwise that:

  •
  such Company adverse recommendation change in light of such intervening event is necessary to comply with our board of directors' fiduciary duties to our stockholders under applicable law, or such superior proposal continues to constitute a superior proposal; and

  •
  after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors' fiduciary duties to our stockholders under applicable law.

        We are required to repeat the steps above following any material change in the circumstances of an intervening event, the occurrence of a new intervening event or an amendment to the terms of a superior proposal, substituting three business days for five business days in the above description.

        From and after the conclusion of the "go shop" period, we will:

  •
  as promptly as reasonably practicable (and in any event within 24 hours), advise Parent and Merger Sub of our receipt of any acquisition proposal or any request for information that would reasonably be expected to lead to any acquisition proposal, the terms and conditions of any such acquisition proposal or request (including the identity of the party making such acquisition proposal), and shall as promptly as reasonably practicable (and in any event within 24 hours) advise Parent and Merger Sub of any amendments to any such acquisition proposal or request;

  •
  keep Parent fully and promptly informed of the status and material details (including any change to any term or condition thereof) of any such acquisition proposal or request; and

  •
  provide to Parent promptly after receipt or delivery thereof copies of all material correspondence and other written material sent or provided to us or any subsidiary or representative from any person that describes any of the terms or conditions of any such acquisition proposal or request.

        We will promptly notify Parent if we decide to begin providing information to any third party related to an acquisition proposal or determine to begin discussions with a third party related to an acquisition proposal.

        Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from taking and disclosing to our stockholders a position with respect to a tender offer or exchange offer contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or making any "stop-look-and-listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders if, in the good faith judgment of our board of directors (after consultation with outside counsel), failure to so disclose would violate applicable law. However, such communications or actions must comply with the provisions of the merger agreement relating to acquisition proposals (including with respect to a Company adverse recommendation change).

        In this proxy statement we refer to any inquiry, proposal or offer relating to, or that would be reasonably expected to lead to, any of the following as an acquisition proposal:

  •
  the direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 10% or more of the outstanding shares of Company common stock or other class of our capital stock by any person other than Parent or its affiliates;

  •
  any merger, consolidation, business combination, reorganization, share exchange, sale of assets (including any contractual rights or other assets owned by us or our subsidiaries), recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any person other than Parent or its affiliates acquiring assets (including capital stock of or interest in us, any resulting parent company of us or any of our subsidiaries or any capital stock of or interest in any joint venture which is owned by us or any of our subsidiaries) representing, directly or indirectly, ten percent (10%) or more of our and our subsidiaries' revenues, net income, EBITDA, cash flow from operations, or assets, taken as a whole; or

  •
  any tender offer or exchange offer that, if consummated, would result in any person other than Parent or its affiliates beneficially owning 10% or more of the outstanding shares of our common stock or other class of our capital stock.

        In this proxy statement we refer to any bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 10% to 85%) that did not result from a breach of our obligations not to solicit acquisition proposals in certain ways or at certain times and that is fully financed (including by provision of financing commitment agreements from bona fide financing sources), not subject to any financing condition to close, that our board of directors determines in good faith (after consultation with outside counsel and our financial advisor), and considering the likelihood of consummation of such proposal, are more favorable to our stockholders (solely in their capacities as such) from a financial point of view than the transactions contemplated by the merger agreement, after giving effect to all adjustments to the terms thereof that may be offered by Parent pursuant to the merger agreement, as a superior proposal.

        In this proxy statement we refer to an event, fact, circumstance, development or occurrence that is material to us and our subsidiaries, taken as a whole (other than any event or circumstance resulting from our or our subsidiaries' breach of the merger agreement) that was not known to our board nor reasonably foreseeable by our board as of or prior to the date we entered into the merger agreement which event, fact, circumstance, development or occurrence becomes known to our board of directors prior to receipt of stockholder approval of the merger, as an intervening event.

        However, in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an intervening event:

  •
  any acquisition proposal;

  •
  the public announcement of discussions among Parent, Merger Sub and us regarding a potential transaction, the public announcement, execution, delivery or performance of the merger agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated by the merger agreement, including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith;

  •
  any change in the trading price or trading volume of our common stock on the NYSE or any change in our credit rating (although underlying events of any such change may be considered);

  •
  the mere fact that we have exceeded or met any of our projections, forecasts, revenue or earnings predictions or expectations of any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date we entered into the merger agreement (although underlying events of any such change may be considered); or

  •
  so long as we and our subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry:

  •
  changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of the merger agreement; or

  •
  any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in the United States or the United Kingdom.

Proxy Statement

        We have agreed to use reasonable best efforts to file our preliminary proxy statement with the SEC within two days following the expiration of the "go shop" period. We have also agreed to promptly notify Parent of any comments or requests for amendments or supplements we receive from the SEC and provide Parent with copies of all correspondence between us or our representatives and the SEC. We have agreed to use our reasonable best efforts to promptly respond to any SEC comments to our preliminary proxy statement, and we have agreed to mail our definitive proxy statement to our stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments. In addition, we and Parent have agreed to cooperate in preparing and filing any amendments or supplements to this proxy statement required prior to the effective time.

Stockholders Meeting

        We are required to take all action in accordance with Delaware law and our certificate of incorporation and bylaws necessary to duly call, give notice of and convene a meeting of our stockholders as promptly as reasonably practicable, and in no event later than 45 days following the date of clearance by the SEC of this proxy statement, to consider and vote upon the adoption of the merger agreement, provided however, that we may elect not to take such actions if our board of directors effects a Company adverse recommendation change in compliance with our obligations described at page 84 of this proxy statement under the heading "The Merger Agreement—Solicitation of Acquisition Proposals." Subject to the provisions described at page 84 of this proxy statement under the heading "The Merger Agreement—Solicitation of Acquisition Proposals," our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement, and will solicit adoption of the merger agreement.

Filings; Other Actions; Notification

        We and Parent will cooperate with each other and use our respective reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement and to cause the conditions to the closing of the merger agreement to be satisfied, including by:

  •
  obtaining of all necessary actions or non-actions, consents and approvals from governmental entities or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement, and the making of all necessary registrations and filings and taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any governmental entity or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement;

  •
  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  •
  executing and delivering any additional instruments necessary to consummate the merger and any other transactions to be performed or consummated in accordance with the merger agreement and to carry out fully the purposes of the merger agreement.

        Parent and Merger Sub will take promptly any action necessary to avoid or eliminate any impediment and obtain all necessary consents under any antitrust laws so as to enable the Parties to close the transactions contemplated by the merger agreement, including committing to or effecting the sale or disposition of such assets or businesses as are required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement.

        We and Parent have agreed, subject to certain exceptions and applicable law, to:

  •
  make and not withdraw (except with the prior written consent of the other party) its respective filings under the HSR Act, and request early termination of the statutory waiting period with respect thereto;

  •
  if necessary, make appropriate filings with CFIUS pursuant to Exon-Florio with respect to the transactions contemplated by the merger agreement and comply with any additional requests for information by any antitrust authority or CFIUS (however, the parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement);

  •
  make any filings or notifications to any other foreign or multijurisdictional body that are required under any applicable antitrust laws;

  •
  file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the indirect transfer of control of the NRC licenses as a result of the merger, and any other related approvals required to be obtained with respect to the NRC licenses;

  •
  cause EnergySolutions EU Limited to notify the NDA in writing of the merger and to request the written consent of the NDA to the indirect change of control of EnergySolutions EU Limited resulting from the merger (however, the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement);

  •
  give notices to third parties and to use our reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the merger; and

  •
  keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including furnishing copies of notices or communications received by Parent or by us from any third party and/or any governmental entity with respect to the transactions contemplated by the merger agreement.

        Neither we nor Parent will permit any of our respective officers or representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry without consulting with the other party in advance and, to the extent permitted by such governmental entity, giving the other party the opportunity to participate at such meeting.

Employee Benefit Matters

        Parent has agreed that it will, and will cause the surviving corporation for a one-year period commencing at the effective time of the merger to:

  •
  provide to continuing employees at the Company a base salary or wage rate at least equal to such continuing employees' base salary or wage rate in effect as of immediately prior to the effective time of the merger and compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to those employees immediately prior to the effective time of the merger;

  •
  honor the terms and conditions of employment and continue benefits as set forth in collective bargaining agreements for continuing employees whose terms and conditions of employment are governed by such agreements, subject to any power to amend, terminate or renegotiate such agreements; and

  •
  provide to continuing employees of the Company who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided under an applicable Company benefit plan to such employees upon such a termination of employment immediately prior to the effective time of the merger.

        Each continuing employee of the Company will be credited with his or her years of service with us before the consummation of the merger for purposes of eligibility, vesting, and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent or its affiliates, the Company, the surviving corporation or any subsidiary and affiliate thereof providing benefits to any continuing employees after the consummation of the merger, which we refer to as the new plans.

        Each continuing employee will be immediately eligible to participate in all new plans to the extent coverage under such plan replaces coverage under a comparable Company benefit plan in existence prior to the merger. For each new plan that is a group health plan made available to any continuing employee after the consummation of the merger, Parent will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents if such exclusions or requirements would have been waived or satisfied under the Company benefit plan and cause any eligible expenses incurred under a Company benefit plan during the portion of the plan year until the effective time of the merger to be taken into account under the new plan for purposes of satisfying all deductible, maximum out-of-pocket and similar requirements to the extent such amounts would have been taken into account under the Company benefit plan.

        Unless Parent requests that we not do so before the effective time of the merger, we will take all actions necessary to terminate the Company stock plan prior to the effective time of the merger, and no further Company options, Company restricted stock or Company performance share units or other rights with respect to shares of Company common stock will be granted following such termination.

        If Parent requests that we terminate any or all Company benefit plans intended to qualify under Section 401(a) of the United States Internal Revenue Code of 1986, as amended, in writing at least 10 days prior to the effective time of the merger, we will take all actions necessary to do so effective not later than the last business day preceding the effective time of the merger.

Public Announcements

        We and Parent have agreed that, other than in connection with a Company adverse recommendation change, we will not issue any press release or make a public announcement with respect to the merger, merger agreement or other transactions contemplated by the merger agreement without the consent of the other party (which is not to be unreasonably withheld or delayed) unless such press release or announcement is required by law, in which case, the other party is to be consulted prior to the issuance or publication of such press release or announcement.

Notices of Events

        Both we and Parent have agreed to provide each other with prompt notice of (i) any notice or communication received by such party from any governmental entity in connection with the merger or from any person alleging that a consent of such party may be required in connection with the merger or the other transactions contemplated by the merger agreement if such communication or the failure to obtain such consent could be material to us and (ii) any actions, suits, claims or investigations of any nature relating to the merger commenced or threatened against such party. We have also agreed to notify Parent of any change or event having a Company material adverse effect.

Conditions to the Merger

        The respective obligations of the Parent, Merger Sub and us to consummate the merger are subject to the satisfaction or waiver of the following conditions:

  •
  approval by our stockholders;

  •
  expiration or termination of any applicable waiting periods under the HSR Act;

  •
  if the parties have made a filing with CFIUS pursuant to Exon-Florio, CFIUS' having notified Parent of its decision not to investigate the transactions contemplated by the merger agreement,

    and if CFIUS does undertake an investigation, CFIUS' or the President of the United States' determination not to take any action;

  •
  receipt of certain regulatory consents from the NRC, the Agreement States and the NDA; and

  •
  the absence of any order, restraint or prohibition issued by any court or governmental entity in effect, and any law enacted or deemed applicable, that prohibits or makes illegal the consummation of the merger, and the absence of any pending suit or proceeding by any governmental entity in any court of competent jurisdiction seeking to prohibit the consummation of the merger.

        As described above, early termination of the waiting period under the HSR Act was granted on and became effective February 1, 2013, and the NDA, in a letter dated January 24, 2013, gave its consent to the change in control of EnergySolutions EU Limited in satisfaction of this aspect of the merger agreement. Also, the parties have determined not to make a filing with CFIUS pursuant to Exon-Florio, based on their belief that no such filing is necessary with respect to the transactions contemplated by the merger agreement.

        The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

  •
  our representations and warranties regarding capitalization must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except for inaccuracies that would not increase the amounts payable by Parent in connection with the merger by $2,000,000 or more, and for those representations and warranties made as of a specific date, in which case they shall be true and correct as of such earlier date);

  •
  our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (or, to the extent expressly made as of a specific date, as of such earlier date), except where the failure to be true and correct would not have, individually or in the aggregate, a Company material adverse effect;

  •
  we must have performed in all material respects our obligations under the merger agreement that are required to be performed by us at or prior to the effective time of the merger;

  •
  we must have delivered to Parent a certificate to the effect that the conditions in the preceding three bullet points have been satisfied; and

  •
  from the date of the merger agreement until the effective time of the merger, there must not have occurred any change, event or occurrence that has had or would be expected to have, individually or in the aggregate, a Company material adverse effect.

        Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

  •
  the representations and warranties of Parent set forth in the merger agreement must be true and correct (without giving effect to any materiality or Parent material adverse effect qualifications), except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent material adverse effect, both as of the date of the merger agreement and as of the effective time of the merger, with the same effect as though made on and as of the effective time of the merger (except for those representations and warranties made as of a specific date, in which case they shall be true and correct as of such earlier date);

  •
  each of Parent and Merger Sub must have performed or complied in all material respects with their respective obligations under the merger agreement required to be performed or complied with by them on or prior to the effective time of the merger; and

  •
  Parent must have delivered to us a certificate to the effect that the conditions in the preceding two bullet points have been satisfied.

Termination

        We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

        Either Parent or we may also terminate the merger agreement at any time prior to the effective time of the merger if:

  •
  the Merger has not been consummated by 11:59 p.m., New York City time, on October 7, 2013, subject to extension of up to three months in certain circumstances, and which date, as may be extended, we refer to as the end date; provided, however, that:

  •
  Parent may extend the end date for up to three months if all other conditions to consummation of the merger are satisfied or capable of then being satisfied and the sole reason that the merger has not been consummated is that one or more conditions relating to the consent to the merger from the NRC, each Agreement State from whom the Company or its subsidiaries holds a radiological license or the NDA has not been satisfied; and

  •
  neither we nor Parent may terminate the merger agreement if our or their respective failure to perform obligations under the merger agreement, to act in good faith or to use reasonable best efforts to consummate the transactions contemplated by the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated;

  •
  any order or other action of any governmental entity having competent jurisdiction is entered permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and nonappealable; provided, that a party is not entitled to terminate the merger agreement if the issuance of such final, non-appealable order was primarily due to such party's failure, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under the merger agreement; or

  •
  the affirmative vote of the holders of outstanding Company common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company common stock to adopt the merger agreement and approve the transactions contemplated by the merger agreement is not obtained at the special meeting or any adjournment or postponement thereof at which the merger agreement and the transactions contemplated by the merger agreement have been voted upon.

        We may also terminate the merger agreement if:

  •
  Parent or Merger Sub breach or fail to perform any representations, warranties, covenants or agreements set forth in the merger agreement such that our closing conditions related to such representations, warranties, covenants or agreements would not be satisfied, and such breach or failure to perform cannot be cured on or before the end date or is not cured by Parent within 30 days after Parent received written notice of such breach from us (provided that we will not have this right to terminate if we are then in breach or have failed to perform any of our representations, warranties, covenants or other agreements set forth in the merger agreement such that the closing conditions of Parent and Merger Sub related to our representations, warranties, covenants or agreements would not be satisfied);

  •
  the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred (provided that during such two business days and for 24 hours thereafter no party will be entitled to terminate the merger agreement for failure of the merger to have been consummated by the end date); or

  •
  at any time before our stockholders adopt the merger agreement, (i) our board of directors determines to enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84 (provided that we pay to Energy Capital Partners Management II, LP or its designee the termination fee of $13.6 million, in circumstances described under "The Merger Agreement—Termination Fees" beginning on page 95).

        Parent may also terminate the merger agreement if:

  •
  we breach or fail to perform any representations, warranties, covenants or agreements set forth in the merger agreement such that the closing conditions of Parent and Merger Sub related to such representations, warranties, covenants or agreements would not be satisfied, and our breach or failure to perform cannot be cured on or before the end date or is not cured by us within 30 days after we received written notice of such breach from Parent or Merger Sub (provided that Parent will not have this right to terminate if Parent or Merger Sub is also in breach or has failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement such that our closing conditions related to our representations, warranties, covenants or agreements would not be satisfied);

  •
  our board of directors or any committee thereof effects a Company adverse recommendation change as described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84;

  •
  our board of directors does not hold the stockholders meeting or use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement in material breach of its obligation to do so under the merger agreement;

  •
  our board of directors fails to publicly reaffirm its recommendation to vote in favor of the merger within 10 days of Parent's written request for such affirmation (or if the end date is less than 10 days from the receipt of such request from Parent, by the close of business on the business day preceding the end date); or

  •
  we enter into an agreement with respect to any alternative acquisition proposal, which we refer to as an alternative acquisition agreement; or

  •
  we materially breach the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84.

Termination Fees

        Company Termination Fee.    We will pay Energy Capital Partners Management II, LP or its designee a termination fee equal to $13.6 million if:

  •
  we terminate the merger agreement because, prior to obtaining stockholder approval of the transaction, our board of directors determined to enter into an alternative acquisition agreement with respect to a superior proposal and we complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84; or

  •
  Parent terminates the merger agreement because:

  •
  our board of directors or any committee thereof has effected a Company adverse recommendation change;

  •
  our board of directors does not hold the stockholders meeting or use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement in material breach of its obligation to do so under the merger agreement;

  •
  our board of directors fails to publicly reaffirm its recommendation to vote in favor of the merger within 10 days of Parent's written request for such affirmation (or if the end date is less than 10 days from the receipt of such request from Parent, by the close of business on the business day preceding the end date);

  •
  we enter into an agreement with respect to an alternative acquisition proposal; or

  •
  we materially breach the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84; or

  •
  Each of the following conditions is satisfied:

  •
  either (i) we or Parent terminate the merger agreement for the merger's failure to be consummated by the end date or because our stockholders did not adopt the merger agreement or (ii) Parent terminates the merger agreement because we breached or failed to perform our representations, warranties, covenants or agreements set forth in the merger agreement;

  •
  we receive or have received an acquisition proposal from a third party after the date of the merger agreement, which acquisition proposal is publicly disclosed either (i) before the end date, if the merger agreement is terminated for the merger's failure to be consummated by the end date, (ii) before our stockholders meeting or such later date as such meeting is postponed or adjourned if the merger agreement is terminated because our stockholders did not adopt the merger agreement or (iii) in the case of a termination because of our breach or failure to perform representations, warranties, covenants or agreements, before such termination; and

  •
  we enter into an alternative acquisition agreement with respect to an acquisition proposal (substituting 50% for 10% in each place 10% appears in the definition of acquisition proposal) with any person other than Parent or its affiliates within 12 months of the merger agreement's termination.

        The above termination fee would have been reduced to $9.1 million if each of the following requirements had been met, in each case, on or before February 16, 2013, which we refer to as the cut-off date:

  •
  we have complied in all material respects with the non-solicitation, notice and other requirements of the merger agreement described under "The Merger Agreement—Solicitation of Acquisition Proposals" beginning on page 84, and we terminate the merger agreement because our board of directors has determined to enter into an alternative acquisition agreement with respect to a superior proposal or because Parent terminates the merger agreement because we have entered into an agreement with respect to any alternative acquisition proposal; and

  •
  we enter into a definitive agreement with a person who has made proposals to us during the period from January 7 through February 6, 2013, which we refer to as the "go shop" period, in compliance with certain requirements.

        However, no such proposals were made to us during the "go shop" period.

        Any termination fee payable by us will be reduced by the amount, if any, of Parent's reimbursable expenses described below under "The Merger Agreement—Expenses" that we actually reimburse to Energy Capital Partners Management II, LP or its designee.

        Parent Termination Fee.    Parent will pay us the Parent termination fee of $27.2 million if we terminate the merger agreement because either:

  •
  Parent or Merger Sub breached or failed to perform their respective representations, warranties, covenants or agreements set forth in the merger agreement; or

  •
  Parent and Merger Sub failed to consummate the merger within two business days following the date on which the closing of the merger should have occurred under the merger agreement.

        Our right to receive the Parent termination fee is our and our subsidiaries' sole and exclusive remedy against the Parent, Merger Sub, the guarantor, the debt financing sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (excluding us and our subsidiaries and joint ventures), which we refer to as the parent group, for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform as required by the merger agreement. Upon payment of the termination fee by Parent, the parent group will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except:

  •
  that Parent will also be obligated with respect to interest and attorneys' fees as described in "The Merger Agreement—Remedies" beginning on page 98, and

  •
  if the proceeds of the debt financing are available to be drawn down at the closing of the merger under the terms of the debt commitment letter or if the failure of the proceeds of the debt financing to be available to be drawn down at the closing of the merger under the terms of the debt commitment letter is the result of Parent or Merger Sub's breach of the merger agreement, and all the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and the closing does not occur, then

  •
  Parent will pay us the Parent termination fee within two business days after we terminate the merger agreement; and

  •
  Parent will pay us an amount equal to our aggregate losses, if any, in excess of the Parent termination fee resulting from Parent or Merger Sub's intentional breach of the merger agreement up to $75 million, which we refer to as the capped damages, plus interest and attorneys' fees in certain cases.

        In no event will we be entitled to seek or obtain any recovery or judgment in excess of the Parent termination fee against the debt financing sources under the merger agreement. However, these provisions of the merger agreement do not limit or modify any debt financing source's obligations to Parent or Merger Sub under the debt commitment letter.

        If the Parent termination fee is paid because Parent or Merger Sub breached or failed to perform their respective representations, warranties, covenants or agreements set forth in the merger agreement, and subject to Parent and Merger Sub's liability for damages up to the capped damages of $75 million, plus interest and attorneys' fees in certain cases, for intentional breach of the merger agreement and our right to specific performance, each as described under "The Merger Agreement—Remedies," beginning on page 98, the payment of such Parent termination fee by Parent shall constitute liquidated damages as to any claim for damages and shall be our sole and exclusive remedy with respect to any termination based on a breach of the Parent's representations, warranties or covenants, the failure to obtain the debt financing or the Parent's failure to consummate the transaction regardless of the availability of the debt financing. In no event shall Parent be obligated to pay the termination fee more than once.

        The guarantor has agreed to guarantee the obligation of Parent to pay whichever fee is payable, as described in the preceding paragraph, and to guarantee the performance and discharge of certain expense reimbursement obligations of Parent and Merger Sub, in each case pursuant to the merger agreement. In no event shall we be entitled to receive more than one of the fees described above.

Expenses

        In general, all expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring them. If the transaction is consummated, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the merger agreement and the transactions contemplated thereby, and shall file all tax returns related thereto.

        If the merger agreement is terminated, the consent fee referenced in the section of this proxy statement beginning on page 57 of this proxy statement under the heading "Financing of the Merger—Loan Amendments" will ultimately be borne by Energy Capital Partners Management II, LP and its affiliates and not by our stockholders, subject to our obligation under the merger agreement to reimburse Energy Capital Partners Management II, LP or its designee for certain of its expenses in certain circumstances described below.

        We will be required to reimburse to Energy Capital Partners Management II, LP or its designee all of Parent's reimbursable expenses that Parent invoices us for and provides reasonable documentation of if the merger agreement is terminated in the following circumstances:

  •
  we or Parent terminate the merger agreement because the merger has not been consummated by the end date, because our stockholders did not adopt the merger agreement or because of a final and non-appealable permanent governmental injunction, restraint or prohibition; or

  •
  Parent terminates the merger agreement because of our breach of our representations, warranties, covenants or agreements in the merger agreement.

        We will deduct the amount of such reimbursement from any termination fee we are subsequently required to pay.

        In this proxy statement, Parent's reimbursable expenses means Parent's out-of-pocket expenses incurred by Parent or on its behalf in connection with the merger agreement, the loan amendments, any tender offer related to all or a portion of our 10.75% Senior Notes due 2018 or consent solicitation to amend the indenture, the debt and equity financing and related commitments, this proxy statement and all SEC and other filing fees incurred in connection with the proxy statement, the solicitation of stockholder approvals, the filing of any required notices under law, any government filings or consent applications, engagement of the paying agent, obtaining consents of third parties, and all other matters related to the closing of the transactions contemplated by the merger agreement, to the extent actually incurred or paid. However, the amount of Parent's reimbursable expenses is limited to: (i) $10 million if the merger agreement is terminated by either Parent or by us for the failure of the merger to be consummated by the end date or a final and non-appealable permanent governmental injunction, restraint or prohibition, or if the merger agreement is terminated by Parent because of our breach of our representations, warranties, covenants or agreements in the merger agreement, and such Parent's reimbursable expenses are due and payable at any time on or within 90 days after the date of the merger agreement, (ii) $20 million at any time on or between 91 and 180 days after the date of the merger agreement, (iii) $30 million at any time on or after 181 days after the date of the merger agreement or (iv) $5.4 million if this Agreement is terminated by either Parent or by us because the stockholder approval was not obtained and such Parent's reimbursable expenses are due and payable.

Remedies

        The parties are entitled to specific performance, including an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. However, the merger agreement sets forth certain conditions to our ability to obtain specific performance to cause (i) the equity financing for the merger to be funded and (ii) Parent and Merger Sub to use reasonable best efforts to enforce the terms of the debt commitment letter.

        The merger agreement allows us to obtain specific performance of Parent's obligation to cause the equity financing for the merger to be funded, and of Parent and Merger Sub's obligations to use reasonable best efforts to enforce the terms of the debt commitment letter (if the loan amendments have not been implemented), which may include a demand that Parent and Merger Sub file lawsuits against the debt financing sources, only if each of the following conditions applicable to such demand for specific performance are satisfied:

  •
  all conditions precedent to the obligations of Parent and Merger Sub to effect the merger described under "The Merger Agreement—Conditions to the Merger" beginning on page 91 (other than those conditions that by their nature cannot be satisfied until the closing of the merger, but each of which shall be capable of being satisfied upon the closing of the merger) have been satisfied and remain satisfied at the time when the closing of the merger would have occurred but for the failure of the equity financing or the debt financing to be funded, and Parent and Merger Sub fail to complete the closing by the date that the closing of the merger should have occurred;

  •
  to specifically enforce Parent and Merger Sub's obligation to cause the equity financing to be funded, either the loan amendments are in full force and effect, or the debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger;

  •
  to specifically enforce Parent and Merger Sub's obligations to use reasonable best efforts to enforce the terms of the debt commitment letter, all conditions to the consummation of the debt financing contemplated by the debt commitment letter, other than the receipt of equity financing, conditions within the control of Parent or Merger Sub and those conditions that by their nature cannot be satisfied until the closing date, but each of which shall be capable of being satisfied on the closing date, have been satisfied, and the loan amendments are not in full force and effect; and

  •
  we irrevocably confirm that if specific performance is granted and the equity and debt financing are funded then we will take all actions within our control to cause the closing of the merger to occur.

        If Parent or Merger Sub, on the one hand, or we, on the other hand, intentionally breach the merger agreement prior to the termination of the merger agreement, the breaching party will be liable to the other party for actual damages up to the capped damages of $75 million, plus interest and attorneys' fees in certain cases if all of the conditions to the closing of the merger described above under "The Merger Agreement—Conditions to the Merger" on page 91 have been satisfied, other than those conditions that by their nature are to be satisfied by actions taken at the closing.

        Subject to our right to specific performance, capped damages and certain costs and expenses in connection with enforcing our rights to the Parent termination fee or the capped damages, each as described above, our receipt of the Parent termination fee discussed above under "The Merger Agreement—Termination Fees" including the guarantee thereof by the guarantor, will be our sole and exclusive remedy against the parent group for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of the Parent termination fee, the parent group will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

        Parent and Merger Sub's right to seek to recover damages in an amount not to exceed the capped damages of $75 million, plus interest and attorneys' fees in certain cases, or Energy Capital Partners Management II, LP or its designee's right to receive payment from us of Parent's reimbursable expenses and/or Company termination fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against us and our subsidiaries and any of our respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees agents, affiliates or assignees, which we refer to as the Company group, for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement, and upon payment of either the termination fee or any capped damages, plus interest and attorneys' fees in certain cases, the Company group shall not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

        The parties to the merger agreement may simultaneously pursue a grant of specific performance, payment of damages incurred as a result of intentional breach and the payment of the respective termination fee or Parent termination fee by the other party. However, no party will be permitted or entitled to receive more than one of the following remedies: (i) a grant of specific performance, (ii) payment of the respective termination fee or Parent termination fee by the other party and (iii) a recovery of damages for intentional breach in an amount not to exceed the capped damages of $75 million, plus interest and attorneys' fees in certain cases.

Indemnification; Directors' and Officers' Insurance

        Parent and the surviving corporation will indemnify, defend, hold harmless, and advance expenses to, our present and former officers and directors to the fullest extent required by our charter and bylaws and any indemnification agreements as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger for not less than six years after the effective time of the merger, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any of our present and former directors and officers. In addition, if we are unable to do so prior to the effective time of the merger, Parent will, or will cause the surviving corporation to, obtain and fully pay the premium for the non-cancellable extension of our present directors' and officers' liability insurance and fiduciary liability insurance policies covering each person currently covered by our directors' and officers' liability insurance policy for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger from an insurance carrier with the same or a better credit rating as our current insurance carrier. However, that Parent and the surviving corporation will not be required to pay an annual premium for any such insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement.

        Our present and former directors and officers have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Access

        Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its authorized representatives reasonable access to the Company and furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

        At any time prior to the effective time of the merger, the parties to the merger agreement may amend, modify or supplement the merger agreement by action taken or authorized by their respective boards of directors, whether before or after the stockholder approval has been obtained. However, if our stockholders have adopted the merger agreement, no amendment shall be made that pursuant to applicable law requires further approval or adoption by our stockholders without such further approval or adoption. In addition, certain provisions of the merger agreement may not be modified, waived or terminated in a manner that adversely affects the rights of the commitment parties to the debt financing without their prior written consent. Our board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

MARKET PRICE DATA AND DIVIDEND INFORMATION

        The Company common stock is listed for trading on the NYSE under the symbol "ES." The following table sets forth the high and low sales prices per share for the Company's common stock as reported on the NYSE for the fiscal quarters indicated:

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2010
First Quarter	$9.34	$5.22
Second Quarter	$7.75	$5.03
Third Quarter	$5.75	$4.35
Fourth Quarter	$5.74	$4.52
Fiscal Year Ended December 31, 2011
First Quarter	$7.23	$5.32
Second Quarter	$6.10	$4.53
Third Quarter	$5.29	$2.90
Fourth Quarter	$4.10	$2.76
Fiscal Year Ended December 31, 2012
First Quarter	$5.43	$3.14
Second Quarter	$4.95	$1.43
Third Quarter	$2.98	$1.53
Fourth Quarter	$3.63	$2.45
Fiscal Year Ending December 31, 2013
First Quarter (through January 4, 2013)	$3.54	$3.10

        The per share closing price of Company common stock on the NYSE on January 4, 2013, the last trading day prior to the public announcement of the merger agreement, was $3.44. On [                  ], the most recent practicable date before this proxy statement was mailed to our stockholders, the per share closing price for Company common stock on the NYSE was $[            ]. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

        Within the two most recent fiscal years and subsequent interim period, we have not paid any cash dividends on our common stock, and we do not anticipate any being paid in the foreseeable future.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2013 by:

  •
  each stockholder who is known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of our named executive officers; and

  •
  all directors and officers as a group.

        The percentage ownership is based on 91,167,427 shares of common stock outstanding (net of treasury shares and non-voting restricted stock) at January 31, 2013. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of January 31, 2013 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent
Executive Officers and Directors
David Lockwood	1,538,618	(2)	1.7%
Greg Wood	—		*
John A. Christian	245,337	(3)	*
Mark Morant	344,090	(4)	*
Alan Parker	354,627	(5)	*
J. Barnie Beasley, Jr.	70,121		*
Pascal Colombani	56,570		*
J.I. "Chip" Everest, II	790,240	(6)	*
Steven R. Rogel	61,407		*
Clare Spottiswoode	56,570		*
Robert A. Whitman	50,911		*
David B. Winder	87,485		*
All executive officers and directors as a group (14 persons)	3,669,976	(7)	4.0%
5% Stockholders
BlackRock, Inc.	5,503,717	(8)	6.0%
Carlson Capital L.P.	7,950,600	(9)	8.7%

*
Less than one percent (1%) of the outstanding shares of our common stock.

(1)
Except as otherwise noted, the address of each person listed in the table is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

(2)
Includes 239,640 shares held through a family trust.

(3)
Includes 134,416 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2013.

(4)
Includes 166,653 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2013.

(5)
Includes 211,383 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2013.

(6)
Includes 694,440 shares held by Jean I. Everest, II and Gayle N. Everest Descendants Trust and 39,757 shares collectively held in trusts for each of Mr. Everest's three children.

(7)
Includes 512,452 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2013.

(8)
Based on information contained in a Schedule 13G filed with the SEC on January 30, 2013. The business mailing address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(9)
Based on information contained in a Schedule 13D filed with the SEC on January 10, 2013. The business mailing address Carlson Capital L.P. is 2100 McKinney Avenue Dallas, TX 75201.

Includes (i) 4,679,894 shares held directly by Double Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Double Offshore"), (ii) 374,203 shares held directly by Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Offshore"), and (iii) 2,896,503 shares held directly by Black Diamond Thematic Offshore Ltd., a Cayman Islands exempted company ("Thematic").

Each of Carlson Capital, L.P., a Delaware limited partnership ("Carlson Capital"), (ii) Asgard Investment Corp. II, a Delaware corporation and the general partner of Carlson Capital ("Asgard II"), (iii) Asgard Investment Corp., a Delaware corporation and the sole stockholder of Asgard II, and (iv) and Mr. Clint D. Carlson have the power to vote and direct the disposition of (x) the 4,679,894 shares held directly by Double Offshore, (y) the 374,203 shares directly held by Offshore, and (z) the 2,896,503 shares held by Thematic.

 AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL NO. 2)

        We may ask our stockholders to vote on a proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose that our board of directors have discretionary authority to adjourn the special meeting if there are sufficient votes to adopt the merger agreement. If any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

        Our board of directors recommends that you vote "FOR" any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies.

 ENERGYSOLUTIONS ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED
COMPENSATION (PROPOSAL NO. 3)

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the "golden parachute" compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled "The Merger—Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger" beginning on page 63 of this proxy statement.

        We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table included in the section of this proxy statement entitled "The Merger—Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger" beginning on page 63 and accompanying footnotes.

        Accordingly we are seeking approval of the following resolution at the annual meeting:

  "RESOLVED, that the compensation that may be paid or become payable to EnergySolutions, Inc.'s named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled 'The Merger—Specified Compensation that may Become Payable to Our Named Executive Officers in Connection with the Merger' including the associated narrative discussion, is hereby APPROVED."

        The vote on this non-binding proposal regarding certain merger-related executive compensation arrangements is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the annual meeting. Accordingly, you may vote "FOR" the proposal to adopt the merger agreement and the proposal to adjourn the annual meeting and vote "AGAINST" or "ABSTAIN" for this non-binding proposal regarding certain merger-related executive compensation arrangements (and vice versa).

        Because your vote is advisory, it will not be binding upon the Company, our board of directors, our board of directors' compensation committee or Energy Capital Partners. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments and any future amendments thereto.

        Our board of directors believes that the merger-related compensation arrangements of our named executive officers, as described in this proxy statement, are appropriate for the reasons stated above, and unanimously recommends that you vote "FOR" approval of the merger-related executive compensation arrangements for our named executive officers as described in this proxy statement.

APPRAISAL RIGHTS

        Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. The Company's stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

        This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

        The Company's stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex C carefully and in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting "AGAINST" or failing to vote "FOR" the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must either vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting.

  •
  You must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

        All demands for appraisal should be addressed to EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his, her or its stock certificate(s).

        Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder's name. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

        Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

        If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

        An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

        A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner.

        Within 10 days after the effective time of the merger, the Company's successor, the surviving corporation, will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

        Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After providing notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

        After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

        In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and, to be effective, must be made within 120 days after the effective time of the merger.

        In view of the complexity of Section 262, the Company's stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

 DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

        If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock, but we may be subject to certain continued reporting requirements with respect to our 10.75% Senior Notes due 2018.

 OTHER MATTERS

Other Matters for Action at the Special Meeting

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2013 annual meeting of stockholders this year. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2013 annual meeting, we must have received stockholder proposals prepared in accordance with the proxy rules on or before December 14, 2012, unless the date of our 2013 annual meeting changes by more than 30 days from the anniversary of our 2012 annual meeting, in which case the deadline is a reasonable time before we begin to print and send our proxy materials for our 2013 annual meeting.

        The nominating and corporate governance committee of our board of directors, which we refer to as the nominating committee, will consider properly submitted stockholder recommendations for candidates for membership on our board of directors. Any stockholder wishing to recommend a candidate for consideration by the nominating committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to EnergySolutions, Inc. Attn: Corporate Secretary, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

        In addition to the requirements of Rule 14a-8, and as more specifically provided for in Section 1 of Article II of our bylaws, in order for a nomination of persons for election to our board of directors or a proposal of business to be properly brought before our 2013 annual meeting, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our board of directors or by a stockholder entitled to vote and who complies with the notice procedures set forth in our bylaws. A stockholder making a nomination for election to our board of directors or a proposal of business for our 2013 annual meeting must deliver proper notice to our Corporate Secretary at our principal executive offices not less than 120 nor more than 150 days prior to the first anniversary of the date the proxy statement in connection with our 2012 annual meeting was released to stockholders. Thus, for a stockholder nomination for election to our board of directors or a proposal of business to be considered at our 2013 annual meeting, it should have been properly submitted to our Corporate Secretary no earlier than November 14, 2012 and no later than December 14, 2012. No such proposals were received during this period. However, if our 2013 annual meeting is to be held on a date that is more than 30 days before or more than 60 days after May 23, 2013 (the first anniversary of our 2012 annual meeting), then such notice must be received no earlier than the 150th day and not later than the 120th day prior to the date of our 2012 annual meeting or the 10th day following the day on which public announcement of the date of our 2013 annual meeting was first made by the Company. These requirements are separate from the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement. Any notices should be sent to: Corporate Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

        If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate. Further, the Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.energysolutions.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed with the SEC on March 15, 2012);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2012 (filed with the SEC on November 9, 2012), for the fiscal quarter ended June 30, 2012 (filed with the SEC on August 9, 2012), and for the fiscal quarter ended March 31, 2012 (filed with the SEC on May 10, 2012);

  •
  Current Reports on Form 8-K filed with the SEC on February 7, 2013, January 15, 2013, January 8, 2013, January 7, 2013 and October 9, 2012; and

  •
  Definitive Proxy Statement for our 2012 Annual Meeting filed with the SEC on April 13, 2012.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company's headquarters at 423 West 300 South, Suite 200, Salt Lake City, Utah 84101; or from our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 825-8971; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROCKWELL HOLDCO, INC.,

ROCKWELL ACQUISITION CORP.

and

ENERGYSOLUTIONS, INC.

Dated as of January 7, 2013

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 7, 2013, is made by and among Rockwell Holdco, Inc., a Delaware corporation ("Parent"), Rockwell Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and EnergySolutions, Inc., a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company are referred to herein as a "Party" and together as "Parties."

        WHEREAS, the Board of Directors of the Company and the respective Boards of Directors of Parent and Merger Sub have approved, adopted and declared fair and advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and have determined that the Merger is in the best interest of their respective stockholders;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company a guarantee of Energy Capital Partners II-A, LP, a Delaware limited partnership (the "Guarantor"), dated as of the date hereof, in favor of the Company with respect to the obligation of Parent to pay the Parent Termination Fee or any Capped Damages which are awarded pursuant to Section 8.2 (the "Guarantee"); and

        WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

        Section 1.1    Certain Definitions.     For purposes of this Agreement, the term:

          (a)   "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to the Company than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any provision in Section 6.4 hereof; provided, further, that such confidentiality agreement need not prohibit the submission of any non-public Acquisition Proposals or amendments thereto to the Company Board.

          (b)   "Acquisition Proposal" shall mean any inquiry, proposal or offer (whether in writing or otherwise) relating to, or that would be reasonably expected to lead to, (i) the direct or indirect acquisition or purchase, in one transaction or a series of transactions, of ten percent (10%) or more of the outstanding shares of Company Common Stock or other class of capital stock of the Company by any Person other than Parent or its Affiliates, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets (including any contractual rights or other assets owned by the Company or any Company Subsidiary with respect to any of the Magnox Companies), recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person other than Parent or its Affiliates acquiring assets (including capital stock of or interest in the Company, any resulting parent company of the Company or any Subsidiary of the Company or any capital stock of or interest in any Company Joint Venture which is owned by the Company or any Company Subsidiary) representing, directly or indirectly, ten percent (10%) or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization), cash flow from operations, or assets (in each case determined in accordance with GAAP) of the Company and the Company Subsidiaries, taken as a whole, or (iii) any tender offer or exchange offer that, if consummated, would result in any Person other than Parent or its Affiliates beneficially owning ten percent (10%) or more of the outstanding shares of Company Common Stock or other class of capital stock of the Company.

          (c)   "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, or by Contract, credit arrangement or otherwise.

          (d)   "Agreement State" shall mean a State that has entered into an agreement with the NRC pursuant to Section 274 of the Atomic Energy Act that gives the State authority to license and inspect Byproduct Material, Source Material or Special Nuclear Material used or possessed within their borders pursuant to a program for the control of radiation hazards to protect the public health and safety with respect to the materials covered by the agreement that is compatible with NRC's program for regulating such materials.

          (e)   "Associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          (f)    "Atomic Energy Act" shall mean the Atomic Energy Act of 1954, as amended, 42 U.S.C. § 2011 et seq.

          (g)   "Blue Sky Laws" shall mean state securities or "blue sky" laws.

          (h)   "Business Day" shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

          (i)    "Byproduct Material" shall mean any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (j)    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          (k)   "Company Benefit Plan" shall mean each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each material employment, severance, change of control or similar Contract, and each other plan, program, agreement, Contract arrangement or policy (written or oral) relating to compensation, stock options, stock purchases, phantom stock or other stock-based rights, deferred compensation, incentive, bonus, commission, severance, post-employment or retirement, retention, pension, profit-sharing, health or medical, disability, vacation, fringe benefits or other employee benefits of any kind and the UK DB Plans, in each case, sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any obligation or Liability (contingent or otherwise) but which shall not mean any plan (including a pension or retirement plan or section thereof), Contract, policy or other documentation as referred to within this Section 1.1(k) sponsored, maintained or contributed to or required to be maintained or contributed to by any Magnox Companies.

          (l)    "Company Board" shall mean the Board of Directors of the Company.

          (m)  "Company By-laws" shall mean the Amended and Restated By-laws of the Company, effective as of October 18, 2007, as amended.

          (n)   "Company Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on October 18, 2007.

          (o)   "Company Common Stock" shall mean the Common Stock of the Company, par value $0.01 per share.

          (p)   "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

          (q)   "Company Joint Venture" shall mean each of (i) Global Threat Reduction Solutions, LLC, a Texas limited liability company, (ii) Idaho Treatment Group LLC, a Delaware limited liability company, (iii) LATA/Parallax Portsmouth, LLC, a New Mexico limited liability company, (iv) Semprasafe, LLC, a Delaware limited liability company, (v) TPMC-EnergySolutions Environmental Services, LLC, a Texas limited liability company, (vi) TPMC-EnergySolutions Environmental Services 2008, LLC, a Texas limited liability company, (vii) TPMC-EnergySolutions Environmental Services 2009, LLC, a Texas limited liability company, (viii) TPMC-EnergySolutions Environmental Services 2010, LLC, a Texas limited liability company, (ix) TPMC-EnergySolutions Environmental Services 2011, LLC, a Texas limited liability company, (x) TPMC-EnergySolutions Environmental Services 2012, LLC, a Texas limited liability company, (xi) Uranium Disposition Services, LLC, a Tennessee limited liability company, (xii) Washington River Protection Solutions LLC, a Delaware limited liability company, (xiii) Weskem, LLC, a Delaware limited liability company, (xiv) West Valley Environmental Services LLC, a Delaware limited liability company, (xv) Vitritek Environmental, Inc., a Delaware corporation, (xvi) Reactor Site Solutions Limited, an England and Wales company incorporated as private limited by shares, or any other successor entity thereto and (xvii) any other Joint Venture of the Company or any Subsidiary of the Company in which the invested capital associated with the Company's or such Subsidiary's interest exceeds $5,000,000.

          (r)   "Company Material Adverse Effect" shall mean any event, change, occurrence, circumstance, development or effect that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business (which for the avoidance of doubt includes any impact on the business resulting from the Magnox Companies or the Company Joint Ventures), properties, assets, Liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, provided that in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, or stock, bond and/or debt prices) in the United States or the United Kingdom (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (ii) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (iii) the engagement of hostilities by or within any country, which have commenced or worsened after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); (iv) the public announcement of discussions among the Parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (v) the mere fact that the Company has failed to meet any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying events, changes, occurrences, circumstances, developments or effects relating to or causing such failure may be considered, along with the effects or consequences thereof); (vi) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company's credit rating (although for purposes of clarity, any underlying events, changes, occurrences, circumstances, developments or effects, with respect to this clause (x) relating to or causing such failure may be considered, along with the effects or consequences thereof) or (y) prevents, or would reasonably be expected to prevent, the satisfaction by the Company of any of the conditions set forth in Section 7.1 or Section 7.2.

          (s)   "Company Option" shall mean any option to acquire any share of Company Common Stock issued or granted pursuant to the Company Stock Plan.

          (t)    "Company Performance Share Unit" shall mean any performance unit covering any share of Company Common Stock granted pursuant to the Company Stock Plan.

          (u)   "Company Phantom Share Award" shall mean each compensatory right to receive a payment in cash measured by the value of a number of shares of Company Common Stock granted pursuant to a stand-alone award agreement.

          (v)   "Company Restricted Stock" shall mean any share of Company Common Stock issued pursuant to the Company Stock Plan that, as of immediately prior to the Effective Time, remains subject to specified vesting criteria or other restrictions.

          (w)  "Company Stock Plan" shall mean the Company's 2007 Equity Incentive Plan.

          (x)   "Company Termination Fee" shall mean an amount in cash equal to $13,600,000; except in the event that (a) this Agreement is terminated pursuant to Section 8.1(c)(iii) or Section 8.1(d)(iii), (b) such termination occurs on or before the Cut-Off Date and (c) the Company enters into a definitive agreement with an Exempted Person with respect to a Superior Proposal in connection with Section 6.4 on or before the Cut-Off Date, in which case the Company Termination Fee shall be an amount in cash equal to $9,100,000 instead of $13,600,000.

          (y)   "Confidentiality Agreement" shall mean that certain letter agreement, dated as of October 14, 2011, by and between the Company and Energy Capital Partners II, LLC, as such agreement may be amended from time to time.

          (z)   "Continuing Employee" shall mean any Person who is employed by the Company or any Company Subsidiary (including such Persons on disability or leave of absence, whether paid or unpaid) and continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) as of the Effective Time.

          (aa) "Contract" shall mean any note, bond, mortgage, indenture, debenture, purchase order, lease, sublease, license, sublicense, permit, concession, franchise, contract, subcontract, agreement, instrument, obligation, commitment, cooperative agreement, grant agreement, memorandum of understanding or other legally binding commitment or undertaking of any nature, whether oral or written.

          (bb) "Credit Agreement" shall mean that certain Credit Agreement dated as of August 13, 2010 among the Company, EnergySolutions, LLC, the lenders party thereto, and JPMorgan Chase Bank, N.A.

          (cc) "Debt Financing Sources" shall mean (i) Persons that have committed to provide the debt financing in connection with the transactions contemplated hereby and (ii) any other Persons acting as agents or arrangers or in any similar capacity in connection with such debt financing.

          (dd) "Energy Reorganization Act" shall mean the Energy Reorganization Act of 1974, as amended.

          (ee) "Environmental Law" shall mean any Laws which: (i) regulate the protection or cleanup of the environment, the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety (but only insofar as safety pertains to exposure to Hazardous Materials) of persons or property, including protection of the health and safety (but only insofar as safety pertains to exposure to Hazardous Materials) of employees; or (ii) impose liability or obligation for any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), and analogous state, provincial and foreign Laws.

          (ff)  "Equity Interest" shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

          (gg) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (hh) "ERISA Affiliate" shall mean any entity, trade or business, whether or not incorporated, that would be deemed a "single employer" with the Company or any Company Subsidiary under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          (ii)   "ES EU" shall mean EnergySolutions EU Limited.

          (jj)   "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (kk) "Exempted Person" shall mean any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement), from whom the Company or any Company Representative has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that the Company Board determines, as of the Solicitation Period End Date, in good faith, after consultation with its financial and outside legal advisor is bona fide and constitutes, or is reasonably likely to lead to, a Superior Proposal; provided, that notwithstanding anything to the contrary contained in this definition of "Exempted Person," any such Person or group shall cease to be an Exempted Person for all purposes under this Agreement upon the earlier of (i) the Cut-Off Date and (ii) immediately at such time as all Acquisition Proposals made by such Person or group expire, are withdrawn or terminated, or no longer constitute, and are no longer reasonably likely to lead to, a Superior Proposal.

          (ll)   "Expenses" shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Loan Amendments, Tender Offer, the Financing, the Financing Commitments, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under any Law, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Entity pursuant to any Law, engaging the services of the Paying Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger, the Loan Amendments, Tender Offer, the Financing, the Financing Commitments and the other transactions contemplated by this Agreement.

          (mm)  "GAAP" shall mean generally accepted accounting principles as applied in the United States.

          (nn) "Government Bid" shall mean any bid, proposal, quote, or other offer submitted by the Company, any Company Subsidiary or any Company Joint Venture that could result in a Government Contract.

          (oo) "Government Contract" shall mean any Contract (i) between the Company, any Company Subsidiary, or any Government Contract Joint Venture and a Governmental Entity or (ii) where the Company, any Company Subsidiary, or any Government Contract Joint Venture is acting as a subcontractor (at any tier) to another Person in connection with a Contract between such Person and a Governmental Entity; in each case, other than any such Contract that is a Real Property Lease or Permitted Lien.

          (pp) "Government Contract Joint Venture" shall mean each of (i) Global Threat Reduction Solutions, LLC, a Texas limited liability company, (ii) LATA/Parallax Portsmouth, LLC , a New Mexico limited liability company, (iii) Semprasafe, LLC, a Delaware limited liability company, (iv) TPMC-EnergySolutions Environmental Services, LLC, a Texas limited liability company, (v) TPMC-EnergySolutions Environmental Services 2008, LLC, a Texas limited liability company, (vi) TPMC-EnergySolutions Environmental Services 2009, LLC, a Texas limited liability company, (vii) TPMC-EnergySolutions Environmental Services 2010, LLC, a Texas limited liability company, (viii) Washington River Protection Solutions LLC, a Delaware limited liability company, (ix) TPMC-EnergySolutions Environmental Services 2011, LLC, a Texas limited liability company, (x) TPMC-EnergySolutions Environmental Services 2012, LLC, a Texas limited liability company, and (xi) any other Joint Venture of the Company or any Subsidiary of the Company which has entered into a Government Contract or submitted a Government Bid.

          (qq) "Governmental Entity" shall mean (i) any national, federal, provincial, state, county, municipal, local, or foreign government, or any court, tribunal, judicial or arbitral body, department, board, commission or self-regulatory organization, in each case exercising executive, legislative, judicial, regulatory, expropriation, taxing or administrative functions of or pertaining to government, (ii) any public, national or international governing or government organization or body or (iii) any agency, division, bureau, department, commission, commissioner, governor-in-council, cabinet, minister, secretary, board, instrumentality, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

          (rr)  "Hazardous Material" shall mean any material, substance or waste that is regulated as "hazardous," "toxic," a "pollutant" or "contaminant" under applicable Environmental Law, including but not limited to petroleum, petroleum byproducts, tritium, urea formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing material, and radioactive materials.

          (ss)  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          (tt)  "Indebtedness" of any Person shall mean, without double counting, all obligations contingent or otherwise, in respect of (i) borrowed money; (ii) indebtedness evidenced by notes, debentures or similar instruments; (iii) capitalized lease obligations; (iv) the deferred purchase price of assets, services or securities (in each case, other than ordinary trade accounts payable and accrued expenses); (v) all obligations, under acceptance, letter of credit, surety bonds, reimbursement obligations owed to sureties or bonding companies, or similar facilities, in each case, to the extent drawn or funded; (vi) all payment obligations under any interest rate swap agreement, arrangement entered into for the purpose of limiting or managing interest rate risk, or currency, commodity, swap, collar, rate cap, call option or other derivatives; (vii) all obligations of other Persons in respect of the items described in the foregoing clauses (i) through (vi) guaranteed directly or indirectly in any manner by such Person; and (viii) interest, premium, penalties (including prepayment and early termination penalties), and other amounts owing in respect of the items described in the foregoing clauses (i) through (vii).

          (uu) "Indemnified Party" shall mean any individual who, at or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any Company Subsidiary or Affiliate of the Company or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such individual.

          (vv) "Intellectual Property Rights" shall mean all U.S. and foreign patents, trade names, trademarks, service marks, Internet domain names, copyrights, trade secrets and other intellectual property rights, and all applications and registrations for any of the foregoing.

          (ww)  "Intentional Breach" shall mean, with respect to any material representation, warranty, agreement or covenant of a Party contained herein, an action or omission (including a failure to cure circumstances) within the reasonable control of such Party, taken or omitted to be taken after the date hereof that such Party intentionally takes (or fails to take) with the knowledge that such action or omission would, or would reasonably be expected to, prevent or materially delay or impair the ability of such Party to consummate the Merger and the other transactions contemplated by this Agreement.

          (xx) "Intervening Event" shall mean an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to receipt of the Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (a) any Acquisition Proposal; (b) the public announcement of discussions among the Parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (c) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company's credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the mere fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry); or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in the United States or the United Kingdom (so long as the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in the nuclear industry).

          (yy) "IRS" shall mean the Internal Revenue Service.

          (zz) "Joint Venture" of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any Equity Interests, other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second Person, but excluding the Magnox Companies.

          (aaa)  "Knowledge" shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A as of the date hereof, provided, that such Persons have reviewed their personal files and the applicable portions of this Agreement and the Company Disclosure Letter; and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B provided, that such Persons have reviewed their personal files and the applicable portions of this Agreement.

          (bbb)  "Law" shall mean any federal, state, local, foreign or international law, statute, treaty, ordinance, common law, rule or regulation of any Governmental Entity.

          (ccc)  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          (ddd)  "Loan Amendments" shall mean (i) any amendments to the Credit Agreement as are necessary to permit the consummation of the transactions contained herein without causing an "Event of Default" (as such term is defined therein) and (ii) such other amendments thereto specified by Parent in its reasonable discretion.

          (eee)  "Low Level Waste" shall mean radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing Law and clause (i) above classifies as low-level radioactive waste, and in any foreign jurisdiction shall have the meaning given to it or its equivalent or analogous term by the Laws of such jurisdiction.

          (fff) "Magnox Companies" shall mean Magnox Limited, Energy Sales and Trading Limited and Magnox Electric Group Pension Trustee Company Limited.

          (ggg)  "Magnox Parent Body Agreement" shall mean the amended, restated and consolidated parent body agreement, dated as of October 4, 2011, by and between the NDA, ES EU, and Magnox Limited, as amended from time to time.

          (hhh)  "Marketing Period" shall mean the first period of twenty (20) consecutive calendar days commencing after the date hereof and throughout which:

              (i)  Parent shall have received the Required Financial Information;

             (ii)  the conditions set forth in Section 7.1 (other than Section 7.1(d)) are satisfied; and

            (iii)  nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) to fail to be satisfied, assuming that such conditions were applicable at any time during such twenty (20) consecutive-calendar-day period;

  provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing or the Loan Amendments are obtained, and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period:

              (A)  Ernst & Young LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm; or

              (B)  the Company issues a public statement indicating its intent to restate any financial statements included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP;

  provided, further, that if the financial statements included in the Required Financial Information would not be sufficiently current on any day during such twenty (20) consecutive-calendar-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive-calendar-day period, such twenty (20) consecutive-calendar-day period shall be extended for ten (10) calendar days following the receipt by Parent of updated Required Financial Information that would be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC during the remainder of such ten (10) calendar-day period; and

  provided, however, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating that it believes that it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information that Parent reasonably believes the Company has not delivered).

          (iii)  "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA, excluding for the avoidance of doubt the UK DB Plans.

          (jjj)  "NRC" shall mean the United States Nuclear Regulatory Commission and any successor agency thereto.

          (kkk)  "NDA" shall mean the United Kingdom Nuclear Decommissioning Authority and any successor thereto.

          (lll)  "NRC Licenses" shall mean all Permits necessary for the ownership and possession of the Zion Station Site pursuant to the requirements of all Nuclear Laws, including the Operating Licenses Nos. DPR-39 and DPR-48 and all embedded licenses for possession of Byproduct Material and Special Nuclear Material, pursuant to which ZionSolutions, LLC is authorized to possess the Zion Station Site.

          (mmm)  "Nuclear Fuel" shall mean any Source Material, Special Nuclear Material or Byproduct Material, including any ores, mined or unmined, uranium concentrates, natural or enriched uranium hexafluoride, or any material in process containing uranium, and any fuel assemblies or parts thereof, any of which are required for the generation of electricity at a nuclear power electric generating station (including the Zion Station) when it was an operating nuclear power generating station.

          (nnn)  "Nuclear Laws" shall mean all Laws, implementing regulations, and amendments, other than Environmental Laws, governing: the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the management, handling of, transportation and storage of Nuclear Materials, wastes, and fuels; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal of spent Nuclear Materials, wastes, and fuels; contracts for payments to the Nuclear Waste Fund; and the antitrust laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors. Nuclear Laws include, but are not limited to, the Atomic Energy Act; the Price-Anderson Act; the Energy Reorganization Act; Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); Nuclear Waste Policy Act (Public Law 97-425; 96 Stat. 2201; 42 U.S.C. Section 10101 et seq.); Energy Policy Act of 2005 (Public Law 109-58; 119 Stat. 594); Radiation Exposure Compensation Act (Public Law 101-426); Nuclear Nonproliferation Act of 1978 (Public Law 95-242; 92 Stat. 120); Uranium Mill Tailings Radiation Control Act (Public Law 95-604; 92 Stat. 3021); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2151 et seq.); the Low-Level Radioactive Waste Policy Act (Public Law 96-573; 94 Stat. 3347); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d; 102 Stat. 471); the Energy Policy Act of 1992 (42 U.S.C. Section 13201 et seq.); OECD Paris Convention on Third Party Liability in the Field of Nuclear Energy (1960); the European Atomic Energy Community Treaty (1957); IAEA Vienna Convention on Civil Liability for Nuclear Damage (1963); OECD Brussels Supplementary Convention on Third Party Liability in the Field of Nuclear Energy (1963); IAEA Convention of Nuclear Safety (1994); Joint Protocol relating to the Paris and Vienna Conventions (1988); IAEA Convention on the Physical Protection of Nuclear Material (1980); IAEA Joint Convention on Safety of Spent Fuel Management and on the Safety of Radioactive Waste Management (1997); the United Kingdom Nuclear Installations Act 1965 (as amended); the Environmental Permitting (England and Wales) (Amendment) Regulations 2011; the United Kingdom Nuclear Safeguards Act 2000; the United Kingdom Radioactive Substances Act 1993; all related regulations, protocols and EU Directives; and any Laws, other than Environmental Laws, analogous, or of similar effect, to the foregoing.

          (ooo)  "Nuclear Materials" shall mean Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

          (ppp)  "Nuclear Waste Fund" shall mean the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees are deposited to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel.

          (qqq)  "Nuclear Waste Policy Act" shall mean the Nuclear Waste Policy Act of 1982, as amended.

          (rrr) "NYSE" shall mean the New York Stock Exchange.

          (sss) "Order" shall mean any order, charge, judgment, writ, stipulation, settlement, award, injunction (whether preliminary, permanent or otherwise), decree, ruling, determination, directive, arbitration award or finding, whether civil, criminal or administrative, of any Governmental Entity.

          (ttt) "Organizational Conflict of Interest" shall mean that because of other activities or relationships with other persons, a person is unable or potentially unable to render impartial assistance or advice to the government, or the person's objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage.

          (uuu)  "Parent Disclosure Letter" shall mean the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Parent Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Parent Material Adverse Effect).

          (vvv)  "Parent Material Adverse Effect" shall mean any event, change, occurrence, circumstance, development or effect that individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger, the Financing or the other transactions contemplated by this Agreement.

          (www)  "Parent's Reimbursable Expenses" shall mean Parent's Expenses, to the extent actually incurred or paid, in an amount not to exceed (i) Ten Million Dollars ($10,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or within ninety (90) days after the date hereof, or (ii) Twenty Million Dollars ($20,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or between ninety-one (91) days and one hundred eighty (180) days after the date hereof, or (iii) Thirty Million Dollars ($30,000,000) if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(d)(i) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time on or after one hundred eighty-one (181) days after the date hereof or (iv) $5,400,000 if this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(iii) and such Parent's Reimbursable Expenses are due and payable pursuant to Section 8.2(b) at any time.

          (xxx)  "Parent Termination Fee" shall mean an amount in cash equal to $27,200,000.

          (yyy)  "Permits" shall mean all permits, licenses, allowances, franchises, registrations, qualifications, rights, variances, waivers, certificates, certifications, consents, grants, authorizations, orders and approvals of all Governmental Entities.

          (zzz)  "Permitted Lien" shall mean (i) any Lien for Taxes not yet delinquent or for Taxes being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established, (ii) Liens securing Indebtedness or Liabilities that are reflected in the Company SEC Filings or incurred in the ordinary course of business consistent with past practice since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing Indebtedness or Liabilities that have otherwise been disclosed to Parent in writing, (iii) mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business consistent with past practice which (x) are not in the aggregate material to the Company and the Company Subsidiaries, taken as a whole, and (y) relate to amounts (A) not yet delinquent or (B) being contested in good faith (and for which adequate reserves are maintained in accordance with GAAP), (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs in each case mandated under applicable Laws, (v) restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws, (vi) such other non-monetary Liens or other imperfections of title, if any, that arise in the ordinary course of business consistent with past practice and do not materially impair the existing use of the property affected by such Lien or other imperfection in title and (vii) Liens identified in Section 1.1(zzz) of the Company Disclosure Letter.

          (aaaa)  "Person" shall mean an individual, corporation, limited liability company, partnership, association, joint venture, syndicate, trust, unincorporated organization, government, political subdivision, agency or other entity.

          (bbbb)  "Price-Anderson Act" shall mean Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act and the Price Anderson Act's implementing regulations. 42 U.S.C. § 2210 (2012); 10 C.F.R. 140.1, et seq.

          (cccc)  "Radiological Licenses" shall mean all Permits issued by the NRC and Agreement States that are governed by Nuclear Laws, including, but not limited to, the NRC Licenses, certificates of compliance issued by NRC, radioactive materials licenses issued by NRC, and radioactive materials licenses issued by an Agreement State, or, in each case, by any Governmental Entity in any foreign jurisdiction.

          (dddd)  "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, deposit, discharge, dumping, leaching or migration of any Hazardous Material in violation of, or actionable under, applicable Environmental Law or above permitted regulatory levels into the environment.

          (eeee)  "Representatives" shall mean, with respect to any Person, such Person's directors, officers, employees, Affiliates, members, partners, accountants, auditors, consultants, advisors, attorneys, agents and other representatives.

          (ffff)  "Required Regulatory Approvals" shall mean the regulatory approvals listed in Section 4.4(b) or Section 7.1(e) of the Company Disclosure Letter or Section 5.3(b) of the Parent Disclosure Letter.

          (gggg)  "Safeguards Information" shall mean information that is required to be protected under the terms of 10 C.F.R. § 73.21.

          (hhhh)  "Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          (iiii) "SEC" shall mean the United States Securities and Exchange Commission.

          (jjjj) "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (kkkk)  "Source Material" shall mean: (i) uranium or thorium or any combination thereof, in any physical or chemical form; and (ii) ores which contain by weight one twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof. Source Material does not include Special Nuclear Material.

          (llll) "Special Nuclear Material" shall mean plutonium, uranium-233, uranium enriched in the isotope -235, and any other material that the NRC or any equivalent Governmental Entity in any foreign jurisdiction determines to be "Special Nuclear Material," but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

          (mmmm)  "Spent Nuclear Fuel" shall mean nuclear reactor fuel that has been used to the extent that it can no longer effectively sustain a chain reaction or that has been permanently removed from the nuclear reactor.

          (nnnn)  "Spent Nuclear Fuel Fees" shall mean those fees assessed on electricity generated at the Zion Station Site nuclear power plants and sold pursuant to a contract for Disposal of Spent Nuclear Fuel entered into by a nuclear power plant operating entity and the United States of America, represented by the Department of Energy, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

          (oooo)  "Subsidiary" or "Subsidiaries" of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member, but excluding the Magnox Companies.

          (pppp)  "Superior Proposal" shall mean a bona fide Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to eighty-five percent (85%)) made by a Person other than Parent or its Affiliates after the date hereof, which did not result from a breach of Section 6.4, is fully financed (including by provision of financing commitment agreements from bona fide financing sources) and not subject to any financing condition to close, that the Company Board determines in good faith, after consultation with the Company's financial advisor and outside legal counsel, and considering the likelihood of consummation of such proposal, are more favorable to the Company's stockholders (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 6.4(e)).

          (qqqq)  "Tax Returns" shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

          (rrrr)  "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs' duties, tariffs, and similar charges.

          (ssss)  "Tender Offer" means one or more tender offers for, and/or consent solicitations related to, all or a portion of the outstanding 10.75% Senior Notes due 2018 issued by the Company and EnergySolutions, LLC, the terms of which will be determined by Parent.

          (tttt)  "Third Party" shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

          (uuuu)  "Treasury Regulations" shall mean regulations promulgated by the United States Department of the Treasury under the Code.

          (vvvv)  "UK DB Plans" shall mean (i) the GPS EnergySolutions Section of the Combined Nuclear Pension Plan and (ii) the ESEU PBO Section of the Electricity Supply Pension Scheme.

          (wwww)  "UK Magnox Plans" shall mean (i) the GPS Magnox SLC Section of the Combined Nuclear Pension Plan and (ii) the Magnox SLC Section of the Electricity Supply Pension Scheme.

          (xxxx)  "Zion Contracts" shall mean those contracts set forth on Section 1.1(xxxx) of the Company Disclosure Letter.

          (yyyy)  "Zion Station Site" shall mean the Zion Nuclear Power Station, Unit 1 and Unit 2, located in Zion, Illinois, its associated assets, and the entire site subject to the NRC Licenses. Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and reference to items "at the Zion Station Site" shall include all items "at, in, on, upon, over, across, under, and within" the Zion Station Site.

        Section 1.2    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

Action	Section 4.13
Agreement	Introduction
Alternative Acquisition Agreement	Section 6.4(b)(iii)
Alternative Financing	Section 6.6(b)
Alternative Financing Commitment	Section 6.6(b)
Antitrust Laws	Section 4.4(b)
Capped Damages	Section 8.2(a)(ii)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b), Section 3.2(b)
CFIUS	Section 4.4(b)
Change of Recommendation Notice	Section 6.4(e)(i)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 4.10(i)
Company	Introduction
Company Adverse Recommendation Change	Section 6.4(d)(i)
Company Financial Advisor	Section 4.21
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(b)(v)
Company Insurance Policies	Section 4.17
Company Material Contract	Section 4.12(a)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Section 4.3(b)

Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Stock Rights	Section 4.2(c)
Company Stockholders Meeting	Section 6.2(d)
Company Subsidiary	Section 4.1(a)
Condemnation Actions	Section 4.18(d)
Cut-Off Date	Section 6.4(b)(vi)
D&O Insurance	Section 6.12(b)
Debt Commitment Letters	Section 5.6(a)
Debt Financing	Section 5.6(a)
DGCL	Recitals
Dissenting Shares	Section 3.3
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Enforcement Exceptions	Section 4.3(a)
Equity Commitment Letter	Section 5.6(a)
Equity Financing	Section 5.6(a)
Exchange Fund	Section 3.2(a)
Existing Debt	Section 4.2(h)
Exon-Florio	Section 4.4(b)
FCPA	Section 4.27
Financing	Section 5.6(a)
Financing Commitments	Section 5.6(a)
Guarantee	Recitals
Guarantor	Recitals
Leased Real Property	Section 4.18(a)
Liability	Section 4.7
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Introduction
NDA Consent	Section 6.5(e)
New Plans	Section 6.10(c)
NRC Consents	Section 4.4(b)
Option Cash Payment	Section 3.5(b)
Original Date	Section 6.2(e)
Owned Real Property	Section 4.18(a)
Parent	Introduction
Parent Group	Section 8.2(c)(iii)
Parent Representatives	Section 6.3(a)
Parties	Introduction
Party	Introduction
Paying Agent	Section 3.2(a)
Performance-Based Company Phantom Share Award	Section 3.5(d)
Present Fair Salable Value	Section 5.11
Proxy Statement	Section 4.20
Real Property	Section 4.18(a)
Real Property Leases	Section 4.18(a)
Required Financial Information	Section 6.7(a)
Restricted Stock Payment	Section 3.5(c)
Solicitation Period End Date	Section 6.4(a)
Solvent	Section 5.11

Stockholder Approval	Section 4.23
Surviving Corporation	Section 2.1
Takeover Statute	Section 4.19
Transaction Litigation	Section 6.8

        Section 1.3    Interpretation.     In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a)   references to Sections, Schedules, Annexes, Exhibits, clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

          (b)   references to any Person include references to such Person's successors and permitted assigns;

          (c)   words importing the singular include the plural and vice versa;

          (d)   words importing one gender include the other gender;

          (e)   references to the words "include," "includes" and "including" do not imply any limitation;

          (f)    references to months are to calendar months;

          (g)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (h)   references to "$" or "dollars" refer to U.S. dollars; and

          (i)    a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 2.2    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 4 Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the later of (i) the fourth (4th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII (other than any such conditions that, by their terms, are not capable of being satisfied until the Closing), (ii) the third (3rd) Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than three (3) Business Days' prior notice to the Company, and (iii) eleven (11) Business Days after the conditions set forth in Section 7.1 (other than Section 7.1(d)) are satisfied, or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the "Closing Date."

        Section 2.3    Effective Time.     Concurrently with the Closing, the Parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by the Parties and specified as the Effective Time in the Certificate of Merger (the "Effective Time").

        Section 2.4    Effect of the Merger.     From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation; By-laws.

          (a)   Subject to Section 6.12, at the Effective Time, as a result of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter duly amended as provided therein or by applicable Laws.

          (b)   Subject to Section 6.12, at the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the bylaws of Merger Sub until thereafter duly amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Laws.

        Section 2.6    Directors and Officers.

          (a)   Subject to applicable Law, each of the Parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (b)   The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and with applicable Law.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        Section 3.1    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the stockholders of the Company or Merger Sub, the following shall occur:

          (a)    Conversion Generally.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b), and (ii) any Dissenting Shares, shall be converted, subject to Section 3.2(d), into the right to receive $3.75 in cash, payable to the holder thereof, without interest (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right, upon surrender of such Certificates in accordance with Section 3.2, to receive the Merger Consideration without interest therefor.

          (b)    Cancellation and Recapitalization of Certain Shares.    Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Each share of Company Common Stock owned immediately prior to the Effective Time by Parent, Merger Sub, any Affiliates of Parent, or any Company Subsidiary shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by Parent, Merger Sub or such Subsidiary, as applicable, bore to the aggregate number of shares of Company Common Stock immediately prior to the Effective Time.

          (c)    Merger Sub.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

          (d)    Adjustments.    If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, reclassification, recapitalization, split, reverse split, combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

        Section 3.2    Exchange of Certificates.

          (a)    Paying Agent.    At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent, the identity and the terms of engagement of which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE III, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The funds deposited with the Paying Agent pursuant to this Section 3.2 are referred to as the "Exchange Fund." The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this ARTICLE III, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be applied promptly to making the payments pursuant to Section 3.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

          (b)    Exchange Procedures.    Promptly following the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates," it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, in each case, in customary form and with such other provisions as the Company and Parent may reasonably agree. Upon surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, subject to deduction for any required withholding Tax, which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within five (5) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any certificate is issued, the Merger Consideration may be issued to such other Person if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or, subject to compliance with Section 262 of the DGCL, the right to demand to be paid the "fair value" of the shares represented thereby as contemplated by Section 3.3.

          (c)    Further Rights in Company Common Stock.    All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation as the general creditor therefor for payment of their claims for the Merger Consideration, without any interest thereon.

          (e)    No Liability.    None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any share of Company Common Stock shall not have been surrendered or transferred immediately prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such share of Company Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such share of Company Common Stock who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Corporation for payment of such holder's claim for Merger Consideration in respect thereof.

          (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

          (g)    No Further Dividends.    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

          (h)    Withholding.    Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the amounts otherwise payable pursuant to this Agreement, including Section 3.5, such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold taxes pursuant to Section 1445 of the Code unless the Company shall have delivered to Parent and Merger Sub a Certification by the Company that meets the requirements of Treasury Regulation 1.897-2(h)(1)(i).

        Section 3.3    Dissenters' Rights.     Notwithstanding Section 3.1(a) , to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Merger Sub). The Company will give Parent (i) prompt written notice of any demand for appraisal of any shares of Company Common Stock, any withdrawals of such demands, and any other communications received by the Company in respect of the demand, withdrawal, or perfection of appraisal rights and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to such demands for appraisal of any shares of Company Common Stock under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Dissenting Shares or settle or offer to settle any such demands.

        Section 3.4    Stock Transfer Books.     After the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(a), for each share of Company Common Stock formerly represented by such Certificates.

        Section 3.5    Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards.

          (a)    Company Action.    Prior to the Effective Time, the Company shall take such actions (including through an action of the Company Board or a duly authorized committee thereof) as are required to give effect to the treatment of the Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards as contemplated by this Section 3.5.

          (b)    Company Options.    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and terminated, by virtue of the Merger and without any action on the part of any holder of any Company Option, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, less any required withholding Taxes in accordance with Section 3.2(h) (the "Option Cash Payment,"); provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be cancelled and terminated without any cash payment being made in respect thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any.

          (c)    Company Restricted Stock.    As of the Effective Time each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall become fully vested and all restrictions thereon shall lapse (except that such Company Restricted Stock that is earned based on the achievement of performance goals (as opposed to based on the passage of time) (the "Performance-Based Company Restricted Stock") shall instead become earned and vested in accordance with the terms of the applicable award agreements) and shall be cancelled and terminated, by virtue of the Merger and without any action on the part of the holder of any share of Company Restricted Stock, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time and (ii) the Merger Consideration, less any required withholding Taxes in accordance with Section 3.2(h) (the "Restricted Stock Payment"), payable pursuant to Section 3.5(e) (except that with respect to such Performance-Based Company Restricted Stock, unless the Company and the holder thereof otherwise agree, the Restricted Stock Payment in respect thereof shall instead become payable in accordance with the terms and conditions of the applicable award agreements), subject, however, to any rights of such holder pursuant to Section 3.3. As of the Effective Time, all shares of Company Restricted Stock (including the Performance-Based Company Restricted Stock) shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment pursuant to this Section 3.5(c).

          (d)    Company Performance Share Units and Company Phantom Share Awards.    At the Effective Time, each of the Company Performance Share Units and Company Phantom Share Awards that is outstanding immediately prior to the Effective Time, including but not limited to any time-based performance share units awarded to any individual employed full-time by the Company as of the date of this Agreement as a result of the vesting of performance-based performance share units, shall vest in full (to the extent unvested, except that such Company Performance Share Units or Company Phantom Share Awards that is earned based on the achievement of performance goals (as opposed to based on the passage of time) (each such performance-based Company Phantom Share Award shall hereinafter be referred to as the "Performance-Based Company Phantom Share Award") shall instead become earned and vested in accordance with the terms of the applicable award agreements) and shall be cancelled and terminated, by virtue of the Merger and without any action on the part of the holder of any such Company Performance Share Unit or Company Phantom Share Award, respectively, and converted into the right at the Effective Time to receive, a cash payment with respect thereto equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Share Unit award or Company Phantom Share Award, respectively, and (ii) the Merger Consideration, less any required withholding Taxes in accordance with Section 3.2(h) (the "Stock-Based Awards Payment"), payable pursuant to Section 3.5(e) (except that with respect to such Performance-Based Company Phantom Share Awards, unless the Company and the holder thereof otherwise agree, and except as set forth on Section 3.5(d) of the Company Disclosure Letter, the Stock-Based Awards Payment in respect thereof shall instead become payable in accordance with the terms and conditions of the applicable award agreements). As of the Effective Time, all Company Performance Share Units and Company Phantom Share Awards (including the Performance-Based Company Phantom Share Awards) shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of such Company Performance Share Unit and Company Phantom Share Award shall cease to have any rights with respect thereto, except the right to receive the Stock-Based Awards Payment pursuant to this Section 3.5(d).

          (e)   Unless a later time for payment is expressly provided in this Section 3.5, the Surviving Corporation shall pay the holders of Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards the cash payments described in this Section 3.5, less any required withholding Taxes in accordance with Section 3.2(h), promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        With respect to any Section of this ARTICLE IV, except (i) as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 or in any Company SEC Filings filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature (it being understood that any matter disclosed in such Company SEC Filings shall be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from the face of such disclosure in such Company SEC Filings that such disclosure is applicable to such section of the Company Disclosure Letter) or (ii) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows; provided that notwithstanding anything in this Agreement to the contrary, the Company's representations and warranties with respect to any Company Joint Venture or Magnox Company shall be deemed made only to the Knowledge of the Company (except that the representations and warranties with respect to Magnox Companies in Section 4.7 shall not be deemed made only to the Knowledge of the Company):

        Section 4.1    Organization and Qualification.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a "Company Subsidiary") and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary, Company Joint Venture or Magnox Company, to be in good standing (where such concept applies), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company, each Company Subsidiary, and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture and each Magnox Company is duly qualified or licensed to do business, and is in good standing (where such concept applies), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has delivered or made available to Parent complete and correct copies of the Company Certificate of Incorporation, the Company By-laws and the certificate of incorporation and by-laws (or similar organizational documents) of each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture and Magnox Company, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Certificate of Incorporation or the Company By-laws, no Company Subsidiary is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents), and to the Knowledge of the Company, no Company Joint Venture is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents). Except as set forth in Section 4.1(b) of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) (in the case of any Company Joint Venture, solely to the extent such minutes are held by the Company or any Company Subsidiary) of (i) all meetings of the stockholders or other equity-holders of the Company and, to the extent available, each of the Company Subsidiaries and, to the Knowledge of the Company, each Company Joint Venture, (ii) the Company Board and, to the extent available, the Board of Directors (or equivalent governing body) of each of the Company Subsidiaries and, to the Knowledge of the Company, each Company Joint Venture and (iii) the committees of each such board of directors (or comparable governing body), in each case held since January 1, 2010.

        Section 4.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of the Company's preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of December 31, 2012, (i) 91,167,427 shares of Company Common Stock were issued and outstanding, including 869,673 shares of Company

  Restricted Stock, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no shares of Company Common Stock were held in treasury. As of December 31, 2012, there were 4,563,819 shares of Company Common Stock reserved for issuance under the Company Stock Plan (including outstanding Company Options to purchase 2,380,596 shares of Company Common Stock, 1,000,000 shares of Company Restricted Stock and 316,000 shares of Company Common Stock subject to outstanding Company Performance Share Units). Since December 31, 2012, the Company has not issued any shares of Company Common Stock, Company Preferred Stock, other capital stock, or securities convertible into or exchangeable for such Company Common Stock, Company Preferred Stock, or other capital stock, other than those shares of Company Common Stock reserved for issuance as set forth in this Section 4.2(a) and 867,223 shares which are not yet subject to outstanding awards.

          (b)   Except as set forth in Section 4.2(a), as of December 31, 2012, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (c)   Except as set forth above in Section 4.2(a), as expressly permitted under Section 6.1 or as set forth in Section 4.2(c) of the Company Disclosure Letter, (A) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, commitments or contracts (contingent or otherwise) of any kind (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiaries, whether granted under the Company Stock Plan or otherwise, or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the "Company Stock Rights") and (B) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company or any Company Subsidiary or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Company Stock Plan.

          (d)   Except as set forth in Section 4.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity or voting interests of each of the Company Subsidiaries free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other equity or voting interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. None of the Company Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Company Subsidiary. Neither the Company nor any Company Subsidiary has any obligation to make any payments based on the price or value of any securities of any Company Subsidiaries or dividends paid thereon or revenues, earnings or financial performance or other attribute of any Company Subsidiary, except pursuant to the terms of the Company Benefit Plans.

          (e)   Section 4.2(e) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of (i) each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof and the jurisdiction in which they work, and whether such Company Option is a non-statutory option or intended to qualify as an "incentive stock option" (as defined in Section 422 of the Code); (ii) each outstanding share of Company Restricted Stock, the grant date, the vesting schedule thereof and the name of the holder thereof and the jurisdiction in which they work; and (iii) the number of shares of Company Common Stock subject to each outstanding Company Performance Share Unit award and Company Phantom Share Award, the grant date, the vesting schedule thereof, and the name of the holder thereof and the jurisdiction in which they work. All Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards have been granted pursuant to the Company's form of stock option, restricted stock, performance share unit award and phantom share award agreements, respectively, true and complete copies of which have been made available to Parent prior to the date hereof.

          (f)    Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each grant of Company Options, Company Restricted Stock and Company Performance Share Units was made in accordance with the terms of the Company Stock Plan and all other applicable Laws. Each Company Option intended to qualify as an "incentive stock option" under Section 422 of the Code, if any, so qualifies. All Company Options, Company Restricted Stock, Company Performance Share Units and Company Phantom Share Awards have been validly issued and properly approved by the Company Board (or a duly authorized committee thereof) in compliance with all applicable Law. Each Company Option, share of Company Restricted Stock, Company Performance Share Unit and Company Phantom Share Award may, by its terms, be treated at the Effective Time as set forth in Section 3.5.

          (g)   Section 4.2(g) of the Company Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of incorporation of each Company Subsidiary and, to the Knowledge of the Company, each Magnox Company and each Company Joint Venture, and to the Knowledge of the Company, the Company has made available to Parent true, correct and complete copies of all the certificates of incorporation, by-laws, equity holder agreements, or similar organizational documents or agreements of the Magnox Companies and each Company Joint Venture. Except as set forth in Section 4.2(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries directly or indirectly owns, or has any right or obligation to subscribe or otherwise acquire, any Equity Interest in any Person other than the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Companies. Except as set forth in Section 4.2(g) of the Company Disclosure Letter and other than pursuant to clauses 5 and 6 of the Magnox Parent Body Agreement, to the Knowledge of the Company, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity or voting interests of each of the Magnox Companies free and clear of any Liens (other than transfer and other restrictions under applicable Laws), and all of such shares of capital stock or other equity or voting interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights. To the Knowledge of the Company, none of the Magnox Companies has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Magnox Company. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any obligation to make any payments based on the price or value of any securities of any Magnox Company or dividends paid thereon or revenues, earnings or financial performance or other attribute of any Magnox Company, except pursuant to the terms of the Company Benefit Plans.

          (h)   Except as set forth in Section 4.2(h) of the Company Disclosure Letter (the items scheduled thereon, the "Existing Debt"), as of the date of this Agreement, neither the Company nor any Company Subsidiary has outstanding any Indebtedness in excess of (i) to the Knowledge of the Company, $5,000 in the case of letters of credit, performance bonds, and parent company guarantees, or (ii) $500,000 in the case of any other Indebtedness. A complete and accurate copy of each document, instrument and agreement governing or otherwise related to the Existing Debt having an outstanding principal amount or obligations in excess of $500,000 has been provided to Parent.

        Section 4.3    Corporate Authority; Approval.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions to which it is a party contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions to which it is a party contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions to which it is a party contemplated hereby, including the Merger (other than the receipt of the Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles (the "Enforcement Exceptions").

          (b)   On or prior to the date of this Agreement, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company's stockholders adopt this Agreement and approve the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL (collectively (i) to (iii), the "Company Recommendation"). The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their adoption.

        Section 4.4    No Conflict; Required Filings and Consents.

          (a)   Except as set forth in Section 4.4(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary or, to the Knowledge of the

  Company, any Magnox Company or Company Joint Venture, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired and any condition precedent to such consent, approval, authorization, or waiver has been satisfied prior to the Effective Time, conflict with or violate any Law or Order applicable to the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company or by which any property or asset of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company is bound or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, on any property or asset of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company pursuant to any Contract to which the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement to which the Company is a party, or the Company's compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit, or filing with or notification, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, of or to any Governmental Entity, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, "Antitrust Laws"), (iii) the Committee on Foreign Investment in the United States ("CFIUS") pursuant to the Defense Protection Act of 1950, as amended ("Exon-Florio"), (iv) the NRC requiring prior written consent to the indirect transfer of control of the NRC Licenses and Radiological Licenses, and any Agreement States having jurisdiction to approve an indirect transfer of control of one or more Radiological Licenses (collectively, the "NRC Consents"), (v) the NDA Consent and, if applicable, any approvals set forth in Section 4.4(b)(v) of the Company Disclosure Letter, (vi) the DGCL to file the Certificate of Merger or other appropriate documentation and (vii) the rules of the NYSE,.

        Section 4.5    Permits and Licenses; Compliance with Laws.

          (a)   Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and their respective employees and, to the Knowledge of the Company, business partners, including the Company Joint Ventures, as applicable, has in effect all Permits required for the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Company to own, lease and operate the properties of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Company or to carry on their respective businesses as they are now being conducted or as they are proposed by the Company to be conducted, and all such Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, any Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company has received oral or written notice from any Governmental Entity or Third

  Party that any such Permit is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures and the Magnox Companies (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company or by which any property or asset of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is bound or affected and (ii) is not in default or violation of any Permits to which the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company or any property or asset of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is bound or affected other than, in the case of clause (i) and (ii) above, instances of non-compliance, default or violation that, since December 31, 2011, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company has received any written communication during the past two (2) years from a Governmental Entity that alleges that the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is not in compliance with any applicable Law or Order other than instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Notwithstanding anything to the contrary in this Section 4.5, the provisions of this Section 4.5 shall not apply to matters to the extent addressed in Section 4.6 (SEC Filings; Financial Statements; Internal Controls), Section 4.10 (Employee Benefit Plans), Section 4.14 (Environmental Matters), Section 4.15 (Intellectual Property), Section 4.16 (Taxes) or Section 4.24 (NRC Matters and Other Radiological Licenses).

        Section 4.6    SEC Filings; Financial Statements; Internal Controls.

          (a)   The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2009. All such required forms, reports and other documents filed or furnished (or to be filed or furnished prior to the Effective Time), as each of the foregoing has been amended since the time of its filing, are referred to herein as the "Company SEC Filings." Each Company SEC Filing (i) as of its date (or, in the case of any Company SEC Filing that is a registration statement, its effective date) (or, if amended, at the time (and taking into account the content) of the most recent such amendment), was prepared in accordance, and fully complied in all material respects, with applicable Law, including the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time it was filed (or, in the case of any Company SEC Filing that is a registration statement, declared effective) (or, if amended, at the time (and taking into account the content) of the most recent such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture or Magnox Company is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent complete and correct copies of all Contracts or other documents, and any amendments and modifications thereto, effected prior to the date of this Agreement, that have not yet been filed by the Company with the SEC but which are required to be filed. As of the date hereof, to the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

          (b)   Except to the extent amended, updated or restated by a subsequent Company SEC Filing which subsequent Company SEC Filing was filed before the date of this Agreement, the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Filings (collectively, and as so amended, updated or restated, the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments, which are not material individually or in aggregate, in each case as permitted by GAAP and applicable rules and regulations promulgated by the SEC, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP. As of the date of this Agreement, the Company does not intend to correct or restate any of the Company Financial Statements. The Company has not had any disagreement with any of its auditors (within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC) regarding accounting principles or practices, financial statement disclosures or auditing scope or procedure during its past five (5) full fiscal years or during the current year to date, which have not been resolved to the satisfaction of such auditors.

          (c)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Filings, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Company Subsidiary has any outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

              (i)  The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets.

             (ii)  The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

            (iii)  Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company's or such Company Subsidiary's published financial statements or other Company SEC Filings.

            (iv)  Since January 1, 2009, the Company has not received any oral or written notification of any (x) "significant deficiency" or (y) "material weakness" in the Company's internal control over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof.

          (d)   The audit committee of the Company Board includes an "audit committee financial expert," as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

          (e)   The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated by the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or individuals performing similar functions. The Company has promptly disclosed any change in or waiver of the Company's code of ethics with respect to any such individuals, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Company's Knowledge, there have been no violations of provisions of the Company's code of ethics by any such individuals.

          (f)    Since January 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

        Section 4.7    No Undisclosed Liabilities.     Except for (i) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2012 in the Company SEC Filings or (ii) Liabilities incurred in the ordinary course of business since September 30, 2012, neither the Company nor any Company Subsidiary nor any Magnox Company has any Liability that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company or the Company Subsidiaries dated as of the date of this Agreement, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the term "Liability" means any and all debts, Liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, or matured or unmatured, including those arising under Law and those arising under any Contract.

        Section 4.8    Absence of Certain Changes or Events.     Since September 30, 2011 through the date of this Agreement, (a) the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and the Company Joint Ventures have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would be expected to have, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, a Company

Material Adverse Effect. Except as contemplated by this Agreement, and except as set forth in Section 4.8 of the Company Disclosure Letter, from December 31, 2011, there has not been (i) any material change in accounting methods, principles or practices employed by the Company or any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture, other than as required by Law or GAAP or (ii) any action (or agreement or commitment to take such action) of the types described in Section 6.1(a)(i) , (ii), (iii), (iv), (vi), (vii), (ix) (other than in the ordinary course of business), (xii), (xiv) (other than in the ordinary course of business), or (xix) which, had such action been taken after the date of this Agreement, would be in violation of such Section.

        Section 4.9    Affiliate Transactions.     Except as disclosed in Section 4.9 of the Company Disclosure Letter, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters) between the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or any Magnox Company, on the one hand, and any officer, director, manager thereof, or any equity holder holding at least five percent (5%) of the voting power of such entity, or any member of the immediate family of such officer, director, manager or 5% equity holder, or any Person controlled by such officer, director, manager or 5% equity holder on the other hand or any of their respective Affiliates (other than agreements related to their employment). To the Knowledge of the Company, no director or officer of the Company, any Company Subsidiary, any Company Joint Venture or any Magnox Company owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director of, any supplier or other organization which has a material business relationship with the Company, any Company Subsidiary, any Company Joint Venture or any Magnox Company.

        Section 4.10    Employee Benefit Plans.

          (a)   A complete list of each Company Benefit Plan is identified in Section 4.10(a) of the Company Disclosure Letter. With respect to each Company Benefit Plan, the Company has provided to Parent a true and complete copy of (i) such Company Benefit Plan including any amendments thereto (or, if not written, a written summary of its material terms), (ii) the most recent annual report (Form 5500) and all schedules thereto filed with the IRS or other Governmental Entity, if applicable, (iii) the most recent actuarial report or valuation, schedule of contributions or other financial statement, if applicable, (iv) the most recent determination or opinion letter, if any, issued by the IRS or other Governmental Entity and any pending request for such a letter, and, in respect of the UK DB Plans only, any material correspondence with the UK pensions regulator, (v) the most recent nondiscrimination tests performed under the Code, if applicable, (vi) each trust deed or agreement, group annuity contract, summary plan description, in respect of the UK DB Plans only, set of plan rules, if any, and any updates or amendments to the same, and (vii) all guarantees, letters of credit, funding agreements or other similar support arrangements which apply to that Company Benefit Plan.

          (b)   Save in respect of the UK DB Plans, neither the Company nor any Company Subsidiary is or has at any time in the last six years been the employer or connected or associated with the employer (as those terms are used in the UK Pensions Act 2004) of a UK defined benefit pension plan.

          (c)   The Liabilities (actual and contingent) of the Company, the Company Subsidiaries and the Magnox Companies in respect of the UK Magnox Plans are indemnified by a Governmental Entity, and in the event that the Magnox Parent Body Agreement is terminated, none of the Company or any of the Company Subsidiaries will have any Liability (actual or contingent) in respect of the UK Magnox Plans at that time and the new provider and successful bidder and the Magnox Companies will be responsible for any such Liability. No contribution notice or financial support direction has been issued (or has been threatened to be issued) by the UK Pensions

  Regulator against the Company or any Company Subsidiary in relation to any of the UK DB Plans and, to the Company's Knowledge, no circumstances exist or have existed at any time which could give rise to the issue of such a contribution notice or financial support direction. None of the principal employer, the trustees or the UK Pensions Regulator have notified the Company or any Company Subsidiary that it/they intend to wind up any of the UK DB Plans in whole or in part without the consent of the Company or the relevant Company Subsidiary and, to the Company's Knowledge, no act, event or omission has occurred which may lead to the winding up of any of the UK DB Plans.

          (d)   Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code. There are no pending, or to the Company's Knowledge, threatened investigations by any Governmental Entity, termination proceedings, legal actions or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan, the assets of any of the trusts under such Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans, or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, legal actions or claims that would give rise to any material Liability of the Company, and, to the Company's Knowledge, there are no facts that could give rise to any material Liability of the Company in the event of any such action.

          (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, (i) no Company Benefit Plan is a Multiemployer Plan, a "multiple employer plan" (within the meaning of ERISA and the Code), or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and (ii) none of the Company or the Company Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or has sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a Multiemployer Plan, multiple employer plan or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Subsidiary or any ERISA Affiliate of incurring any such Liability, including, without limitation, any Liability to a Multiemployer Plan as a result of a complete or partial withdrawal therefrom. Except as stated in the immediately preceding sentence, neither the Company nor any Company Subsidiary would reasonably be expected to incur any Liability to a Multiemployer Plan in the event of a complete withdrawal therefrom on the Closing Date.

          (f)    Where the Code is applicable, each Company Benefit Plan (excluding the UK DB Plans) intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. In respect of each Company Benefit Plan that is otherwise intended to be tax qualified, the relevant Governmental Entity has confirmed this tax status. In the case of all Company Benefit Plans covered by this section, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion letter or registration that would reasonably be expected to adversely affect such qualification or tax-exempt status.

          (g)   No prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan which would reasonably be expected to result in any material Liability to the Company. To the Company's Knowledge, neither the Company nor any Company Subsidiary nor any other fiduciary for which the Company or any Company Subsidiary has any indemnity obligation has any material Liability for breach of fiduciary duty where one exists or any other failure to act or comply in contravention to a contractual or legislative duty in connection with the administration or investment of the assets of any Company Benefit Plan.

          (h)   All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans as of the date of this Agreement have been made in all material respects by the due date thereof (including any valid extension), or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements.

          (i)    None of the Company Benefit Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any current or former employees or beneficiaries or dependents thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable Law. Each of the Company, any Company Subsidiary and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

          (j)    Neither the Company nor any Company Subsidiary has a Contract, plan or commitment to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except to the extent required by applicable Law. No employee of the Company or any Company Subsidiary has a contractual right to a defined benefit pension benefit in respect of service following the Effective Time.

          (k)   Each of the Company and the Company Subsidiaries have withheld and paid all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, officers, director or consultants thereof, and are not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts, except for any failure which would not be reasonably expected to result in material Liability to the Company.

          (l)    Except as set forth in Section 4.10(l) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby (either alone or in conjunction with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any such employee, officer, director or consultant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan.

          (m)  Other than payments or benefits that may be made to the persons listed in Section 4.10(m) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any current or former employee, officer, director or consultant of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or other compensation arrangement could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (n)   Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. All

  Company Options have been granted at per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

          (o)   The assets of each Company Benefit Plan are sufficient to satisfy its Liabilities (current and contingent), or the benefits provided by the Company Benefit Plan are fully insured.

          (p)   Except for the UK DB Plans, no UK employee benefit trust has been established for the benefit of the employees, former employees, or dependents of employees or former employees, of the Company or any Company Subsidiary.

        Section 4.11    Labor Matters.

          (a)   Except as set forth in Section 4.11(a) of the Company Disclosure Letter, there is no pending labor strike, walkout, work stoppage, slowdown, lockout or other material labor dispute or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture, and no such strike, walkout, slowdown, lockout or other material labor dispute has occurred within the past five (5) years. Except as disclosed in Section 4.11(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture recognizes any trade union, works council or other kind of staff association, or is a party to any collective bargaining or works council agreement or similar agreement or arrangement with any labor union or works council in respect of or affecting any employees thereof, or is currently engaged in any negotiation with any trade union or employee organization, and to the Company's Knowledge, no trade union or employee organization is currently attempting to organize or otherwise represent any such employees.

          (b)   Except as set forth in Section 4.11(b) of the Company Disclosure Letter, to the Company's Knowledge, (i) the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, worker classification, social security and other Tax withholdings, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, workers' compensation, leaves of absence, wages (including overtime wages), compensation, and hours of work with respect to the employees of the Company and the Company Subsidiaries, (ii) the Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law, (iii) except as disclosed in Section 4.11(b) of the Company Disclosure Letter, there are no material claims, disputes or controversies pending or threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful or unfair termination of employment, unfair labor practice or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship and (iv) except as disclosed in Section 4.11(b) of the Company Disclosure Letter, there are no material charges, investigations, administrative proceedings or formal complaints of discrimination pending, or to the Company's Knowledge, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against the Company or any Company Subsidiary pertaining to any employee thereof.

          (c)   Except as set forth in Section 4.11(c) of the Company Disclosure Letter, to the Company's Knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, fiduciary duty, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. The terms and conditions of the employees of the Company and the Company Subsidiaries who work in the UK conform in all material respects to the standard form agreement that has been made available to Parent, and all material policies, including policies concerning redundancy and severance arrangements, concerning those employees have been made available to Parent. The aggregate severance liability in respect of the employees of the Company and the Company Subsidiaries who work in the UK has been made available to Parent.

          (d)   Except as set forth in Section 4.11(d) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary who works in the United Kingdom has been absent from work for a period exceeding six weeks other than by reason of maternity leave.

          (e)   Except as set forth in Section 4.11(e) of the Company Disclosure Letter, none of the employees of the Company or any Company Subsidiary who work in the UK have transferred into the employment of the Company or any Company Subsidiary pursuant to a "relevant transfer" as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any predecessor Law) who was, at any time prior to the relevant transfer a member of a plan providing for equity-related benefits where that plan has not been materially replicated by the Company or relevant Company Subsidiary.

          (f)    Except as set forth in Section 4.11(f) of the Company Disclosure Letter, none of the employees of the Company or any Company Subsidiary who work in the UK have rights under or originally derived from the provisions of an occupational pension plan which do not relate to benefits for old age, invalidity or survivors within the meaning given to those terms under Regulation 10 of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any predecessor Law).

          (g)   Except as set forth in Section 4.11(g) of the Company Disclosure Letter, there are no individual workers, individual consultants, individual agency workers or other individuals engaged by the Company or any Company Subsidiary whose contracts provide for the payment of fees which, on an annualized basis, exceed $250,000.

          (h)   Except as set forth in Section 4.11(h) of the Company Disclosure Letter, no key employee or key individual consultant has given or received written notice to terminate such individual's employment or consultancy agreement which would reasonably be expected to result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company which holds a United Kingdom nuclear site license.

        Section 4.12    Contracts.

          (a)   Except as disclosed in the Company SEC Filings, Section 4.12 of the Company Disclosure Letter contains a true, correct and complete list of all Company Material Contracts as of the date of this Agreement. For the purposes of this Agreement, "Company Material Contract" shall mean any of the following to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets are bound:

              (i)  any Contract that is or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessor or lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a Third Party which requires future annual payments in excess of $2,500,000;

            (iii)  any Contract under which the Company or any Company Subsidiary is a lessee, sub-lessee, lessor or sub-lessor of real property that is material to the Company and the Company Subsidiaries, taken as a whole;

            (iv)  any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture, teaming or other similar arrangement with any Person other than the Company or any Company Subsidiary;

             (v)  any Company Benefit Plan;

            (vi)  any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $2,500,000;

           (vii)  any Contract entered into other than in the ordinary course of business consistent with past practice (a) containing covenants of the Company or any Company Subsidiary to guaranty, indemnify or hold harmless another Person (other than the Company or any Company Subsidiary) for amounts in the aggregate exceeding $2,500,000 or (b) containing covenants of the Company or any Affiliate of the Company (including any Person becoming an Affiliate of the Company following the Effective Time) not to (or otherwise restricting or limiting the ability of the Company or any such Affiliate of the Company to) compete in any line of business or geographic area;

          (viii)  any indenture, mortgage, loan, credit or other Contract under which the Company or any Company Subsidiary has (a) outstanding Indebtedness in principal amount in excess of $2,500,000, (b) any outstanding note, bond, indenture or other evidence of Indebtedness in a principal amount in excess of $2,500,000 for borrowed money or otherwise, (c) guaranteed outstanding Indebtedness for money borrowed by others or (d) any acceptance, letter of credit, surety bond, reimbursement obligations owed to sureties or bonding companies, or similar arrangements;

            (ix)  any Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

             (x)  (A) any Contract for the disposal of radioactive waste by a Third Party on behalf of the Company or any Company Subsidiary, or by the Company or any Company Subsidiary on behalf of a Third Party, in each case other than in the ordinary course of business consistent with past practice that involves payments by or to the Company or any Company Subsidiary not to exceed $2,500,000, or (B) any other Contract requiring future payments or expenditures and pertaining to cleanup, abatement, or remediation of Hazardous Material for which the Company expects to incur environmental Liabilities in excess of $2,500,000;

            (xi)  any Contract pursuant to which the Company or any Company Subsidiary (i) is granted or obtains any right to use, exploit or acquire any Intellectual Property Rights used in the conduct of the business of the Company or any Company Subsidiary as currently conducted (other than Contracts granting rights to use readily available shrink wrap or click wrap software having an acquisition price of less than $50,000 in the aggregate annually or $5,000 per individual workstation annually for all such related Contracts), (ii) is restricted in its right to use, exploit, enforce or register any Intellectual Property Rights owned by the Company or any Company Subsidiary or (iii) permits any other Person to use, exploit, acquire, enforce or register any Intellectual Property Rights, in each case including license agreements, coexistence agreements and covenants not to sue (other than non-exclusive license agreements, coexistence agreements and covenants not to sue entered into by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice);

           (xii)  any Contract relating to the acquisition or disposition of any business or any material assets other than in the ordinary course of business consistent with past practice (whether by merger, sale of stock or assets or otherwise), including any such Contract with any "earn-out" or other contingent obligation remaining to be performed or continuing after the date of this Agreement;

          (xiii)  any settlement agreement which contains any continuing material obligation of the Company or any Company Subsidiary;

          (xiv)  any Contract entered into other than in the ordinary course of business consistent with past practice that involves aggregate payments by or to the Company or any Company Subsidiary in excess of $2,500,000 per annum; or

           (xv)  any Contract entered into, other than in the ordinary course of business consistent with past practice, that grants a Third Party (other than the Company or any Company Subsidiary) a material right of first refusal, first offer or first negotiation with respect to any assets of the Company or any Company Subsidiary.

          (b)   Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture is in breach of or default under the terms of any Company Material Contract, except where such breach or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, except where such breach or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 4.12(b) of the Company Disclosure Letter, the Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract which has had or would be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Magnox Company or Company Joint Venture (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture.

        Section 4.13    Litigation.     As of the date hereof, except as would not reasonably be expected to have and has not had, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.13 of the Company Disclosure Letter and other than Transaction Litigation, (i) there is no legal, administrative, arbitral or other suit, claim, action, mediation, proceeding or inquiry or investigation of any nature (each, an "Action") pending or, to the Knowledge of the

Company, threatened against the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture and (ii) none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company, any Company Joint Venture or any of their respective assets is subject to or bound by any outstanding Order.

        Section 4.14    Environmental Matters.     Except for matters, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 4.14 of the Company Disclosure Letter: (i) the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture are in compliance with applicable Environmental Laws, which compliance includes possession of and compliance with material Permits required under applicable Environmental Laws to conduct the business of the Company, each Company Subsidiary and, to the Knowledge of the Company, each Company Joint Venture as currently conducted; (ii) to the Knowledge of the Company, except in compliance with applicable Permits or Laws, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has Released any Hazardous Material on any real property owned, operated on or leased by the Company, such Company Subsidiary or, to the Knowledge of the Company, such Company Joint Venture, which Release remains unresolved and for which the Company reasonably expects to incur direct liability for such Release; (iii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, such Company Joint Venture has entered into any consent decree or order, or is subject to any judgment, decree or judicial order for violation of Environmental Laws, which, in either case, remains outstanding; (iv) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has received written claim from any Governmental Entity or Third Party that remains outstanding alleging that the Company, any Company Subsidiary, or to the Knowledge of the Company, such Company Joint Venture is in violation of, or liable under, applicable Environmental Laws, nor, to the Knowledge of the Company, is any such claim pending or threatened; and (v) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture has transported or arranged for the transport of Hazardous Materials to any disposal site, which, to the Knowledge of the Company, is subject to clean up or corrective action or any other sanction under applicable Environmental Law and for which the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture is liable. Except as specifically provided in Section 4.12(a)(x)(B) , the representations and warranties in this Section 4.14 constitute the sole and exclusive representations and warranties made by the Company in any manner with respect to environmental matters.

        Section 4.15    Intellectual Property.

          (a)   Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list, including the record owner or owners, of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) Internet domain names, in each of the foregoing (i), (ii), (iii), and (iv) that is owned or exclusively licensed by the Company or any Company Subsidiary in any jurisdiction of the world as of the date hereof. The Company and/or Company Subsidiaries are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property Rights owned by the Company or any Company Subsidiary, including those set forth in Section 4.15(a) of the Company Disclosure Letter that are owned by the Company or any Company Subsidiary, and, to the Knowledge of the Company all such Intellectual Property Rights (other than applications to register Intellectual Property Rights) that are material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted are subsisting, valid and enforceable.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, the Company Subsidiaries and, to the Knowledge

  of the Company, the Magnox Companies and the Company Joint Ventures own or have the right to use in the manner currently used all Intellectual Property Rights that are necessary to conduct the business of the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and the Company Joint Ventures.

          (c)   The conduct of the business of the Company and the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and Company Joint Ventures as currently conducted, and the conduct of the business as conducted in the past three (3) years, does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted or otherwise violated, any Intellectual Property Rights of any other Person, except in each case for any such infringement or other violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no written claims (for which written notice has been received by the Company or any Company Subsidiary) of misappropriation, infringement, dilution or other violation of any Intellectual Property Rights pending against the Company or any Company Subsidiary. To the Company's Knowledge, (i) no Person is misappropriating, infringing, diluting or otherwise violating any Intellectual Property Rights owned by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture, and (ii) during the past three (3) years, no Person has misappropriated, infringed, diluted or otherwise violated, either directly or indirectly, any Intellectual Property Rights owned, used or held for use by the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture except, in each of the foregoing (i) and (ii), for any such misappropriation, infringement, dilution or other violation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no claims by the Company or any Company Subsidiary of misappropriation, infringement, dilution or other violation of any Intellectual Property Rights pending against any other Person.

        Section 4.16    Taxes.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, each Magnox Company and Company Joint Venture have filed all income and other Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate.

          (b)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, each Magnox Company and Company Joint Venture have paid all Taxes that are required to be paid whether or not shown on such Tax Returns to be payable.

          (c)   As of the date of this Agreement, there are no pending audits, examinations, investigations or other proceedings by any taxing authority in respect of Taxes of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Companies or Company Joint Ventures.

          (d)   There are no Liens for Taxes on any of the assets of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Companies or Company Joint Ventures other than for Taxes not yet due and payable.

          (e)   The reserve on the Company Financial Statements in respect of Taxes is adequate in accordance with GAAP.

          (f)    None of Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement or any tax indemnity agreement (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or any of its Subsidiaries) or an agreement entered into in the ordinary course of business consistent with past practice that is not primarily related to Taxes.

          (g)   None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the Magnox Companies or Company Joint Ventures has received written notice in the past five (5) years from a taxing authority in a jurisdiction where the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture does not file Tax Returns claiming that the Company, the Company Subsidiaries or, to the Knowledge of the Company, any such Magnox Company or Company Joint Venture is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

          (h)   None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

          (i)    None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the Magnox Companies or Company Joint Ventures has participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

          (j)    Since November 15, 2007, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Magnox Companies and Company Joint Ventures have never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign purposes.

          (k)   The Company has continued to treat the Company, EnergySolutions, LLC and ZionSolutions, LLC as specified in PLR 200841005 since such entities were acquired and PLR 200841005 remains in full force and effect.

        Section 4.17    Insurance.     Section 4.17 of the Company Disclosure Letter sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) with respect to which the Company or any Company Subsidiary is a "named insured" or otherwise the beneficiary of coverage (collectively, the "Company Insurance Policies"). Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture is in breach or default (including any breach or default with respect to the giving of notice) of any Company Insurance Policy and (c) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Magnox Company or Company Joint Venture has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a breach or default (including any breach or default with respect to the giving of notice) or permit termination or modification of any Company Insurance Policy. To the Knowledge of the Company, all claims, and events that would reasonably be expected to result in claims covered by the Company Insurance Policies have been properly reported to the applicable insurer(s) and no insurer of any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination with respect to any Company Insurance Policy has been received by the Company or any Company Subsidiary and, to the Knowledge of the Company, no such action has been threatened.

        Section 4.18    Real Estate.

          (a)   The Company and the Company Subsidiaries own and possess (i) good, valid and indefeasible title to that certain real property described in the column 1 of Section 4.18(a)(i) of the Company Disclosure Letter ("Owned Real Property"), (ii) as of the date hereof, owns or leases all of the material personal property shown to be owned or leased by the Company or any Company Subsidiary reflected in the latest audited financial statements included in the Company SEC Filings and (iii) good and valid leasehold interests in and to that certain property described on column 1 of Section 4.18(a)(iii) of the Company Disclosure Letter ("Leased Real Property" and, collectively with Owned Real Property, the "Real Property"), pursuant to the leases described on such schedule (collectively, the "Real Property Leases"), in each case free and clear of all Liens other than Permitted Liens and Liens described in column 2 of Sections 4.18(a)(i) and (iii) of the Company Disclosure Letter.

          (b)   Except as set forth in Section 4.18(b) of the Company Disclosure Letter, none of the Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such Real Property. No sale, assignment or disposition pursuant to any matter described in Section 4.18(b) of the Company Disclosure Letter would materially impair the conduct of the businesses of the Company or any Company Subsidiary as presently conducted.

          (c)   With regard to each Real Property Lease, (i) such Real Property Lease is valid and effective against the applicable Company or Company Subsidiary and, to the Company's Knowledge, the counterparties thereto, in accordance with the terms thereof, (ii) no applicable Company or Company Subsidiary (nor, to the Company's Knowledge, any of the counterparties thereto) is in material breach or default under such Real Property Lease, and (iii) to Company's Knowledge, no event or circumstance has occurred or currently exists which, with notice or lapse of time or both, would become a material default by any of the Company or Company Subsidiaries or the counterparties thereto under such Real Property Lease.

          (d)   With respect to the Real Property, none of the Company or any Company Subsidiary has received any written notice of, nor to the Company's Knowledge does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation (collectively, "Condemnation Actions") and none of the Company or any Company Subsidiary has received written notice of any threatened Condemnation Actions, which Condemnation Actions, individually or in the aggregate, would reasonably be expected to materially impair the use, occupancy or value of any Real Property.

          (e)   All of the land used by the Company and the Company Subsidiaries in the conduct of their businesses in any material respect is included in the Real Property. All of the buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of their business in any material respect are located on the Real Property. The Company's and the Company Subsidiaries' interests in the Real Property constitute all of the real property interests reasonably necessary for the operation of their businesses as presently operated.

          (f)    To the Knowledge of the Company, none of the Company Joint Ventures owns real property.

        Section 4.19    Takeover Statutes.     Assuming the accuracy of the representations contained in Section 5.9 hereof, the Company Board has taken all necessary action so that the restrictions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law applicable to the Company (each, a "Takeover Statute") do not and will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

        Section 4.20    Proxy Statement.     None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary expressly for inclusion or incorporation by reference in the proxy statement filed with the SEC relating to the adoption by the stockholders of the Company of this Agreement and the approval of the Merger (such proxy statement, as amended or supplemented, the "Proxy Statement") will, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

        Section 4.21    Brokers.     Other than Goldman, Sachs & Co. (the "Company Financial Advisor"), the fees and expenses of which shall be paid by the Company, no broker, finder, financial advisor or investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The estimated aggregate fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated hereby (including the fees of the Company Financial Advisor and the fees of the Company's legal counsel) are set forth in Section 4.21 of the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor relating to the Merger and the other transactions contemplated hereby.

        Section 4.22    Opinion of the Financial Advisor.     The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders. The Company shall make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes promptly after receipt thereof by the Company.

        Section 4.23    Vote Required.     The only vote of holders of securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby is the affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the "Stockholder Approval").

        Section 4.24    NRC Matters and other Radiological Licenses.

          (a)   Except as set forth in Section 4.24 of the Company Disclosure Letter, and except as is not material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof: (i) the Company and the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have all Permits, Radiological Licenses and other consents and approvals that are issued by the NRC or any Agreement State or any foreign Governmental Entity having jurisdiction, that are necessary to own and operate its business in all material respects as presently owned and operated, pursuant to the requirements of all Nuclear Laws, and all such Permits and Radiological Licenses are in full force and effect; (ii) since January 1, 2011, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not received any written notification regarding any material investigation or material inquiry regarding compliance with any such Permits or Radiological Licenses, the Nuclear Laws, or any order, rule, regulation or decision of the NRC or any Agreement State or any foreign Governmental Entity having jurisdiction; and (iii) the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures are in material compliance with all applicable Nuclear Laws and orders, rules, regulations, or decisions of the NRC and any Agreement State or any foreign Governmental Entity having jurisdiction.

          (b)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures hold all NRC Licenses, and all such NRC Licenses are in full force and effect. Since January 1, 2011, the Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not received any written notification regarding any investigation or inquiry regarding compliance with any of such NRC Licenses, the Nuclear Laws, the Zion Contracts, or any order, rule, regulation, or decision of the NRC with respect to the Zion Station Site or the Zion Contracts. The Company is in compliance with all Nuclear Laws, the Zion Contracts and all orders, rules, regulations, or decisions of the NRC applicable to it with respect to the Zion Station Site or the Zion Contracts, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 4.24(b) of the Company Disclosure Letter sets forth all NRC Licenses issued by the NRC applicable to the Zion Station Site or the Zion Contracts.

          (c)   The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures have not taken or permitted any action that would result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture which holds a United Kingdom nuclear site license, which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) requires the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture to make any notification to and/or seek the consent of any Governmental Entity.

          (d)   There is no Nuclear Fuel, other than Spent Nuclear Fuel, located on the Zion Station Site.

          (e)   Notwithstanding anything to the contrary in this Section 4.24, the provisions of this Section 4.24 shall not apply to matters to the extent addressed in Section 4.5 (Permits and Licenses; Compliance with Laws) or Section 4.14 (Environmental Matters).

        Section 4.25    Regulation as a Utility.     The Company, the Company Subsidiaries and, to the Knowledge of the Company, the Company Joint Ventures are not subject to regulation as a public utility or public service company (or similar designation) by any state of the United States (other than with respect to the ownership of a non-operating nuclear generating facility in Illinois) or any foreign country (other than any electrical generating facilities operated by Magnox Limited at Wylfa in the United Kingdom). Except (a) in connection with any electrical generating facilities operated by Magnox Limited at Wylfa in the United Kingdom and (b) as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any Company Joint Venture is (i) a "public utility" under the Federal Power Act or (ii) a "public utility holding company" or "public utility company" under the Public Utility Holding Company Act of 2005.

        Section 4.26    Government Contracts.

          (a)   Section 4.26(a) of the Company Disclosure Letter lists, as of the date hereof, all Government Contracts for aggregate payments to the Company or any Company Subsidiary in excess of $10,000,000 that are (i) currently in effect; (ii) have been in effect within the last six (6) years; or (iii) remain open to audit no matter when they were last in effect. Section 4.26(a)(iv) of the Company Disclosure Letter lists each Government Bid for which an award has not been issued prior to the date of this Agreement. Section 4.26(a)(v) of the Company Disclosure Letter, lists each Government Contract or Government Bid to which the Company or any Company Subsidiary is a party premised on the Company or any Company Subsidiary having Section 8(a)

  status, small business status, small disadvantaged business status, protégé status, or other preferential status.

          (b)   Except as set forth in Section 4.26(b) of the Company Disclosure Letter, and except as would not have a material financial impact on the Company and the Company Subsidiaries, taken as a whole:

              (i)  to the Knowledge of the Company, the Company, all Company Subsidiaries, and all Government Contract Joint Ventures have complied with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

             (ii)  to the Knowledge of the Company, the Company, all Company Subsidiaries, and all Government Contract Joint Ventures have complied with all requirements of applicable laws, regulations and requirements pertaining to each Government Contract;

            (iii)  the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures have, and have had at all times during the last six years, all licenses, franchises, permits, certificates, approvals or other similar authorizations, including any security clearances, issued by applicable Governmental Entities that are necessary for the operation of the business of the Company, the Company Subsidiaries and, to the Knowledge of the Company, and the Government Contract Joint Ventures as conducted or as presently proposed to be conducted by them;

            (iv)  all representations and certifications executed, acknowledged or set forth in each Government Contract were complete and correct as of their effective date, and the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures have complied with all such representations and certifications, and when required have updated all such representations and certifications to the appropriate Governmental Entity, prime contractor, or subcontractor;

             (v)  the cost accounting and procurement systems and practices of the Company, all Company Subsidiaries and, to the Knowledge of the Company, and all Government Contract Joint Ventures are, and for the past six years have been, in compliance with all applicable U.S. Government laws and regulations (including all applicable cost accounting standards). All "cost or pricing data" submitted or certified in connection with the Government Bids were, at the date submitted or certified, as applicable, current, accurate and complete in accordance with applicable laws, rules and regulations;

            (vi)  no Governmental Entity, prime contractor, subcontractor, whistleblower, relator, or anyone else has notified the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture or any of their Representatives, either orally or in writing, that the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has materially breached or violated any applicable law, regulation, or any certification, representation, clause, provision or requirement pertaining to any Government Contract;

           (vii)  no termination for convenience, termination for default, cure notice, notice of noncompliance, notice of intent to impose liquidated damages, or show cause notice is in effect as of the date hereof pertaining to any Government Contract;

          (viii)  neither (A) the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture, or any of their Representatives nor (B) to the Company's Knowledge any Person with whom the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has entered into a partnership, joint venture, teaming or other similar arrangement, is (or during the last six years has been) under administrative, civil or criminal investigation, information, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract;

            (ix)  there are no pending or unresolved audits by any Governmental Entity (including the Defense Contract Audit Agency (DCAA) of the United States Department of Defense) related to any Government Contract;

             (x)  the Company, all Company Subsidiaries and, to the Knowledge of the Company, all Government Contract Joint Ventures have (or during the last six years have had) no Organizational Conflict of Interest arising under or relating to any Government Contract. All Government Contracts have been awarded, and all Government Bids have been submitted, without improper preferential treatment of any kind due to any action or inaction by the Company, the Company Subsidiaries or, to the Knowledge of the Company, all Government Contract Joint Ventures or their Representatives, or, to the Company's Knowledge, due to any action or inaction by any other Person;

            (xi)  neither (A) the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture, or any of their Representatives nor (B) to the Company's Knowledge any Person with whom the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture has entered into a partnership, joint venture, teaming or other similar arrangement, is (or during the last six years has been threatened with being) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility by any Governmental Entity;

           (xii)  during the last five years, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture nor any of their Representatives has conducted or initiated any internal investigation (or had a reason to conduct or initiate an internal investigation) or made any voluntary or mandatory disclosure to any Governmental Entity or entered into any consent order with respect to any potential noncompliance, irregularity, misstatement or omission arising under or relating to any Government Contract;

          (xiii)  there are no outstanding or threatened claims, lawsuits, disputes, or other legal actions against the Company, any Company Subsidiary or, to the Knowledge of the Company, any Government Contract Joint Venture by any Governmental Entity or any prime contractor, subcontractor, vendor, whistleblower, relator, or other third party arising under or relating to any Government Contract;

          (xiv)  no Government Contract or Government Bid contains a "Price Reduction" clause, such as 48 C.F.R. § 552.238-75, or similar "Most-Favored Customer" or other price tracking clause; and

           (xv)  for any Government Contract awarded to any Person based on the Person having Section 8(a) status, small business status, small disadvantaged business status, or other preferential status, to the Company's Knowledge, the Person has complied with the applicable limitations on subcontracting, such as 13 C.F.R. § 125.6, and:

              (A)  where the awardee is a Person other than a Joint Venture entered into with a Person with whom the Company or any Company Subsidiary has entered into a Small Business Administration ("SBA")-approved mentor-protégé agreement, neither the Company, any Company Subsidiary, any Government Contract Joint Venture, nor any of their Representatives (1) perform primary or vital requirements, or (2) are a subcontractor upon whom the prime contractor is unusually reliant under 13 C.F.R. § 121.103(h)(4); and

              (B)  where the awardee is a Joint Venture entered into with a Person with whom the Company or any Company Subsidiary has entered into an SBA-approved mentor-protégé agreement, the awardee, the Company, any Company Subsidiary and any Government Contract Joint Venture perform the work in accordance with 13 C.F.R. § 125.513(d) and all other applicable law and regulations.

        Section 4.27    Foreign Corrupt Practices Act.     Neither the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company, any of their respective officers, directors, agents, employees or other Person acting on behalf of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company (i) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company in any jurisdiction other than the United States (collectively, the "FCPA"), (ii) to the Company's Knowledge, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly or (iii) are, or in the past five (5) years have been, subject to any actual, pending or threatened Action involving the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Joint Venture or Magnox Company in any way relating to the FCPA. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and maintains such internal controls and procedures in force.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        With respect to any Section of this ARTICLE V, except as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 5.1    Organization and Qualification.     Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

        Section 5.2    Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub, and no vote of Parent's or Merger Sub's stockholders, are necessary to authorize this Agreement or to consummate the transactions provided for herein, including the Merger and the Financing, other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect on the date hereof immediately following the execution hereof. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions.

        Section 5.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, including the Financing, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired and any condition precedent to such consent, approval, authorization or waiver has been satisfied prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filings as may be appropriate to be made with CFIUS pursuant to Exon-Florio, filing and obtaining consent from the NRC and any Agreement State having jurisdiction for the indirect transfer of control of the NRC Licenses and Radiological Licenses, obtaining the NDA Consent, filing and recordation of appropriate merger documents as required by the DGCL and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.4    Litigation.     As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no suit, action or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, Guarantor or any of their respective Affiliates. There is no Order outstanding against Parent, Merger Sub, Guarantor or any of their respective Affiliates, except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 5.5    Ownership of Merger Sub; No Prior Activities.     As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of

Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        Section 5.6    Financing.

          (a)   Parent has delivered to the Company (i) true and complete copies of (A) the executed commitment letters from the Debt Financing Sources (collectively, the "Debt Commitment Letters"), together with all schedules and exhibits thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent (or its applicable subsidiary) for the purpose of financing the transactions contemplated by this Agreement (the "Debt Financing"), and (B) the executed equity commitment letter, dated as of the date hereof (the "Equity Commitment Letter" and, together with the Debt Commitment Letters, the "Financing Commitments") from the Guarantor and the other parties thereto pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (the "Equity Financing" and, together with the Debt Financing, the "Financing"), and (ii) copies of the executed fee letters and engagement letters (if any) from the Debt Financing Sources, with fee amounts and percentages and certain other terms (excluding any conditions) that would not affect the availability or in the aggregate materially and adversely affect the amount (other than in respect of upfront fees) of the Debt Financing redacted.

          (b)   The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent, Merger Sub, and Guarantor (to the extent such Person is a party thereto) and, to the Knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Commitments has been withdrawn or rescinded in any respect. Except for the fee and engagement letters referred to in Section 5.6(a)(ii) , as of the date hereof, there are no side letters or other contracts or arrangements relating to the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor Merger Sub has as of the date hereof any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent and Merger Sub on the Closing Date. The aggregate proceeds from the Financing, together with cash or other sources of immediately available funds, will be sufficient, if funded, to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and will be sufficient, if funded, for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including: (a) the payment in full in cash of the Merger Consideration, (b) the payment in full in cash of all amounts required to be paid pursuant to Section 3.5 hereof, (c) the repayment in full in cash of all Existing Debt and (d) all related fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the Financing and the other transactions contemplated hereby.

        Section 5.7    Brokers.     Other than Morgan Stanley & Co. LLC, whose fees and expenses shall be borne solely by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub, the Guarantor or their Affiliates.

        Section 5.8    Guarantee.     Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the Guarantee of the Guarantor, dated as of the date hereof, in respect of certain obligations of Parent and Merger Sub. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforcement Exceptions), and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guarantee.

        Section 5.9    Ownership of Company Common Stock.     None of Parent, Merger Sub or any of their "affiliates" or "associates" (each, as defined in Section 203 of the DGCL) is, or at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        Section 5.10    Information Supplied.     None of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 5.11    Solvency.     No transfer of property is being made, and no obligation is being incurred, by Parent, Merger Sub or the Guarantor in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiaries. Assuming (a) the accuracy in all material respects of the representations and warranties of the Company set forth in Article IV, disregarding any references to "Knowledge," "Material Adverse Effect," "materiality" or similar qualifications contained in such representations and warranties, (b) compliance by the Company of its covenants set forth in this Agreement, (c) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, and (d) the most recent financial forecasts and business of the Company and the Company Subsidiaries made available to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration and all amounts required to be paid pursuant to Section 3.5, any payment or refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments, the repayment of the Financing Commitment, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 5.11, the term "Solvent" means, at the Effective Time, (a) the Present Fair Salable Value of the assets of the Surviving Corporation exceeds all of its Liabilities, contingent or otherwise, as of such date, (b) the Surviving Corporation will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its indebtedness and (c) the Surviving Corporation does not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of this Section 5.11, "debt" means Liability on a claim, and "claim" means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. "Present Fair Salable Value" means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under then prevailing conditions for the sale of comparable business enterprises.

        Section 5.12    Foreign Ownership.     Parent and Merger Sub or, if applicable, the Guarantor, are in compliance with Sections 103d and 104d of the Atomic Energy Act of 1954, as amended, as applicable, and the NRC's regulations in 10 C.F.R. § 50.38, including the foreign ownership, control and domination provisions of such sections of the Atomic Energy Act of 1954, as amended, and the NRC's regulations, and Parent and Merger Sub have no reason to believe that they are owned, controlled or dominated by foreign persons or entities (as such terms are interpreted and applied by the NRC), in contravention of the standards set forth in 103d and 104d of the Atomic Energy Act of 1954, as amended, and the NRC's regulations in 10 C.F.R. § 50.38, as applicable to Part 50 licensees.

        Section 5.13    Parent Ownership of Company Securities.     Parent, the Guarantor and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

        Section 5.14    No Other Representations or Warranties.     Each of Parent and Merger Sub acknowledge and agree that it has, to its own satisfaction, conducted its own independent review and analysis of the business, assets, condition and operations of the Company and the Company Subsidiaries. In connection with entering into this Agreement, each of Parent and Merger Sub has relied upon the results of its own investigation and analysis. Each of Parent and Merger Sub also acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither Parent nor Merger Sub has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

 ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Business.

          (a)   The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 6.1(a) of the Company Disclosure Letter, as otherwise explicitly required by this Agreement, as required by applicable Law or a Governmental Entity or as consented to in writing by Parent (such consent, except for clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (xiv), (xix), (xxi), (xxii) or (xxiii) below, not to be unreasonably withheld, conditioned or delayed), (w) the Company shall, and shall cause each Company Subsidiary, Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited to, and, in the case of Magnox Limited, to the extent it is able, cause Magnox Limited to, conduct its business in the ordinary course of business consistent with past practice, (x) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to preserve intact its business organizations, to preserve its assets and properties in good repair and condition, to keep available the services of its current officers and employees, to pursue any Government Bid to which the Company or any Company Subsidiary is party and for which an award has not been issued prior to the date of this Agreement, to operate the Zion Station Site pursuant to the Zion Contracts in the ordinary course of business consistent with past practice, and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors, and other Persons with which the Company or any Company Subsidiary has business dealings, (y) the Company shall cause EnergySolutions EU Limited to comply with the Magnox Parent Body Agreement and (z) without limiting the generality of the foregoing, (1) the Company shall not, and shall not permit any Company Subsidiary to, (2) the Company shall not permit Magnox Electric Group Pension Trustee Limited or Energy Sales and Trading Limited to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to, take any of the following actions (in the case of clauses (2) and (3), each reference below in this Section 6.1(a) to Company Subsidiary shall include the Magnox Companies):

              (i)  amend or otherwise change the Company Certificate of Incorporation or the Company By-laws (or the equivalent organizational or governing documents of any Company Subsidiary);

             (ii)  except as otherwise contemplated in Section 6.1(a)(vii), issue, sell, pledge, dispose, encumber or grant any shares of the Company's or any Company Subsidiary's capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any Company Subsidiary's capital stock; provided, however, that (A) the Company may issue shares upon the vesting of any Company Restricted Stock, Company Phantom Stock Awards and Company Performance Share Units and the exercise of any Company Option outstanding as of the date hereof in accordance with the terms of such Company Restricted Stock, Company Phantom Share Awards, Company Performance Share Units and Company Options on the date hereof, or (B) after the date hereof under this Section 6.1, in accordance with the terms of such Company Restricted Stock, Company Phantom Share Awards, Company Performance Share Units and Company Options on the date hereof, the Company may issue shares pursuant to employment agreements and Company Benefit Plans existing as of the date hereof, subject to the limitations set forth in Section 6.1(a)(iv) ;

            (iii)  declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any Company Subsidiary'

    capital stock, other than dividends paid by any Company Subsidiary to the Company or any wholly owned Company Subsidiary;

            (iv)  except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or written agreements for newly hired employees entered into in the ordinary course of business consistent with past practice or as otherwise required by Law (A) materially increase the compensation or benefits payable or to become payable to employees, directors, consultants or executive officers of the Company or any Company Subsidiary, except, in the case of employees below the level of Vice President (or equivalent project leader or regional or business unit executive), normal increases in cash compensation in the ordinary course of business consistent with past practice (including for this purpose, the normal salary, bonus and equity compensation review process) and not in excess of $50,000 individually or $3,000,000 in the aggregate, (B) grant any severance, change of control, retention or termination compensation or benefits to, or enter into any severance, change of control, retention or termination agreement with, any employee, director, consultant or executive officer of the Company or any Company Subsidiary, except in the ordinary course of business and with a value not in excess of $150,000 individually or $2,500,000 in the aggregate, or as required by Law, (C) enter into any employment agreement with any employee or executive officer of the Company (except in order to fill a position vacated after the date of this Agreement on terms no more favorable than previously compensated for such position), (D) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan, collective bargaining agreement or similar labor agreement or any agreement with a works council, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, consultants or employees or any of their beneficiaries, or increase any benefits provided thereunder, (E) accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan with a value in excess of $50,000 individually or $1,000,000 in the aggregate, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

             (v)  except as may be required under agreements executed prior to the date hereof, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its Subsidiaries' capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof);

            (vi)  acquire, directly or indirectly (A) including by merger, consolidation, or acquisition of stock or assets (except in respect of any merger, consolidation, business combination between the Company and any wholly owned Company Subsidiaries or between any wholly owned Company Subsidiaries), any corporation, partnership, limited liability company, other business organization or any division or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), or (B) any material amount of assets (other than in the ordinary course of business consistent with past practice);

           (vii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of the Company Subsidiaries (other than this Agreement);

          (viii)  (A) create, assume or incur any Indebtedness or guarantee any such Indebtedness for any Person (other than a Company Subsidiary), or repay, redeem or repurchase any such

    Indebtedness, except for the incurrence of Indebtedness (I) under the Company or Company Subsidiaries' existing credit facilities set forth in Section 6.1(a)(viii) of the Company Disclosure Letter, or (II) under letters of credit in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $5,000,000, provided, that for purposes of this Section 6.1(a)(viii), "Indebtedness" shall have the meaning set forth in sections (i) through (v) in the definition thereof only; or (B) enter into any swap or hedging transaction or other derivative agreements;

            (ix)  make any loans, advances or capital contributions to, or any investments in, any other Person (other than (x) loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries and (y) in connection with contract or project bids made in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof);

             (x)  (A) sell, assign, lease, sublease, license (other than non-exclusive license agreements, coexistence agreements and covenants not to sue entered into by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company or any Company Subsidiary, or (B) enter into, modify, supplement or amend any lease or sublease of real property;

            (xi)  except in the ordinary course of business consistent with past practice, materially modify or amend in any material respect, terminate or cancel, or waive, release or assign any material rights or claims with respect to, any Company Material Contract or material Government Contract or enter into any agreement or Contract that would qualify as a Company Material Contract or Government Contract;

           (xii)  make any change to its methods of accounting in effect at December 31, 2011, except as (A) concurred with by the Company's independent auditors and (B) required (I) by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), or (II) by a change in applicable Law;

          (xiii)  pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

          (xiv)  form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

           (xv)  settle or compromise any material Liability for Taxes, amend any material Tax Return, make any material Tax election, file (or not file) any material Tax Return in a manner inconsistent with past practice or adopt or change in any material respect any method of accounting for Tax purposes or surrender any right to claim a material Tax refund;

          (xvi)  (A) pay, discharge, settle or satisfy any claims, Action, Liabilities or other obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (I) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Filings or (II) incurred in the ordinary course of business consistent with past practice or (B) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value (other than in connection with Acquisition Proposals as permitted by Section 6.4);

         (xvii)  make or agree to make any capital expenditure or expenditures that exceed $2,000,000 individually or $20,000,000 in the aggregate, in each case, over a 12 month period;

        (xviii)  fail to take any action necessary (in the Company's reasonable discretion) to protect or maintain any Intellectual Property Right owned, used or held for use by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or the Company Subsidiaries as currently conducted and planned by the Company or the Company Subsidiaries to be conducted;

          (xix)  except for transactions among the Company and any of its Subsidiaries or any of the Magnox Companies or any Company Joint Ventures and/or among any of the Company, its Subsidiaries, the Magnox Companies and/or any Company Joint Venture, enter into any material Contract or other material transaction between the Company or any Company Subsidiary, Magnox Companies or Company Joint Ventures, on the one hand, and any Affiliate or associate, as defined in DGCL Section 203, of the Company or any Company Subsidiary, Magnox Companies or any of the Company Joint Ventures, on the other hand, other than in the ordinary course of business consistent with past practice on terms no less favorable to the Company, Company Subsidiary, Magnox Company or Company Joint Venture, as applicable, than the terms governing such transactions with Third Parties;

           (xx)  permit any material insurance policy naming any of the Company or any Company Subsidiary as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

          (xxi)  agree to modify or change, in a manner adverse to the Company or any Company Subsidiary, or fail to renew or permit to lapse any NRC License or Radiological License (including any similar Permit required or issued by any foreign Governmental Entity or any ruling or approval of any Governmental Entity), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

         (xxii)  take or (to the extent within its control) permit any action that would result in any change in the organizational structure or otherwise effect any changes in the organizational capability of any Company Subsidiary or any Company Joint Venture which holds a United Kingdom nuclear site license;

        (xxiii)  pay any fees and expenses in connection with the Merger and the other transactions contemplated hereby to the Financial Advisor in excess of the amounts shown in Section 4.21 of the Company Disclosure Letter; or

        (xxiv)  authorize, commit or agree to take any of the foregoing actions.

          (b)   Nothing contained in this Agreement is intended to give the Parent Group, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of the Parent Group and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 6.2    Proxy Statement; Company Stockholders Meeting.

          (a)    Preparation and Filing of Proxy Statement.    Subject to Section 6.4, the Company shall use reasonable best efforts to prepare and file with the SEC the Proxy Statement within two (2) Business Days after the Solicitation Period End Date, but in no event prior to the Solicitation Period End Date. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (b)    Mailing of Proxy Statement Amendments.    The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement; provided, however, that the Company shall not (but may with the mutual consent of the Parties) mail the Proxy Statement prior to the Solicitation Period End Date. If at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent or any of the Company's or Parent's Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the others. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

          (c)    Cooperation.    Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). The Company shall not file or mail the Proxy Statement (or any amendment or supplement thereto) or respond to any comments of the SEC (or the staff of the SEC) with respect thereto without providing Parent a reasonable opportunity to review and to propose comments on such document or response.

          (d)    Company Stockholders Meeting.    The Company shall take all action reasonably necessary in accordance with the DGCL, the Company Certificate of Incorporation and the Company By-laws to duly call, give notice of and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as reasonably practicable, and in no event later than forty-five (45) days following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval; provided, however, that the Company may elect not to take such actions if the Company Board effects a Company Adverse Recommendation Change in compliance with Section 6.4(e). Subject to and without limiting the rights of the Company Board to effect a Company Adverse Recommendation Change pursuant to Section 6.4(e), (i) the Company Board shall make the Company Recommendation at the Company Stockholders Meeting, (ii) such Company Recommendation shall be included in the Proxy Statement and (iii) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not mail the Proxy Statement or hold the Company Stockholders Meeting prior to the Solicitation Period End Date (but may with the mutual consent of the Parties).

          (e)   If on the date for which the Company Stockholders Meeting is scheduled (the "Original Date"), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Company Stockholders Meeting to a date which shall not be more than forty-five (45) days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares of Company Common Stock to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company to, and the Company may, make one or more successive postponements or adjournments of the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of forty-five (45) days from the Original Date in reliance on this subsection. In the event that the Company Stockholders Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 6.2(e). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting if the Company Board effects a Company Adverse Recommendation Change in compliance with Section 6.4(e).

        Section 6.3    Access to Information; Confidentiality.

          (a)    Access to Information.    Subject to Section 6.3(b), from the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall instruct each Company Subsidiary and Magnox Company and each of its and their respective Representatives (collectively, "Company Representatives") to provide to Parent and Merger Sub and each of their respective Representatives (collectively, "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the properties, contracts, books, records and personnel thereof and other information as Parent may reasonably request concerning the business, assets, Liabilities, personnel and other aspects of the Company and the Company Subsidiaries and Magnox Companies, including for the purpose of conducting any non-invasive ("Phase I" type) environmental assessment or audit (which shall not include the taking of soil, groundwater, surface water, air, or building material samples or other invasive testing); provided, however, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not restricted by the Confidentiality Agreement or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company's or any Company Subsidiary's, any Magnox Company's or any Company Joint Venture's operation of its business, (C) breach any agreement with any Third Party or any request, instruction or direction from the NDA (provided that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any Third Party or the NDA to such access or disclosure), (D) take or permit any action that may constitute a waiver of the attorney-client privilege held by the Company, any Magnox Company or any Company Subsidiary (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a waiver of attorney-client privilege), or (E) otherwise violate any applicable Laws.

          (b)    Confidentiality and Restrictions.    By executing this Agreement, Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto. The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

        Section 6.4    No Solicitation of Transactions.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning upon the execution of this Agreement by all of the Parties and continuing until 11:59 p.m. (New York City time) on February 6, 2013 (the "Solicitation Period End Date"), the Company and its Subsidiaries and their respective Representatives shall have the right (acting solely under the direction of the Company Board or any committee thereof) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information shall be provided (including by posting such information to an electronic data room) to Parent or Merger Sub prior to or concurrently with it being provided to any Person given such access; (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by the Company solely to the extent necessary to allow the other party thereto to submit any non-public Acquisition Proposals to the Company Board in compliance with this Section 6.4. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 6.4, except in a manner reasonably designed to protect the Company if the Closing occurs and otherwise consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

          (b)   Except as expressly permitted by this Section 6.4, from and after the Solicitation Period End Date, (1) the Company shall, and shall cause each of the Company Subsidiaries and the Company Representatives to, (2) the Company shall cause Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to an Acquisition Proposal and request the immediate return or destruction of all confidential information previously furnished. Except as specifically provided in this Section 6.4, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, (1) the Company shall not, and shall cause each Company Subsidiary and Company Representative not to, (2) the Company shall cause Magnox Electric Group Pension Trustee Limited and Energy Sales and Trading Limited not to, and (3) the Company shall use reasonable best efforts to cause (subject to any request, instruction or direction from the NDA) Magnox Limited not to, directly or indirectly (in the case of clauses (2) and (3), each reference below in this Section 6.4(b) to Company Subsidiary shall include the Magnox Companies):

              (i)  initiate, solicit, propose, encourage (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

             (ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, the Company or any Company Subsidiary, including their properties, books and records, to any Person relating to, or otherwise cooperate with, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

            (iii)  approve, publicly endorse, publicly recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any Acquisition Proposal (an "Alternative Acquisition Agreement");

            (iv)  publicly propose, agree or publicly announce an intention to take any of the foregoing actions;

             (v)  take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by an Acquisition Proposal; or

            (vi)  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to take any such actions under clauses (v) or (vi) in order to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law and solely to the extent necessary to allow the other party thereto to submit any non-public Acquisition Proposal to the Company Board in compliance with Section 6.4).

  No later than the Solicitation Period End Date, the Company shall notify Parent and Merger Sub in writing of the number and identity of Persons that submitted an Acquisition Proposal on or before the Solicitation Period End Date and shall provide to Parent (x) an unredacted copy of any such Acquisition Proposal made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)). Notwithstanding the commencement of the obligations of the Company under this Section 6.4(b) , from and after the Solicitation Period End Date, the Company may, until 11:59 p.m. (New York City time) on the tenth (10th) day following the Solicitation Period End Date (the "Cut-Off Date"), continue to engage in the activities described in clauses (i) through (iii) of this Section 6.4(b) with respect to an Acquisition Proposal submitted by an Exempted Person on or before the Solicitation Period End Date (and not subsequently withdrawn), including with respect to any amended or revised proposal submitted by such Exempted Person on or before the Cut-Off Date (but not a withdrawn Acquisition Proposal); provided, however, that, only in the case of clause (iii) above, the obligations in Section 6.4(d), Section 6.4(e) and Section 6.4(f) shall apply at all times to all Acquisition Proposals of any Exempted Person.

          (c)   Notwithstanding anything to the contrary contained in Section 6.4(b), at any time after the Solicitation Period End Date and prior to, but not after, the receipt of the Stockholder Approval, the Company or the Company Board, directly or indirectly through the Company Representatives, may, subject to compliance with this Section 6.4:

              (i)  provide non-public information or data concerning the Company or any Company Subsidiary to any Person making a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of this Section 6.4); provided, however, that prior to providing such information, the Company receives from the Person an executed Acceptable Confidentiality Agreement; or

             (ii)  engage or participate in any discussions or negotiations with such Person with respect to such bona fide written Acquisition Proposal;

  provided, however, that prior to taking any action described in Section 6.4(c)(i) or Section 6.4(c)(ii) above, (A) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, (B) the Company Board shall have determined, after consultation with outside legal counsel, that it is necessary to take such actions in order to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law, (C) the Company or the Company Board shall have given Parent prior written notice of such determinations and (D) all such information or data has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person.

          (d)   Except as expressly provided by Section 6.4(e), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

              (i)  (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Recommendation or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any Acquisition Proposal, (C) allow the Company Recommendation to be excluded from the Proxy Statement, (D) fail to reject (or, if requested by Parent, fail to publicly recommend against) any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is publicly announced, or (E) if a tender or exchange offer relating to equity securities of the Company is commenced by a Person unaffiliated with Parent, fail to send to the Company's security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (any action described in clauses (A), (B), (C), (D) or (E), a "Company Adverse Recommendation Change"); or

             (ii)  adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit the Company or any Company Subsidiary to execute or enter into an Alternative Acquisition Agreement.

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Stockholder Approval, the Company Board shall be permitted (x) to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to compliance with Section 8.1(c)(iii) and Section 8.2 if and only if (A) the Company Board has received an Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to this Section 6.4(e), and (B) the Company Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law, or (y) to effect a Company Adverse Recommendation Change, if and only if (A) (1) the Company Board has received an Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to this Section 6.4(e) or (2) an Intervening Event occurs and is continuing, and (B) the Company Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to the Company Board's effecting any such termination or Company Adverse Recommendation Change:

              (i)  the Company shall provide a written notice to Parent and Merger Sub that the Company Board intends to take such action and describing (1) the facts underlying the Company Board's determination that an Intervening Event has occurred and the rationale and basis for such Company Adverse Recommendation Change; or (2) the terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the party making the Superior Proposal and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice");

             (ii)  during the five (5) Business Day period following Parent's and Merger Sub's receipt of the Change of Recommendation Notice, the Company shall, and shall cause the Company Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of this Agreement, the Financing Commitments and the Guarantee (1) so as to obviate the need for an Company Adverse Recommendation Change as a result of the Intervening Event or (2) with respect to a Superior Proposal, so that such Superior Proposal ceases to constitute a Superior Proposal, as applicable; and

            (iii)  following the end of the five (5) Business Day period described above in Section 6.4(e)(ii), the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account the Tender Offer, any receipt of the Loan Amendments, changes to this Agreement, the Financing Commitments and the Guarantee proposed in writing by Parent and Merger Sub in response to the Change of Recommendation Notice or otherwise, that (A) such Company Adverse Recommendation Change in light of such Intervening Event is necessary to comply with the Company Board's fiduciary duties to the stockholders of the Company under applicable Law or (B)(1) such Superior Proposal continues to constitute a Superior Proposal, and (2) after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors' fiduciary duties to the stockholders of the Company under applicable Law.

  If (x) there is any material change in the circumstances of such Intervening Event or another Intervening Event occurs, or (y) any amendment to the financial terms or any other amendment of such Superior Proposal is made, the Company shall deliver a new Change of Recommendation Notice to Parent and Merger Sub, and the Company shall be required to comply again with the requirements of this Section 6.4(e); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period.

          (f)    From and after the Solicitation Period End Date, the Company shall (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours), advise Parent and Merger Sub of receipt by the Company of any Acquisition Proposal or any request for information that would reasonably be expected to lead to any Acquisition Proposal, the terms and conditions of any such Acquisition Proposal or request (including the identity of the party making such Acquisition Proposal), and shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours) advise Parent and Merger Sub of any amendments to any such Acquisition Proposal or request, (ii) keep Parent fully and promptly informed of the status and material details (including any change to any term or condition thereof) of any such Acquisition Proposal or request, and (iii) provide to Parent promptly after receipt or delivery thereof copies of all material correspondence and other written material sent or provided to the Company or any Company Subsidiary or any Company Representative from any Person that describes any of the terms or conditions of any such Acquisition Proposal or request. Without limiting the generality of the foregoing, the Company shall promptly notify Parent if the Company determines to begin providing information to any Third Party related to an Acquisition Proposal or determines to begin discussions with a Third Party related to an Acquisition Proposal.

          (g)   Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) taking and disclosing to its stockholders a position with respect to a tender offer or exchange offer contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would violate applicable Law; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of this Section 6.4 (including the provisions related to a Company Adverse Recommendation Change).

          (h)   So long as this Agreement has not been terminated, no Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

          (i)    Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.4 by any Company Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.4 by the Company.

        Section 6.5    Reasonable Best Efforts.

          (a)   Subject to Section 6.4, the Parties hereto shall cooperate with each other and use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in ARTICLE VII to be satisfied, including (i) the obtaining of all necessary actions or non-actions, consents and approvals (including those specified below) from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, to be performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

          (b)   In furtherance and not in limitation of the foregoing in Section 6.5(a), each of the Parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) (i) make and not withdraw (except with the prior written consent of the other Party) its respective filings under the HSR Act, and the Parties shall request early termination of the statutory waiting period with respect thereto, and (ii) make in good faith such joint filings with CFIUS as shall be appropriate pursuant to Exon-Florio, with respect to the transactions contemplated hereby, including the Merger, and thereafter use their reasonable best efforts to make any other required submissions and substantially comply with any additional requests for information by any antitrust authority or CFIUS, and (iii) as promptly as reasonably practicable make all filings or notifications to any other foreign or multijurisdictional body that are required under any applicable Antitrust Laws, or that are otherwise agreed by the Parties to be advisable in connection with the completion of the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the Parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division of the Department of Justice, the Federal Trade Commission or other foreign or U.S. Governmental Entity with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the End Date. Each Party will bear its own costs for the preparation and filing of any notification and report required by any Antitrust Law or response to any request for additional information.

          (c)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, the Company and Parent, as applicable, shall make the filings necessary to obtain the Required Regulatory Approvals, other than the NRC Consents required to be obtained with respect to the NRC Licenses and the NDA Consent. In fulfilling their respective obligations under this Section 6.5(c), the Company and Parent shall each use reasonable best efforts to effect or cause to be effected any such filings within thirty (30) days after the date of this Agreement. Each Party will bear its own costs of the preparation and review of any such filings. Notwithstanding anything to the contrary contained in this Section 6.5(c), no Party or any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, and no later than five (5) Business Days after the date of this Agreement or such other period as may be agreed in writing by the Parties, the Company and Parent shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the indirect transfer of control of the NRC Licenses as a result of the Merger, and any other related approvals required under the NRC Consents required to be obtained with respect to the NRC Licenses. The Parties shall use, their reasonable best efforts to obtain such consents as promptly as practicable. Each Party will bear its own costs of the preparation of any such filings and NRC fees shall be equally shared by the Parties. Thereafter, the Company and Parent shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may require any of the Parties to provide or generate. Notwithstanding anything to the contrary contained in this Agreement, with respect to the NRC Consents required to be obtained with respect to the NRC Licenses, no Party nor any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms to which any of paragraphs (i) through (iii) of Section 7.1(e) apply, taken individually or in the aggregate.

          (e)   In furtherance and not in limitation of the foregoing in Section 6.5(a), as promptly as practicable after the date of this Agreement, and no later than five (5) Business Days after the date of this Agreement or such other period as may be agreed in writing by the Parties, the Company shall cause ES EU to notify the NDA in writing of the Merger and to request the written consent of the NDA to the indirect change of control of ES EU consequent to the Merger as required by the Magnox Parent Body Agreement (the "NDA Consent"). The Company shall use, and shall cause ES EU to use, its reasonable best efforts to obtain the NDA Consent within sixty (60) days after the date of this Agreement. In furtherance and not in limitation of the following in Section 6.5(h), the Company shall promptly notify Parent upon the receipt by the Company or ES EU of any comments from the NDA (or the staff of the NDA) or any request of the NDA (or the staff of the NDA) with respect to the NDA Consent, and shall provide Parent with copies of all correspondence between the Company, ES EU and the Company Representatives, on the one hand, and the NDA (or the staff of the NDA), on the other hand. The Company shall use, and cause ES EU to use, its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the NDA (or the staff of the NDA) with respect to the NDA Consent, and the Parties shall co-operate with one another to facilitate the NDA's review of the request for the NDA Consent by providing the NDA as promptly as reasonably practicable with such documents or information that the NDA may reasonably request or require any of the Parties or their respective Subsidiaries to provide. Notwithstanding anything to the contrary contained in this Agreement, with respect to the NDA Consent, no Party nor any of their respective Affiliates shall agree to, or be required to agree to, any conditions, provisions, amendments, agreements, Liabilities, or terms to which any of paragraphs (i) through (iii) of Section 7.1(e) apply, taken individually or in the aggregate.

          (f)    Each of Parent and the Company shall give (or shall cause its respective Subsidiaries (as well as, in the case of the Company, the Magnox Companies) to give) any notices to Third Parties, and Parent shall use, and cause each of its Affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, and the Company shall use, and cause each of its Subsidiaries and the Magnox Companies to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.5(a) through Section 6.5(e) above that are necessary, proper or advisable to consummate the Merger or to avoid the loss as the result of the Merger of any material Permit, Company Material Contract or Government Bid to which the Company or any Company Subsidiary or any Magnox Company is a party and for which an award has not been issued prior to the date of this Agreement. Each Party will bear its own costs incurred in connection with this Section 6.5(f). Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries or any of the Magnox Companies shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

          (g)   Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, and its or its Affiliates' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and advice of counsel, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (h)   Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated in this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

        Section 6.6    Financing.

          (a)   Prior to the Closing, so long as the Loan Amendments are not in full force or effect, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that are necessary or advisable to:

              (i)  maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof (subject to the approval right of the Company in clause (a)(v) below, and further, subject to clause (b) below); provided that Parent may (A) replace or amend the Debt Commitment Letters so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Financing, and (B) amend (including pursuant to a joinder agreement or an amendment and restatement) the Debt Commitment Letters to add Debt Financing Sources that have not executed the Debt Commitment Letters as of the date hereof;

             (ii)  negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letters (including any flex provisions related thereto), which agreements shall be in effect as promptly as practicable after the date hereof but in no event later than the Closing;

            (iii)  satisfy all conditions applicable to Parent or Merger Sub set forth in the Financing Commitments, including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter;

            (iv)  consummate and obtain the Financing on the terms and conditions (including the flex provisions) set forth in the Financing Commitments, including using reasonable best efforts to seek to enforce its rights under the Debt Commitment Letters in the event of a breach thereof by the Debt Financing Sources thereunder; and

             (v)  not permit any amendment or modification to be made to, or consent to any waiver of any condition, provision or remedy under, or replacement of (except as provided in Section 6.6(b)), any of the Financing Commitments or any related fee letters, without the prior written consent of the Company, if such amendment, modification, waiver or replacement;

              (A)  reduces the aggregate amount of the Financing from that contemplated in the Financing Commitments;

              (B)  imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the receipt of the Financing, in each case in a manner adverse to Parent, Merger Sub and the Company (taken as a whole); or

              (C)  amends or modifies any other terms of the Financing Commitments in a manner that would adversely impact or delay in any material respect (x) the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) the ability of Parent or Merger Sub to obtain the Financing in a timely manner.

  As long as the Loan Amendments are not in full force or effect, Parent shall not release or consent to the termination of the obligations of the Debt Financing Sources, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Commitment Letters or as otherwise contemplated by Section 6.6(a)(i) or Section 6.6(b). Any reference in this Agreement to (x) "Financing" shall include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 6.6(a), and (y) "Financing Commitments," "Debt Commitment Letters" or "Equity Commitment Letter" shall include such documents as amended or modified in compliance with this Section 6.6(a).

          (b)   If the Loan Amendments are not in full force or effect and any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall promptly so notify the Company and shall, as promptly as practicable following the occurrence of such event, use reasonable best efforts to arrange and to obtain alternative financing commitments from alternative sources on terms not less favorable taken as a whole than those contained in the Financing Commitments to Parent and Merger Sub and in an amount sufficient to consummate the transactions contemplated by this Agreement, (the "Alternative Financing"), and to obtain a new financing commitment letter with respect to such Alternative Financing (an "Alternative Financing Commitment") which shall replace the existing Financing Commitments or such unavailable portion thereof. Parent shall promptly provide a true and complete copy of each Alternative Financing Commitment (and any fee letters or engagement letters redacted in a manner consistent with Section 5.6(a)) to the Company. In the event any Alternative Financing Commitment is obtained, any reference in this Agreement to (i) "Financing," "Debt Financing" or "Equity Financing" shall include the financing contemplated by the Financing Commitments as modified in compliance with this Section 6.6(b), and (ii) "Financing Commitments," "Debt Commitment Letters" or "Equity Commitment Letters" shall include the Financing Commitments that are not superseded by an Alternative Financing Commitment at the time in question and the Alternative Financing Commitments entered into in compliance with this Section 6.6(b) to the extent then in effect.

          (c)   Parent shall give the Company prompt (and in any event within five (5) Business Days) written notice: (i) of any default or breach by any party to any Financing Commitment of which Parent or Merger Sub becomes aware or any termination thereof; (ii) of the receipt of any written notice or other communication from any party to a Financing Commitment regarding the existence of a material dispute or disagreement between or among any parties to any Financing Commitment that could reasonably cause a condition to the Financing Commitments not to be satisfied; and (iii) if for any reason Parent or Merger Sub has reasonably determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments (including the flex provisions).

          (d)   Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Loan Amendments, the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the receipt of the Loan Amendments or the availability of the Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1, Section 7.2 and Section 9.5.

        Section 6.7    Financing Assistance.     Subject to the requirements of applicable Law:

          (a)   Subject to Section 6.7(b), the Company shall and shall cause the Company Subsidiaries (and its and their respective applicable senior management, personnel and advisors) to reasonably cooperate in connection with the Loan Amendments, the Financing and the Tender Offer as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries). Such cooperation by the Company shall include, but not be limited to, (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing and the members of senior management and other representatives of the Company and the Company Subsidiaries), drafting sessions, presentations, road shows, due diligence sessions, sessions with rating agencies and sessions with prospective financing sources and investors; (ii) assisting Parent and the Debt Financing Sources with the preparation of (A) customary offering documents, private placement memoranda, prospectuses, bank information memoranda, authorization letters, confirmations and undertakings in connection with the Required Financial Information, bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein) and (B) customary materials for rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing; (iii) assisting in the consummation of the Debt Financing, the Loan Amendments to, among other things, permit a potential "change of control" event thereunder with respect to the Merger, and the Tender Offer, and providing, executing and delivering such documents and instruments as are reasonably requested by Parent or the Debt Financing Sources and as are, in the good faith determination of the persons executing such documents and instruments, accurate, including but not limited to (A) as applicable, any necessary amendments to the Existing Debt or payoff letters relating to the repayment in full of the Existing Debt and any additional documents or instruments evidencing the release, termination and discharge in full of all related Liens, guarantees and other security therefor, including (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of the Existing Debt, (B) all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, (C) a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letters and (D) agreements, documents, instruments or certificates that facilitate the creation, perfection or enforcement of liens and security interests securing the Debt Financing or the Alternative Financing (including, without limitation, original copies of all certificated securities (with transfer powers executed in blank) and intercompany notes (with endorsements executed in blank), control agreements, uniform commercial code financing statements, filings with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office), surveys, title insurance, landlord consents, bailee letters and access letters) provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time; (iv) pledging, granting security interests in, and otherwise granting Liens on, the Company's assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time; (v) promptly (and, in any event, within the time periods specified in the commitment letters executed with the Debt Financing Sources, to the extent applicable and not already provided on or prior to the date hereof) providing Parent and the Debt Financing Sources financial and other information in the Company's possession (and any other pro forma financial information to the extent required to be delivered to the Debt Financing Sources under the terms of the applicable commitment letters) with respect to the Merger and financial, business and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) all consolidated financial statements and other pertinent information required by the Financing Commitments and all financial statements, financial data, audit reports and other information of the type required by Regulation S-X (other than Sections 3-10 and 3-16) and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement or an offering memorandum pursuant to Rule 144A under the Securities Act for the offering(s) of debt securities contemplated by the Financing Commitments or in an offer to purchase for the Tender Offer, (B) such other information and data as are otherwise necessary in order to receive customary "comfort" letters with respect to the financial statements and data referred to in the foregoing clause (A) (including "negative assurance" comfort) from the independent auditors of the Company and the Company Subsidiaries on each date during the relevant period (including drafts of such "comfort" letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings), and (C) such other documents required to satisfy any customary negative assurance opinion and to consummate the Debt Financing or the Alternative Financing at the time the Debt Financing or the Alternative Financing are to be consummated (all such information in this clause (v), the "Required Financial Information"); (vi) cooperating with the marketing efforts of Parent and the Debt Financing Sources for all or any portion of the Debt Financing or Alternative Financing, and taking all actions as may be required and reasonably requested by Parent or the Debt Financing Sources in connection with the Loan Amendments or repayment of the Existing Debt; (vii) reasonably cooperating with Parent's legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing or the Alternative Financing; (viii) taking such actions, as are reasonably requested by Parent or the Debt Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent set forth in the Debt Commitment Letters or any definitive documentation relating to the Debt Financing or the Alternative Financing; (ix) cooperating with the Debt Financing Sources' due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company; (x) using its reasonable best efforts to cause its independent auditors and legal counsel to cooperate with the Financing, including assisting Parent in obtaining accountants' comfort letters and legal opinions as reasonably requested by Parent, including issuing any customary representation letters to Ernst & Young LLP; (xi) using its reasonable best efforts to cause the Debt Financing to benefit from the existing lending relationships of the Company and the Company Subsidiaries; (xii) establishing deposit and similar accounts to facilitate the flow of funds on the Closing Date; and (xiii) making a Tender Offer or cooperating with any Tender Offer made by Parent or any of its Affiliates; (xiii) with respect to the Real Property, reasonably cooperating with Parent in the obtainment of title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements; and (xiv) if requested by Parent, using reasonable best efforts to cause, at or prior to the Effective Time, the administrative agent under the Credit Agreement to have provided the Company with (A) the Loan Amendments, solely to the extent Parent elects to pursue such Loan Amendments and such Loan Amendments are in fact obtained or (B) if Parent elects not to pursue such Loan Amendments or such Loan Amendments are not obtained, a "payoff" letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such loan documents, together with all interest accrued thereon and any other fees or expenses payable thereunder, (w) such loan documents shall be terminated, (x) any and all Liens under such loan documents related thereto shall be released, (y) the Company and the Company's Subsidiaries shall be released from any and all material liabilities and obligations under such loan documents and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination) and (z) all letters of credit issued under the Existing Debt have been returned to the applicable issuing bank with all necessary documentation required to cancel such letters of credit and appropriate arrangements have been made to replace such letters of credit with new letters of credit issued under the Debt Financing (or other arrangements satisfactory to the applicable issuing banks (and, if applicable, the applicable beneficiaries) have been made to provide adequate credit support in respect of such letters of credit, including by provision of back-to-back letters of credit supporting the applicable obligations thereunder); provided that neither the Company nor any of the Company Subsidiaries shall (A) be required to pay any commitment or other similar fee unless until the Closing occurs, (B) have any liability or obligation under any loan agreement and related documents or any documents related to a Tender Offer, unless and until the Closing occurs, (C) incur any other liability in connection with the Debt Financing unless and until the Closing occurs, or (D) be required to take any action that would (w) be beyond the reasonable control of the Company, (x) conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any Laws, (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, or (z) impose personal liability on the officers or employees involved. The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the Loan Amendments, the Debt Financing or Alternative Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries.

          (b)   Nothing in this Section 6.7 shall require such cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other Liability or obligation (including the entry into any agreement that is not contingent upon the Closing) prior to the Effective Time that has not been reimbursed in accordance with the immediately succeeding sentence (it being understood, however, the Company shall bear all costs and expenses of its annual audit but not the costs of any comfort letter). Parent shall promptly reimburse the Company for all actual out-of-pocket expenses and costs incurred by the Company or any Company Subsidiary and their Representatives in connection with such cooperation at the request of Parent.

          (c)   Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company, the Company Subsidiaries and their respective businesses with the Debt Financing Sources identified in the Debt Commitment Letters, and that Parent, its Affiliates and such Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

        Section 6.8    Notices of Certain Events.     The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any Action commenced or, to any Party's Knowledge, threatened against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the "Transaction Litigation"). In addition, the Company shall give prompt notice to Parent of any change or event having a Company Material Adverse Effect. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE VII.

        Section 6.9    Publicity.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and made in accordance with Section 6.4, so long as this Agreement is in effect neither the Company not Parent shall issue or cause the publication of any press release or otherwise make any public announcement (including conference calls with investors and analysts) with respect to the Merger, this Agreement or any other transaction contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except to the extent the disclosing Party determines in good faith judgment it is required to do so by applicable Law, Order, stock exchange rule or any listing agreement with a national securities exchange of any Party hereto (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding anything in this Agreement to the contrary, the Parent and the Merger Sub may disclose the terms of this Agreement and the transactions contemplated hereby to their respective current and prospective Affiliates, lenders, investors and limited partners who have confidentiality obligations to the Parent and Merger Sub, respectively.

        Section 6.10    Employee Matters.

          (a)   During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to Continuing Employees a base salary or wage rate at least equal to the Continuing Employees' base salary or wage rate in effect as of immediately prior to the Effective Time and compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, and subject always to any powers to amend, terminate or renegotiate a collective bargaining agreement, with respect to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, Parent will honor such terms and conditions of employment and continue benefits as set forth therein.

          (b)   Without limiting paragraph (a) of this Section 6.10, (i) during the one (1)-year period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to Continuing Employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided under a Company Benefit Plan to such employees upon such a termination of employment immediately prior to the Effective Time.

          (c)   For purposes of eligibility, vesting, and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under the compensation and benefit plans, programs, agreements and arrangements of Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any Continuing Employees after the Closing (the "New Plans"), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Continuing Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under a corresponding Company Benefit Plan; provided, however, that no such service shall be recognized to the extent that it would result in a duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan that constitutes a group health plan made available to any Continuing Employee after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Corporation to, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such exclusions or requirements would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year that includes the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year to the extent such amounts would have been taken into account under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.

          (d)   No provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any Company Subsidiary, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any New Plan or rights to continued employment or service with Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or any New Plan, or (iii) limit the ability of Parent or its Affiliates, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof to terminate the employment of any employee of the Company or any Company Subsidiary.

        Section 6.11    Resignation of Directors.     At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the contingent resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Company Subsidiary), which resignations shall be effective at the Effective Time.

        Section 6.12    Directors' and Officers' Indemnification and Insurance.

          (a)   For not less than six (6) years after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Company Certificate of Incorporation or the Company By-laws (or equivalent organizational or governing documents of any Company Subsidiary or Affiliate of the Company as in effect on the date of this Agreement) and (y) any indemnification agreement of the Company or any Company Subsidiary or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

          (b)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies, for an aggregate amount not to exceed eighteen times the last annual premium paid prior to the date of this Agreement for the D&O Insurance. If the Company or the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnified Parties who are insured under the Company's D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for any such insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement for the D&O Insurance.

          (c)   The Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12. The provisions of this Section 6.12 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.12.

          (d)   The rights of each Indemnified Party under this Section 6.12 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of Company Subsidiary, or under any applicable Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

          (e)   Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.12 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.12.

        Section 6.13    Section 16 Matters.     Prior to the Effective Time, the Company shall take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.14    Merger Sub.     Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Liabilities other than as contemplated by this Agreement.

        Section 6.15    Termination of Company Stock Plan.     Unless otherwise requested by Parent prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plan prior to the Effective Time, and no further Company Options, Company Restricted Stock or Company Performance Share Units or other rights with respect to shares of Company Common Stock shall be granted thereunder following such termination.

        Section 6.16    Termination of 401(k) Plan.     If requested by Parent in writing at least ten (10) days prior to the Effective Time, the Company shall take all actions necessary to terminate any or all Company Benefit Plans intended to qualify under Section 401(a) of the Code, effective not later than the last Business Day immediately preceding the Effective Time.

        Section 6.17    Subsequent Filings.     Until the Effective Time, the Company will timely file with or furnish to the SEC each form, report and document required to be filed or furnished by the Company under the Exchange Act.

        Section 6.18    Parachute Payments.     The Parties agree to work in good faith in order to eliminate or mitigate the potential impact of any excess parachute payment on officers of the Company, including, but not limited to, considering the treatment of payments to such officers as not being parachute payments and entering into acceptable non-competition agreements.

ARTICLE VII
CLOSING CONDITIONS

        Section 7.1    Conditions to Obligations of Each Party Under This Agreement.     The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction or, to the extent permitted by Law, waiver, at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

          (b)    HSR Act and Antitrust Clearances.    Any waiting periods (including any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.

          (c)    Exon-Florio.    If a filing is made pursuant to Section 6.5(b)(ii), CFIUS shall have notified Parent in writing that it has determined not to investigate the transactions contemplated by this Agreement (including the Merger) pursuant to the powers vested in it by Exon-Florio or, in the event that CFIUS has undertaken such an investigation, CFIUS has determined pursuant to such investigation not to take any action or the President of the United States has determined not to take any action.

          (d)    No Injunctions, Suits, or Restraints.    No Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger.

          (e)    Permits.    The regulatory approvals and consents set forth in Section 7.1(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect, and, with respect to the NRC Consents and NDA Consent set forth in Section 7.1(e) of the Company Disclosure Letter, shall not contain any conditions, provisions, amendments, agreements, liabilities or terms (in each case other than which exist as of the date hereof) that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely impact the business, assets, liabilities, properties, financial condition, operations or prospects of any Party; (ii) materially impair any of the rights of investors to hold interests in entities that, in turn, own direct or indirect interests in Parent; or (iii) require any member of the Parent Group to provide financial assurances or guarantees in order to obtain such approvals or consents.

        Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub.     The respective obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by Law) in writing by Parent.

          (a)    Representations and Warranties.

              (i)  Each of the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c) , Section 4.2(d) and Section 4.2(e) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications therein) both as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date) except for (x) such failures to be true and correct as would not cause the aggregate Merger Consideration and other amounts to be paid pursuant to Section 3.5 to increase by more than Two Million Dollars ($2,000,000) and (y) changes permitted pursuant to Section 6.1.

             (ii)  Each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications therein), except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    No Material Adverse Effect.    Since the date of this Agreement, there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would be expected to have, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, a Company Material Adverse Effect.

        Section 7.3    Additional Conditions to Obligations of the Company.     The obligations of the Company to consummate the Merger are also subject to the satisfaction of the following conditions, any one of which may be waived (to the extent permitted by Law) in writing by the Company.

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications), except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time, with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such date);

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Effective Time; and

          (c)    Officer's Certificate.    Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        Section 7.4    Frustration of Closing Conditions.     Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in ARTICLE VII to be satisfied if such failure was caused by the Company's failure or either Parent's or Merger Sub's failure, respectively, to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained (except as otherwise expressly noted), only as follows:

          (a)   by mutual written consent of each of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated by 11:59 p.m., New York City time, on October 7, 2013 (such date, as it may be extended as provided below, the "End Date"); provided, however, that (A) the End Date may be extended by Parent (by written notice thereof to the other Parties), from time to time, for an additional aggregate period of time not to exceed three (3) months if all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by the then-current End Date is that one or more conditions set forth in Section 7.1(b), Section 7.1(c) , Section 7.1(d), or Section 7.1(e), in each case relating to the NRC Consents or the NDA Consent, has not been satisfied, and (B) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

             (ii)  if any Order or other action of any Governmental Entity having competent jurisdiction is entered permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

            (iii)  if the Stockholder Approval is not obtained at the Company Stockholders Meeting or any adjournment or postponement thereof at which the Merger has been voted upon;

          (c)   by the Company:

              (i)  if (A) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured on or before the End Date or is not cured by Parent within thirty (30) calendar days after Parent receives written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

             (ii)  if all of the conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions, which by their nature are to be satisfied by actions taken at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.2; provided, however, that during such period of two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.2 and for twenty-four (24) hours thereafter, no Party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i); or

            (iii)  if prior to obtaining the Stockholder Approval, (A) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(e) and (B) the Company has complied in all material respects with Section 6.4; provided, that prior to or concurrently with termination pursuant to this Section 8.1(c)(iii), the Company pays the Company Termination Fee to Energy Capital Partners Management II, LP or its designee in accordance with Section 8.2(b)(i).

          (d)   by Parent:

              (i)  if (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (B) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured on or before the End Date or is not cured by the

    Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) , as applicable, not being satisfied;

             (ii)  if (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, (B) the Company Board shall have failed to hold the Company Stockholders Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Stockholder Approval, and such failure shall have been a material breach of Section 6.2(d) , or (C) the Company Board fails to reaffirm publicly the Company Recommendation to the Company's stockholders to vote in favor of the Merger within ten (10) days of Parent's written request for such reaffirmation (or if the End Date is less than ten (10) days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the End Date);

            (iii)  if the Company enters into an Alternative Acquisition Agreement; or

            (iv)  if the Company shall have materially breached any provision of Section 6.4.

        Section 8.2    Effect of Termination; Termination Fee.

          (a)    Effect of Termination Generally.    In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party hereto (or any of its Representatives), and all rights and obligations of any Party hereto shall cease, except for the rights and obligations contained in the Confidentiality Agreement, the Guarantee and the provisions of Section 6.3(b), this Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), ARTICLE I and ARTICLE IX, which shall survive any termination of this Agreement; provided, however, that if (i) such termination results from an Intentional Breach committed prior to such termination and (ii) all of the conditions to Closing contained in Section 7.1 and, in the case of a termination by the Company, Section 7.2 and, in the case of a termination by Parent, Section 7.3, have been satisfied (other than those conditions, which by their nature are to be satisfied by actions taken at the Closing), then (A) no such termination shall relieve the Party who committed such Intentional Breach of any liability for actual damages incurred by the other Parties in an amount not to exceed Seventy-Five Million Dollars ($75,000,000), which damages resulted from such Intentional Breach (such actual resulting capped damages are referred to herein as the "Capped Damages"), and (B) the other Parties shall be entitled to all remedies available at law or in equity to seek to recover damages in an amount not to exceed the Capped Damages; provided, further, that if the Company terminates this Agreement pursuant to Section 8.1(c)(ii) and the reason that Parent and Merger Sub failed to consummate the transactions contemplated by this Agreement is that the financing contemplated by the Debt Commitment Letters is not available (other than as a result of breach of this Agreement by Parent or Merger Sub), then the sole and exclusive remedy of the Company Group against the Parent Group shall be to receive payment of the Parent Termination Fee pursuant to Section 8.2(c)(i) and any related costs, expense and interest pursuant to Section 8.2(d).

          (b)    Company Termination Fee and Expenses.

              (i)  (A) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), the Company shall pay the Company Termination Fee to Energy Capital

    Partners Management II, LP or its designee prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account), and (B) in the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), Section 8.1(d)(iii) or Section 8.1(d)(iv), the Company shall pay the Company Termination Fee to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account).

             (ii)  In the event that this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(b) or (B) by Parent pursuant to Section 8.1(d)(i) , and subject to the delivery by Parent of an invoice and reasonable documentation thereof, the Company shall reimburse all of Parent's Reimbursable Expenses to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee (or by check if Parent fails to designate an account); provided, that in the event the Company has paid or caused to be paid Parent's Reimbursable Expenses, and a Company Termination Fee is thereafter payable, the Company Termination Fee otherwise payable shall be reduced by the amount of such Parent's Reimbursable Expenses which are actually reimbursed.

            (iii)  In the event that (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), (B) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof, which Acquisition Proposal is publicly disclosed either (I) in the case of a termination pursuant to Section 8.1(b)(i), before the End Date, (II) in the case of a termination pursuant to Section 8.1(b)(iii), before the Company Stockholders Meeting (or such later date as such meeting is postponed or adjourned), or (III) in the case of a termination pursuant to Section 8.1(d)(i), before such termination, and (C) within twelve (12) months of the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal with any Person other than Parent or its Affiliates, then the Company shall pay the Company Termination Fee to Energy Capital Partners Management II, LP or its designee promptly, but in any event within one (1) Business Day following the date on which the Company enters into such Alternative Acquisition Agreement, by wire transfer of same day funds to one or more accounts designated by Parent or its designee; provided, however, that for purposes of this Section 8.2(b)(iii), the references to "ten percent (10%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)."

            (iv)  For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion or to pay Parent's Reimbursable Expenses on more than one occasion.

             (v)  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.5 either (but not both) (A) Parent and Merger Sub's right to seek to recover damages in an amount not to exceed the Capped Damages pursuant to Section 8.2(a) or (B) Energy Capital Partners Management II,  LP's right to receive payment from the Company of the Parent's Reimbursable Expenses and/or Company Termination Fee pursuant to Section 8.2(b) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees agents, affiliates or assignees (collectively, the "Company Group") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of either the Company Termination Fee or any Capped Damages which are awarded, the Company Group shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.2(d) and, in the event that Parent's Reimbursable Expenses are paid by the Company but not the Company Termination Fee, Section 8.2(b)(iii)).

          (c)    Parent Termination Fee.

              (i)  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, but in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

             (ii)  For the avoidance of doubt, in no event shall Parent and Guarantor be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion, whether pursuant to this Agreement or the Guarantee.

            (iii)  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.2(a) and Section 9.5, the Company's right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.2(c)(i) shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub, the Guarantor, the Debt Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (excluding the Company, the Company Subsidiaries, the Magnox Companies and any Company Joint Ventures, collectively, the "Parent Group") for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee, the Parent Group shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, (A) that Parent shall also be obligated with respect to Section 8.2(d) and (B) if the proceeds of the Debt Financing are available to be drawn down at the Closing pursuant to the terms of the Debt Commitment Letters or if the failure of the proceeds of the Debt Financing to be available to be drawn down at the Closing pursuant to the terms of the Debt Commitment Letters is the result of a breach of this Agreement by Parent or Merger Sub, and all the conditions under Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and the Closing does not occur, then (x) Parent shall pay, or cause to be paid, to the Company an amount equal to the Parent Termination Fee not later than the second (2nd) Business Day after the Company terminates the Agreement; and (y) the Company shall be entitled to payment from Parent of an amount equal to the Company's aggregate losses, if any, in excess of the Parent Termination Fee resulting from Parent or Merger Sub's Intentional Breach of this Agreement (but, together with the receipt of the Parent Termination Fee, subject to the Capped Damages). In no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of the Parent Termination Fee against the Debt Financing Sources, including for any type of damage relating to this Agreement; provided that nothing in this Agreement shall in any way limit or modify any Debt Financing Source's obligations to Parent or Merger Sub under the Debt Commitment Letters.

            (iv)  If any payment of the Parent Termination Fee is made pursuant to Section 8.2(c)(i), unless payments are owed pursuant to clause (y) of Section 8.2(c)(iii)(B), than such payment (A) shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would be entitled to assert against Parent, any member of the Parent Group (and such payment of the Parent Termination Fee shall be the sole and exclusive remedy) or any of their respective assets with respect to any such termination of this Agreement, and (B) shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon any breach or misrepresentation of any of the representations, warranties or covenants of Parent or Merger Sub in this Agreement, the failure to obtain Debt Financing or the failure by Parent to effect the Closing regardless of whether the Debt Financing is available. For the avoidance of doubt, Company is entitled to make a claim for both the Parent Termination Fee and for liabilities or damages arising from any breach or misrepresentation of any of the representations, warranties or covenants of Parent or Merger Sub in this Agreement, the failure to obtain Debt Financing or the failure by Parent to effect the Closing regardless of whether the Debt Financing is available.

          (d)    Acknowledgement.    Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee, Parent's Reimbursable Expenses, or Parent Termination Fee are payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) or Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, either Parent, Energy Capital Partners Management II, LP or the Company, as the case may be, commences a suit that results in a judgment against any Party for the payment of any amount set forth in this Section 8.2, such paying Party shall pay the prevailing Party's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

          (e)    Fees and Expenses.    Subject to Section 6.5 and except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses. If the Closing occurs, except as provided in Section 3.2(b), Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

          (f)    In no event shall either Party be entitled to seek or obtain any recovery or judgment in excess of the Capped Damages which are awarded against the Party or any of their respective assets, and in no event shall either Party be entitled to seek or obtain any other damages of any kind against the other Party, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by either Party), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.2(f) shall not limit the right of the Parties to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.5 prior to the termination of this Agreement; and provided, further, in no event will either Party be entitled to receive more than one of the following remedies: (i) a grant of specific performance as provided in Section 9.5, (ii) the payment of all or any portion of the Company Termination Fee, in the case of termination by the Parent, or the Parent Termination Fee, in the case of termination by the Company, under Section 8.2, and (iii) a recovery of damages in an amount not to exceed the Capped Damages.

        Section 8.3    Extension; Waiver.     At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, subject to the proviso in Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.4    Amendment.     This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company. Notwithstanding anything to the contrary contained herein, Section 8.2(c)(iii), this Section 8.4, Section 9.5, Section 9.6 and Section 9.7 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that adversely affects the rights of the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations and Warranties.     The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.10 and Section 6.12.

        Section 9.2    Notices.     Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile transmission or by electronic mail, (c) on receipt, after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day, if transmitted by national overnight courier, addressed in each case as follows:

If to Parent or Merger Sub, at:
Rockwell Holdco, Inc.,
51 John F. Kennedy Parkway, Suite 200 Short Hills, NJ 07078
Attention:	Tyler Reeder
Chris Leininger
Facsimile:	(973) 671-6101
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Attention:	David A. Kurzweil David C. Lee
Facsimile:	(212) 751-4864
If to the Company, at:
EnergySolutions, Inc. 423 West 300 South, Suite 200 Salt Lake City, Utah 84101
Attention:	General Counsel
Facsimile:	(801) 321-0453
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301
Attention:	Kenton J. King Leif B. King
Facsimile:	(650) 470-4570

        Section 9.3    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 9.4    Entire Agreement.     This Agreement (together with the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and the other documents delivered pursuant hereto), the Financing Commitments, the Guarantee and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.5    Specific Performance.

          (a)   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the other provisions in this Section 9.5, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to the other provisions in this Section 9.5, each of the Company and Parent acknowledges and agrees that, (i) each Party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement, notwithstanding the potential availability of any monetary remedy set forth in Section 8.2, (ii) the provisions set forth in Section 8.2 (A) are not intended to, and do not adequately compensate for, the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party's right to seek specific enforcement, but that upon the payment of either the Parent Termination Fee and, without duplication, if applicable, any Capped Damages which are awarded, such right to seek (or receive) specific enforcement shall be immediately terminated and extinguished, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

          (b)   Notwithstanding the foregoing in Section 9.5(a), the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing the Parent and the Merger Sub to, or to directly, cause the Equity Financing to be funded shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (B) either (i) the Loan Amendments shall be in full force and effect, (ii) the Debt Financing or Alternative Financing has been funded, or (iii) the full proceeds of the Debt Financing or Alternative Financing would be available to be drawn down by the Parent at the Closing if the Equity Financing is funded at the Closing, and (C) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take all actions that are within its control to cause the Closing pursuant to Section 2.2 to occur.

          (c)   Notwithstanding Section 9.5(a), the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to use reasonable best efforts to enforce the terms of the Debt Commitment Letters, which may include a demand that the Merger Sub and Parent file one or more lawsuits against the sources of Debt Financing to fully enforce such sources' obligations thereunder and the Parent's and the Merger Sub's rights thereunder, shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Debt Financing to be funded, and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (B) all conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letters (other than the receipt of the Equity Financing, any conditions that are within the control of Parent or Merger Sub, and those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied and remain satisfied, (C) the Loan Amendments shall not be in full force and effect and (D) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take all actions that are within its control to cause the Closing pursuant to Section 2.2 to occur.

          (d)   Each of the Parties hereby further waives (i) any defense in any action for specific performance in accordance with this Section 9.5 that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

          (e)   For the avoidance of doubt, while the Company may pursue (i) a grant of specific performance as provided in this Section 9.5, (ii) the payment of all or any portion of the Parent Termination Fee under Section 8.2(c), and/or (iii) a recovery of damages in an amount not to exceed the Capped Damages, under no circumstances shall the Company be permitted or entitled to receive more than one of the remedies described in clause (i), (ii) and (iii).

        Section 9.6    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

          (a)   This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree that any claim, suit, controversy, dispute, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, in which any Debt Financing Source is a party arising out of, or in any way relating to, the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b)   Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

          (c)   Each of the Parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided for in Section 9.2(a), (c) and (d), and nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party's rights to seek any post-judgment relief regarding, or appeal from, such final trial court judgment.

          (d)   Each of the Parties hereto (i) agrees that it will not bring or support any claim, suit, action, proceeding, cross-claim or third-party claim against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof (each, a "Debt Financing Party Claim"), in any forum other than any state or federal court of competent jurisdiction sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each of the Parties hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) hereby waives, to the fullest extent permitted by law, any objection which any of them may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such claim, suit, action or proceeding in any such court and (iii) the waiver contained in Section 9.6(e) shall apply to any Debt Financing Party Claim.

          (e)   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. THE PARTIES HEREBY FURTHER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY DEBT FINANCING SOURCE PARTIES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING OR THE PERFORMANCE THEREOF.

        Section 9.7    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, except for (a) the rights of the Company's stockholders to receive the Merger Consideration at the Effective Time, (b) the right of the holders of Company Options and Company Stock-Based Awards to be paid pursuant to Section 3.5 at the Effective Time, (c) subject to the limitations in Section 8.2(a), the right of the Company, on behalf of its stockholders and holders of Company Options and Company Stock-Based Awards, to collect the aggregate Merger Consideration (or any portion thereof) and/or pursue damages (which shall include, to the extent proven, the total amount that could have been claimed by the Company's stockholders and holders of Company Options and Company Stock-Based Awards if such holders brought an action against Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder) in the event of Parent's or Merger Sub's breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, (d) the provisions of Section 6.12, (e) the rights of Energy Capital Partners Management II, LP set forth in Section 8.2(b) and Section 8.2(d), and (f) the rights, but not the obligations, of the Debt Financing Sources in this Agreement including the rights set forth in Section 8.2(c)(iii), Section 8.4, Section 9.5, Section 9.6 and this Section 9.7 (who are intended third-party beneficiaries thereunder and such provisions shall not be amended, modified or waived with respect to such Debt Financing Source without its prior written consent). The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.3 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the Knowledge of any of the Parties hereto. Accordingly, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.8    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; except that (a) Merger Sub may assign any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent and (b) Parent and Merger Sub may assign their respective rights, interest and obligations under this Agreement, in whole or in part, to any Debt Financing Source or other parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any such debt financing, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 9.9    Obligations of Parent and of the Company.     Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        Section 9.10    Mutual Drafting.     Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of negotiations between the Parties.

        Section 9.11    Headings.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.12    Counterparts.     This Agreement may be executed by facsimile or .pdf and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROCKWELL HOLDCO, INC., a Delaware corporation
By:	/s/ TYLER REEDER Name: Tyler Reeder Title: Chief Executive Officer and President
ROCKWELL ACQUISITION CORP., a Delaware corporation
By:	/s/ TYLER REEDER Name: Tyler Reeder Title: Chief Executive Officer and President
EnergySolutions, Inc., a Delaware corporation
By:	/s/ DAVID J. LOCKWOOD Name: David J. Lockwood Title: President & CEO

EXHIBIT A

List of Knowledge Persons

Company:

David Lockwood

Mark Morant

John A. Christian

Alan Parker

Gregory Wood

Christian Robinson

Dan Shrum

Richard Tooze

David Nilsson

EXHIBIT B

List of Knowledge Persons

Parent:

Tyler Reeder

Rahul Advani

Chris Leininger

ANNEX B

PERSONAL AND CONFIDENTIAL

January 7, 2013

Board of Directors and
Transactions Committee of the Board of Directors
EnergySolutions, Inc.
423 West 300 South, Suite 200
Salt Lake City, UT 84101

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rockwell Holdco, Inc. ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of EnergySolutions, Inc. (the "Company") of the $3.75 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 7, 2013 (the "Agreement"), by and among Parent, Rockwell Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, including Energy Capital Partners II, LLC ("Energy Capital"), an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Board of Directors of the Company (the "Board of Directors") and the Transactions Committee of the Board of Directors (the "Transactions Committee") in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time. We have provided certain investment banking services to Energy Capital and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a participant in the revolving credit facility (aggregate principal amount $550 million) of Summit Midstream Partners, LLC, an affiliate of Energy Capital, in May 2012; as joint bookrunner with respect to the refinancing of the senior secured bank loan (aggregate principal amount $985 million) of EquiPower Resources, an affiliate of Energy Capital, in July 2012; and as joint bookrunner with respect to an initial public offering of 14,375,000 common units representing limited partner interests of Summit Midstream Partners, LP, an affiliate of Energy Capital, in October 2012. We may also in the future provide investment banking services to the Company, Parent and their respective affiliates and Energy Capital and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Energy Capital and its affiliates from time to time and may have invested in limited partnership units of affiliates of Energy Capital from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the engineering and construction industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $3.75 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $3.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors and the Transactions Committee in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $3.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE PAID ENVELOPE PROVIDED ENERGYSOLUTIONS, INC. 423 West 300 South, Suite 200 Salt Lake City, Utah 84101 THIS PROXY IS SOLICITED ON BEHALF OF ENERGYSOLUTIONS, INC.’S BOARD OF DIRECTORS The undersigned hereby appoints David J. Lockwood and Russ G. Workman, and each of them, proxies of the PROXY undersigned, with full power of substitution, to vote all the shares of common stock of EnergySolutions, Inc., a Delaware corporation (the “Company”) that the undersigned is entitled to vote, as directed below, at the Special Meeting of Stockholders of the Company to be held on April 5, 2013, at 9:00 a.m. local time at [?], or at any adjournments thereof, with all the power the undersigned would possess if personally present at the Special Meeting of Stockholders, with respect to the matters set forth on the reverse side and with discretionary  authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED ‘‘FOR” ITEM 1, “FOR” ITEM 2 AND ‘‘FOR” ITEM 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF. (Continued and to be signed on the reverse side.)

[LOGO]SPECIAL MEETING OF STOCKHOLDERS OF ENERGYSOLUTIONS, INC. APRIL 5, 2013 PROXY VOTING INSTRUCTIONS 1. Vote by Telephone—Please call toll-free at 1-866-853-9693 on a touch-tone telephone and follow the simple recorded instructions. Your vote wit be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada; call 1-215-521-1346.) OR 2. Vote by Internet—Please access https://www.proxyvotenow.com/es and follow the simple instructions on the screen. Please note you must type an “s” after “http”. OR You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card. 3. Vote by Mail —If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: EnergySolutions, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154. - PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE PAID ENVELOPE PROVIDED Please mark your vote as in this example The Board of Directors recommends that you vole “For” Item 1, “For” Item 2 and “For” Item 3. 3. To adopt the advisory (non-binding) proposal to FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of January 7, 2013. as it may be amended from time to time, by and among EnergySolutions, Inc., Rockwell Holdco, Inc. and Rockwell Acquis,tion Corp. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN approve specified compensation that may become payable to the named executive officers of EnergySolutions, Inc. in connection with the Agreement and Plan of Merger. dated as of January 2012, as it may be amended from time to tame, by and among EnergySalutions, Inc., Rockwell Holdco. Inc. and Rockwell Acquisilion Corp. To change the address on you account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger. Date: , 2013 Signature Signature (Joint Owners) Title NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each shareholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.